Filed Pursuant to Rule 424(b)(5)
Registration No. 333-171349

3,000,000 7.25% Tangible Equity Units
Hovnanian Enterprises, Inc.

This is an offering of tangible equity units, or “Units,” issued by Hovnanian Enterprises, Inc (“Hovnanian”) and K. Hovnanian Enterprises, Inc. (“K. Hovnanian”). Each Unit has a stated amount of $25. Each Unit is comprised of a prepaid stock purchase contract issued by Hovnanian and a senior subordinated amortizing note due February 15, 2014 issued by K. Hovnanian, which has an initial principal amount of $4.526049 per amortizing note and a final installment payment date of February 15, 2014.

Unless settled earlier as described herein, on February 15, 2014 (subject to postponement in certain limited circumstances), each purchase contract will automatically settle, and we will deliver a number of shares of our Class A common stock based on the applicable market value of our Class A common stock. The applicable market value is the average of the closing prices of the Class A common stock on each of the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding February 15, 2014. On the mandatory settlement date, each purchase contract will settle, unless earlier settled, as follows (subject to adjustment):

•	if the applicable market value equals or exceeds the threshold appreciation price, which is approximately $5.25, you will receive 4.7655 shares;

•	if the applicable market value is greater than $4.30 but less than the threshold appreciation price, you will receive a number of shares having a value, based on the applicable market value, equal to $25; and

•	if the applicable market value is less than or equal to $4.30, you will receive 5.8140 shares.

At any time prior to the third scheduled trading day immediately preceding February 15, 2014, you may settle your purchase contract early, and we will deliver 4.7655 shares of our Class A common stock per purchase contract (subject to adjustment). In addition, if a “fundamental change” (as defined herein) occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our Class A common stock based on the fundamental change early settlement rate, as described herein. We may elect to settle all, but not less than all, outstanding purchase contracts prior to February 15, 2014 at the “early mandatory settlement rate” (as defined herein), upon a date fixed by us upon not less than five business days’ notice. Except for cash in lieu of fractional shares, the purchase contract holders will not receive any cash distributions under the purchase contracts.

In order to preserve the tax treatment of our net operating loss carryforwards under the Internal Revenue Code of 1986, as amended (the “Code”), beneficial owners of Units and any separate purchase contracts will be subject to both a beneficial ownership limitation and a settlement limitation as described herein. In addition, as a Class A common stockholder upon settlement of your purchase contract, you will be subject to both our Rights Plan and the transfer restrictions of our amended Certificate of Incorporation. See “Limitation on Beneficial Ownership of Class A Common Stock, Units and Separate Purchase Contracts.”

The amortizing notes will pay you equal quarterly cash installments of $0.453125 per amortizing note, which cash payment in the aggregate will be equivalent to 7.25% per year with respect to each $25 stated amount of Units. The amortizing notes will be K. Hovnanian’s unsecured senior subordinated obligations and will be subordinated in right of payment to all of K. Hovnanian’s senior indebtedness as described herein. The obligations under the amortizing notes will be fully and unconditionally guaranteed by Hovnanian and most of its existing and future subsidiaries. If we elect to settle the purchase contracts early, you will have the right to require K. Hovnanian to repurchase your amortizing notes, except in certain circumstances as described herein.

Each Unit may be separated into its constituent purchase contract and amortizing note after the initial issuance date of the Units, and the separate components may be combined to create a Unit.

We will apply to list the Units on the New York Stock Exchange, subject to satisfaction of its minimum listing standards with respect to the Units. If the Units are approved for listing, we expect trading on the New York Stock Exchange to begin within 30 calendar days after the Units are first issued. However, we will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we may apply to list such separate purchase contracts and separate amortizing notes in the future as described herein. Prior to this offering, there has been no public market for the Units.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “HOV.” On February 3, 2011, the last reported sale price of our Class A common stock on the New York Stock Exchange was $4.49 per share.

The underwriters have a 30-day option to purchase up to an additional 450,000 Units from us to cover over-allotments, if any, at the price to public less the underwriting discount and commissions.

Concurrently with this offering of Units, pursuant to separate prospectus supplements, we are offering $155.0 million aggregate principal amount of Senior Notes due 2015 and 11,750,000 shares of our Class A common stock for a total price to public of approximately $50.5 million (or 13,512,500 shares, for a total price to public of approximately $58.1 million if the underwriters exercise their over-allotment option in full). The completion of the offering of the senior notes is contingent on the completion of each of the offering of the Class A common stock and this offering, but the completion of the offering of Class A common stock and this offering are not contingent on the completion of the offering of senior notes or each other.

Investing in the Units involves risks. See “Risk Factors” beginning on page S-14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total

Public Offering Price	$25.00	$75,000,000
Underwriting Discount	$0.75	$2,250,000
Proceeds to Us (before expenses)	$24.25	$72,750,000

The underwriters expect to deliver the Units to purchasers on or about February 9, 2011 through the book-entry facilities of The Depository Trust Company.
Joint Book-Running Managers

Credit Suisse	Citi	J.P. Morgan
Co-Managers

BofA Merrill Lynch	Deutsche Bank Securities	Wells Fargo Securities

February 3, 2011

We have not authorized anyone to provide you with any information other than that contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by or on behalf of us and the documents incorporated by reference herein. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus may only be accurate on the date of this prospectus supplement or such incorporated document.

Prospectus Supplement

Prospectus dated January 28, 2011

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we are offering to sell the securities described in this prospectus supplement, using this prospectus supplement and the accompanying prospectus. When we refer to “prospectus” we are referring to both this prospectus supplement as well as the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein describes our business and gives more general information, some of which may not apply to this offering. You should read this prospectus supplement together with the accompanying prospectus, including the documents incorporated by reference therein and herein, before making an investment in the securities offered by this prospectus supplement. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

Unless otherwise stated or context otherwise requires, all references in this prospectus supplement to:

•	“K. Hovnanian” are to K. Hovnanian Enterprises, Inc., a California corporation; and

•	“Hovnanian,” “us,” “we,” “our” or “Company” are to Hovnanian Enterprises, Inc., a Delaware corporation, together with its consolidated subsidiaries, including K. Hovnanian.

INDUSTRY AND MARKET DATA

We obtained the market and competitive position data used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, neither we nor the underwriters have independently verified such data and neither we nor the underwriters make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference include “forward-looking statements.” Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Although we believe that our plans, intentions and expectations reflected in, or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. Such risks, uncertainties and other factors include, but are not limited to:

•	Changes in general and local economic and industry and business conditions and impacts of the sustained homebuilding downturn;

•	Adverse weather and other environmental conditions and natural disasters;

•	Changes in market conditions and seasonality of the Company’s business;

•	Changes in home prices and sales activity in the markets where the Company builds homes;

•	Government regulation, including regulations concerning development of land, the home building, sales and customer financing processes, tax laws, and the environment;

•	Fluctuations in interest rates and the availability of mortgage financing;

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•	Shortages in, and price fluctuations of, raw materials and labor;

•	The availability and cost of suitable land and improved lots;

•	Levels of competition;

•	Availability of financing to the Company;

•	Utility shortages and outages or rate fluctuations;

•	Levels of indebtedness and restrictions on the Company’s operations and activities imposed by the agreements governing the Company’s outstanding indebtedness;

•	The Company’s sources of liquidity;

•	Changes in credit ratings;

•	Availability of net operating loss carryforwards;

•	Operations through joint ventures with third parties;

•	Product liability litigation and warranty claims;

•	Successful identification and integration of acquisitions;

•	Significant influence of the Company’s controlling stockholders;

•	Geopolitical risks, terrorist acts and other acts of war; and

•	Other factors described in detail in our Annual Report on Form 10-K/A for the year ended October 31, 2010, and in this prospectus supplement under “Risk Factors.”

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

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Summary

The following summary contains information about Hovnanian and the offering of the Units. It does not contain all of the information that may be important to you in making a decision to purchase the Units. For a more complete understanding of Hovnanian and the offering of the Units, we urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the “Risk Factors” sections and our financial statements and the notes to those statements incorporated by reference herein.

Unless otherwise specifically indicated, all information in this prospectus supplement assumes the underwriters’ option to purchase additional Units is not exercised.

The Company

We design, construct, market, and sell single-family detached homes, attached townhomes and condominiums, mid-rise condominiums, urban infill and active adult homes in planned residential developments and are one of the nation’s largest builders of residential homes. Founded in 1959 by Kevork Hovnanian, Hovnanian Enterprises, Inc. was incorporated in New Jersey in 1967 and reincorporated in Delaware in 1983. Since the incorporation of our predecessor company and including unconsolidated joint ventures, we have delivered in excess of 291,000 homes, including 5,009 homes in fiscal 2010. The Company consists of two distinct operations: homebuilding and financial services. Our homebuilding operations consist of six segments: Northeast, Mid-Atlantic, Midwest, Southeast, Southwest and West. Our financial services operations provide mortgage loans and title services to the customers of our homebuilding operations.

We are currently, excluding unconsolidated joint ventures, offering homes for sale in 192 communities in 40 markets in 18 states throughout the United States. Our operations span all significant aspects of the home-buying process — from design, construction, and sale, to mortgage origination and title services. We market and build homes for first-time buyers, first-time and second-time move-up buyers, luxury buyers, active adult buyers, and empty nesters. We offer a variety of home styles at base prices ranging from $34,000 (low income housing) to $1,660,000 with an average sales price, including options, of $281,000 nationwide in fiscal 2010.

We market and build homes that are constructed in 20 of the nation’s top 50 housing markets. We segregate our homebuilding operations geographically into the following six segments:

Northeast: New Jersey, New York, and Pennsylvania

Mid-Atlantic: Delaware, Maryland, Virginia, West Virginia, and Washington, D.C.

Midwest: Illinois, Kentucky, Minnesota, and Ohio

Southeast: Florida, Georgia, North Carolina, and South Carolina

Southwest: Arizona and Texas

West: California

Our corporate offices are located at 110 West Front Street, P.O. Box 500, Red Bank, New Jersey 07701, our telephone number is 732-747-7800, and our Internet web site address is www.khov.com. Information on or accessible through our website is not a part of, or incorporated by reference in, this prospectus.

Business Strategies

Due to the progressive weakening of demand in our homebuilding markets over the past several years, we have experienced declines in revenues and gross profit, sustained significant asset impairment charges, and incurred losses before income taxes in fiscal 2007, 2008, 2009, and 2010. Although the timing of a recovery in the housing market is unclear, because certain long-term fundamentals which support housing demand, namely population growth and household formation, remain solid, we believe the current negative conditions will moderate over time. Consequently, our primary focus while market conditions have been weak over the past several years has been to strengthen our financial condition by reducing inventories of homes and land, controlling and reducing construction and overhead costs, maximizing cash flows, reducing outstanding debt, and maintaining strong liquidity. However, in the first quarter of 2009, we began to see opportunities to purchase land at prices and terms that make economic sense in light of our sales prices and sales paces. As a result, we determined to either purchase or option certain new properties. In order to return to profitability, we will need to continue purchasing new land and that will generate good investment returns and drive greater operating efficiencies, as well as control expenses commensurate with our level of deliveries.

In addition to our current focus on maintaining strong liquidity and evaluating new investment opportunities, we will continue to focus on our historic key business strategies. We believe that these strategies separate us from our competitors in the residential homebuilding industry and the adoption, implementation, and adherence to these principles will continue to benefit our business.

Our goal is to become a significant builder in each of the selected markets in which we operate, which will enable us to achieve powers and economies of scale and differentiate ourselves from most of our competitors.

We offer a broad product array to provide housing to a wide range of customers.  Our customers consist of first-time buyers, first-time and second-time move-up buyers, luxury buyers, active adult buyers, and empty nesters. Our diverse product array includes single-family detached homes, attached townhomes and condominiums, mid-rise condominiums, urban infill, and active adult homes.

We are committed to customer satisfaction and quality in the homes that we build.  We recognize that our future success rests in the ability to deliver quality homes to satisfied customers. We seek to expand our commitment to customer service through a variety of quality initiatives. In addition, our focus remains on attracting and developing quality associates. We use several leadership development and mentoring programs to identify key individuals and prepare them for positions of greater responsibility within our Company.

We focus on achieving high return on invested capital.  Each new community is evaluated based on its ability to meet or exceed internal rate of return requirements. Our belief is that the best way to create lasting value for our shareholders is through a strong focus on return on invested capital. However, given market conditions during the downturn, until 2009, it had been difficult to find new land investments that meet or exceed these rate of return requirements. Therefore, we have focused on managing the balance sheet by selling through our currently owned inventory and conserving cash to be prepared to invest in new land when market conditions are right. Since the first quarter of fiscal 2009, we have begun to see land investment opportunities that meet or exceed our underwriting requirements. New land purchases at pricing that will generate good investment returns are needed to return to profitability.

We utilize a risk-averse land strategy.  We attempt to acquire land with a minimum cash investment and negotiate takedown options, thereby limiting the financial exposure to the amounts invested in property and predevelopment costs. This policy significantly reduces our risk and generally allows us to obtain necessary development approvals before acquisition of the land.

We enter into homebuilding and land development joint ventures from time to time as a means of controlling lot positions, expanding our market opportunities, establishing strategic alliances, reducing our risk profile, leveraging our capital base, and enhancing our returns on capital.  Our homebuilding joint ventures are generally entered into with third-party investors to develop land and construct homes that are sold directly to homebuyers. Our land development joint ventures include those with developers and other homebuilders, as well as financial investors to develop finished lots for sale to the joint venture’s members or other third parties.

We manage our financial services operations to better serve all of our homebuyers.  Our current mortgage financing and title service operations enhance our contact with customers and allow us to coordinate the home-buying experience from beginning to end.

Related Transactions

Concurrent Offerings

Concurrently with this offering, pursuant to a separate prospectus supplement, we are offering 11,750,000 shares of our Class A common stock with a total price to public of approximately $50.5 million (or 13,512,500 shares, with a total price to public of approximately $58.1 million if the underwriters exercise their over-allotment option with respect to that offering in full) in an underwritten public offering (the “Common Stock Offering”). We estimate that the net proceeds of the Common Stock Offering, after deducting the underwriting discount and estimated offering expenses, will be approximately $47.7 million (or $54.9 million if the underwriters exercise their over-allotment option with respect to that offering in full), although there can be no assurance that the Common Stock Offering will be completed.

Concurrently with this offering, pursuant to a separate prospectus supplement, we are also offering $155.0 million aggregate principal amount of our Senior Notes due 2015 (the “Senior Notes”), in an underwritten public offering (the “Notes Offering” and together with the Common Stock Offering, the “Concurrent Offerings”). We estimate that the net proceeds of the Notes Offering, after taking into account the original issue discount and deducting the underwriting discount and estimated offering expenses, will be approximately $147.9 million, although there can be no assurance that the Notes Offering will be completed.

The completion of the Notes Offering is contingent on the completion of this offering and the Common Stock Offering, but the completion of this offering and the Common Stock Offering are not contingent on the completion of each other or the Notes Offering.

Tender Offers and Redemptions

On January 31, 2011, we commenced (i) a cash tender offer (the “2012 Senior Notes Tender Offer”) for any and all of the approximately $35.5 million outstanding aggregate principal amount of our 8% Senior Notes due 2012 (the “2012 Senior Notes”), (ii) a cash tender offer (the “2012 Senior Subordinated Notes Tender Offer”) for any and all of the approximately $66.6 million outstanding aggregate principal amount of our 8 7/8% Senior Subordinated Notes due 2012 (the “2012 Senior Subordinated Notes”), and (iii) a cash tender offer (the “2013 Notes Tender Offer” and together with the 2012 Senior Notes Tender Offer and the 2012 Senior Subordinated Notes Tender Offer, the “Tender Offers” ) for any and all of the approximately $53.5 million outstanding aggregate principal amount of our 7 3/4% Senior Subordinated Notes due 2013 (the “2013 Notes” and together with the 2012 Senior Notes and the 2012 Senior Subordinated Notes, the “Tender Offer Notes”). The consummation of each of the Tender Offers is conditioned upon the satisfaction, or waiver by us, of certain conditions, including the receipt of aggregate net cash proceeds from this offering and the Concurrent Offerings sufficient to finance the payment of the consideration to holders of the Tender Offer Notes that participate in the Tender Offers. Neither the completion of this offering nor the Concurrent Offerings is conditioned upon completion of the Tender Offers.

All of the Tender Offer Notes are currently redeemable at our option and we currently expect that we will exercise our right to optionally redeem any and all Tender Offer Notes that have not been accepted and paid for in the Tender Offers (the “Redemptions”) at a price equal to 100% of the principal amount thereof, plus accrued unpaid interest to the redemption date, in the case of the 2012 Senior Notes and 2012 Senior Subordinated Notes, and a price equal to 101.292% of the principal amount thereof, plus accrued and unpaid interest, in the case of the 2013 Notes.

We intend to finance the Tender Offers and/or the Redemptions with a portion of the net proceeds of this offering and the Concurrent Offerings. The remaining net proceeds will be used for general corporate purposes. Credit Suisse Securities (USA) LLC will serve as dealer manager for the Tender Offers.

The Offering

The summary below describes the principal terms of the Units, the purchase contracts and the amortizing notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Units,” “Description of the Purchase Contracts” and “Description of the Amortizing Notes” sections of this prospectus supplement contain a more detailed description of the terms and conditions of the Units, the purchase contracts and the amortizing notes. As used in this section, the term “Hovnanian” means Hovnanian Enterprises, Inc. and does not include K. Hovnanian Enterprises, Inc. or any other subsidiary of Hovnanian Enterprises, Inc.

The Units

Issuer	Hovnanian Enterprises, Inc., a Delaware corporation, and K. Hovnanian Enterprises, Inc., a California corporation.

Number of Units offered	3,000,000 Units. We have also granted the underwriters an option, for a period of 30 days from the date of this prospectus supplement, to purchase up to an additional 450,000 Units, solely to cover over-allotments.

Stated amount and initial offering price of each Unit	$25 for each Unit.

Components of each Unit	Each Unit is comprised of two parts:

• a prepaid stock purchase contract issued by Hovnanian (a “purchase contract”); and

• a senior subordinated amortizing note issued by K. Hovnanian (an “amortizing note”).

Unless settled earlier at the holder’s option or our option, each purchase contract will, subject to postponement in certain limited circumstances, automatically settle on February 15, 2014 (such date, as so postponed (if applicable), the “mandatory settlement date”), and we will deliver not more than 5.8140 shares and not less than 4.7655 shares of our Class A common stock per purchase contract, subject to adjustment, based upon the applicable settlement rate and applicable market value of our Class A common stock, as described below under “Description of the Purchase Contracts — Delivery of Class A Common Stock.”

No fractional shares of our Class A common stock will be issued to holders upon settlement of purchase contracts. In lieu of fractional shares, holders will be entitled to receive a cash payment of equivalent value calculated as described herein. Other than cash payments in lieu of fractional shares, the purchase contract holders will not receive any cash distributions under the purchase contracts.

Each amortizing note will have an initial principal amount of $4.526049, will bear interest at the rate of 12.072% per annum and will have a final installment payment date of February 15, 2014. On each February 15, May 15, August 15 and November 15 commencing on May 15, 2011, K. Hovnanian will pay equal quarterly cash installments of $0.453125 per amortizing note (except for the May 15, 2011 installment payment, which will be $0.483334 per Amortizing Note), which cash payment in the aggregate per year will be equivalent to 7.25% per year with respect to each $25 stated amount of Units. Each installment will constitute a payment of interest and a partial repayment of principal, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes — Amortization Schedule.”

The return to an investor on a Unit will depend upon the return provided by each component. The overall return will consist of the value of the shares of our Class A common stock delivered upon settlement of the purchase contracts and the cash installments paid on the amortizing notes.

Limitation on beneficial ownership	In order to preserve the tax treatment of our net operating loss carryforwards under the Code, holders of Units and any separate purchase contracts will be subject to both a beneficial ownership limitation and a settlement limitation as described herein. In addition, as a Class A common stockholder upon settlement of your purchase contract, you will be subject to both our Rights Plan and the transfer restrictions of our amended Certificate of Incorporation. See “Limitation on Beneficial Ownership of Class A Common Stock, Units and Separate Purchase Contracts.”

Each Unit may be separated into its components	Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third scheduled trading day immediately preceding February 15, 2014 or any “early mandatory settlement date,” as defined below. Prior to separation, the purchase contracts and amortizing notes may only be purchased and transferred together as Units. See “Description of the Units — Separating and Recreating Units.”

A Unit may be recreated from its components	If you hold a separate purchase contract and a separate amortizing note, you may combine the two components to recreate a Unit. See “Description of the Units — Separating and Recreating Units.”

Trading	We will apply to list the Units on the New York Stock Exchange, subject to satisfaction of its minimum listing standards with respect to the Units. If approved for listing, we expect trading on the New York Stock Exchange to begin within 30 calendar days after the Units are first issued. However, we will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we may apply to list such separate purchase contracts and separate amortizing notes in the future as described under “Description of the Units — Listing of Securities.” Prior to this offering, there has been no public market for the Units.

Our Class A common stock is listed on The New York Stock Exchange under the symbol “HOV.”

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated expenses of the offering, will be approximately $72.5 million (or approximately $83.4 million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds of this offering, together with the net proceeds from the Concurrent Offerings to finance the Tender Offers and/or the Redemptions, and for general corporate purposes. See “—Related Transactions” above and “Use of Proceeds.”

United States federal income tax considerations	Although there is no authority directly on point and therefore the issue is not entirely free from doubt, each Unit will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes: (i) a purchase contract and (ii) an amortizing note. Under this treatment, a holder of Units will be treated as if it held each component of the Units for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness of K. Hovnanian for U.S. federal income tax purposes. If, however, the components of a Unit were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described herein.

Holders should consult their tax advisors regarding the tax treatment of an investment in Units and whether a purchase of a Unit is advisable in light of the investor’s particular tax situation and the tax treatment described under “Certain United States Federal Income and Estate Tax Consequences.”

The Purchase Contracts

Mandatory settlement date	February 15, 2014, subject to postponement in limited circumstances.

Mandatory settlement	On the mandatory settlement date, unless such purchase contract has been earlier settled, each purchase contract will automatically settle, and we will deliver a number of shares of our Class A common stock, based on the applicable settlement rate.

Settlement rate for the mandatory settlement date	The “settlement rate” for each purchase contract will be not more than 5.8140 shares and not less than 4.7655 shares of our Class A common stock (each subject to adjustment as described herein) depending on the applicable market value of our Class A common stock, calculated as described below.

• If the applicable market value is equal to or greater than the threshold appreciation price (as defined below), you will receive 4.7655 shares of Class A common stock per purchase contract (the “minimum settlement rate”).

• If the applicable market value is greater than $4.30 (the “reference price”) but less than the threshold appreciation price, you will receive a number of shares per purchase contract equal to $25, divided by the applicable market value.

• If the applicable market value is less than or equal to the reference price, you will receive 5.8140 shares of Class A common stock per purchase contract (the “maximum settlement rate”).

Each of the maximum settlement rate and the minimum settlement rate is subject to adjustment as described below under “Description of the Purchase Contracts — Adjustments to the Fixed Settlement Rates.”

The “applicable market value” means the average of the “closing prices” (as defined below) of our Class A common stock on each of the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding February 15, 2014.

The reference price is the public offering price of our Class A common stock in the common stock offering described above.

The “threshold appreciation price” shall be equal to $25 divided by the minimum settlement rate (rounded to the nearest $0.0001). The threshold appreciation price, which is initially approximately $5.25, represents an approximately 22% appreciation over the reference price.

No fractional shares of our Class A common stock will be issued to holders upon settlement of purchase contracts. In lieu of fractional shares, holders will be entitled to receive a cash payment of equivalent value calculated as described herein. Other than cash payments in lieu of fractional shares, the purchase contract holders will not receive any cash distributions.

The following table illustrates the settlement rate per purchase contract and the value of our Class A common stock issuable upon settlement on the mandatory settlement date, determined using the applicable market value shown, subject to adjustment.

Value of Class A Common Stock
Applicable Market Value of Our		Delivered (Based on the
Class A Common Stock	Settlement Rate	Applicable Market Value Thereof)

Less than or equal to $4.30	5.8140 shares of our Class A common stock	Less than $25
Greater than $4.30 but less than the threshold appreciation price	A number of shares of our Class A common stock equal to $25 divided by the applicable market value	$25
Equal to or greater than the threshold appreciation price	4.7655 shares of our Class A common stock	Greater than $25

Early settlement at your election	At any time prior to 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding February 15, 2014, you may settle any or all of your purchase contracts early, in which case we will deliver a number of shares of our Class A common stock per purchase contract equal to the minimum settlement rate, which is subject to adjustment as described below under “Description of the Purchase Contracts — Adjustments to the Fixed Settlement Rates.” That is, the market value of our Class A common stock on the early settlement date will not affect the early settlement rate. Your right to settle your purchase contract prior to the third scheduled trading day immediately preceding February 15, 2014 is subject to the delivery of your purchase contract.

Upon early settlement at your election of a purchase contract that is a component of a Unit, the corresponding amortizing note will remain outstanding and beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early.

Early settlement at your election upon a fundamental change	At any time prior to the third scheduled trading day immediately preceding February 15, 2014, if a “fundamental change” (as defined herein) occurs, you may settle any or all of your purchase contracts early. If you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our Class A common stock based on the “fundamental change early settlement rate” as described under “Description of the Purchase Contracts — Early Settlement Upon a Fundamental Change.”

Upon early settlement at your election in connection with a fundamental change of a purchase contract that is a component of a Unit, the corresponding amortizing note will remain outstanding and beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early upon such fundamental change.

Early mandatory settlement at our election	We may elect to settle all, but not less than all, outstanding purchase contracts early at the “early mandatory settlement rate” (as described under “Description of the Purchase Contracts — Early Settlement at Our Election”) upon a date fixed by us upon not less than five business days’ notice (the “early mandatory settlement date”).

The “early mandatory settlement rate” will be the maximum settlement rate, unless the closing price of our Class A common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately preceding the “notice date” (as defined under “— Early Settlement at Our Election” below) exceeds 130% of the threshold appreciation price in effect on each such trading day, in which case the “early mandatory settlement rate” will be the minimum settlement rate.

If we elect to settle all the purchase contracts early, you will have the right to require K. Hovnanian to repurchase your amortizing notes, except in certain circumstances, on the repurchase date and at the repurchase price as described under “Description of the Amortizing Notes — Repurchase of Amortizing Notes at the Option of the Holder.”

Limitation on beneficial ownership	In order to preserve the tax treatment of our net operating loss carryforwards under the Code, holders of Units and any separate purchase contracts will be subject to both a beneficial ownership limitation and a settlement limitation as described herein. In addition, as a Class A common stockholder upon settlement of your purchase contract, you will be subject to both our Rights Plan and the transfer restrictions of our amended Certificate of Incorporation. See “Limitation on Beneficial Ownership of Class A Common Stock, Units and Separate Purchase Contracts.”

The Amortizing Notes

Issuer	K. Hovnanian Enterprises, Inc., a California corporation

Initial principal amount of each amortizing note	$4.526049

Installment payments	Each installment payment of $0.453125 per amortizing note (except for the May 15, 2011 installment payment, which will be $0.483334 per amortizing note) will be paid in cash and will constitute a partial repayment of principal and a payment of interest, computed at an annual rate of 12.072%. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Payments will be applied first to the interest due and payable and then to the reduction of the unpaid principal amount, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes — Amortization Schedule.”

Installment payment dates	Each February 15, May 15, August 15 and November 15, commencing on May 15, 2011, with a final installment payment date of February 15, 2014.

Senior Subordinated Guarantees	Hovnanian Enterprises, Inc., the parent corporation of K. Hovnanian, and most of the parent’s existing and future subsidiaries (collectively, the “Guarantors”) will, jointly and severally, unconditionally guarantee on a senior subordinated basis all of K. Hovnanian’s obligations under the amortizing notes. If K. Hovnanian cannot make payments on the amortizing notes when they are due, the Guarantors must make the payments instead.

As of the date of this prospectus supplement, our home mortgage subsidiaries, our joint ventures and subsidiaries holding interests in our joint ventures and certain of our title insurance subsidiaries are not Guarantors.

Ranking of the amortizing notes and subsidiary guarantees	The amortizing notes are senior subordinated obligations of K. Hovnanian and will not be secured by any collateral. Your right to payment under the amortizing notes will be:

• junior to the rights of secured creditors to the extent of their security in K. Hovnanian’s assets;

• subordinated in right of payment to all K. Hovnanian’s existing and future “Senior Indebtedness” (as defined under “Description of the Amortizing Notes — Subordination”);

• equal with the rights of creditors under other existing and future unsecured senior subordinated debt of K. Hovnanian, if any; and

• senior to the rights of creditors under existing and future debt that is expressly subordinated to the amortizing notes, if any.

The senior subordinated guarantees of the amortizing notes are the senior subordinated obligations of the Guarantors and will not be secured by any collateral. Your right to payment under any senior subordinated guarantee will be:

• junior to the rights of secured creditors of the relevant Guarantor to the extent of their security in the relevant Guarantor’s assets;

• subordinated to the rights of creditors under the relevant Guarantor’s existing and future Senior Indebtedness;

• equal with the rights of creditors under the relevant Guarantor’s other existing and future unsecured senior subordinated debt, if any; and

• senior to the rights of creditors under the relevant Guarantor’s existing and future debt that is expressly subordinated to such senior subordinated guarantee, if any.

See “Description of Amortizing Notes — Ranking” below.

At October 31, 2010, after giving effect to the completion of this offering and the Concurrent Offerings and the application of the net proceeds therefrom, K. Hovnanian and the Guarantors would have had:

• approximately $797.2 million of secured indebtedness outstanding ($784.6 million, net of discount); and

• approximately $832.7 million of senior unsecured notes ($827.2 million, net of discount).

In addition, after giving effect to the use of proceeds from this offering and the Concurrent Offerings, the amortizing notes will be our only senior subordinated indebtedness outstanding and we will not have any other senior subordinated notes or subordinated notes.

As of October 31, 2010, our non-Guarantor subsidiaries had approximately $90.0 million of liabilities, including trade payables, but excluding intercompany obligations.

Repurchase of amortizing notes at the option of the holder	If we elect to settle the purchase contracts early, holders will have the right to require us to repurchase their amortizing notes for cash at the repurchase price as described under “Description of the Amortizing Notes — Repurchase of Amortizing Notes at the Option of the Holder.”

SUMMARY FINANCIAL INFORMATION

The following table presents summary historical consolidated financial and other data of Hovnanian Enterprises, Inc. and subsidiaries as of and for the years ended October 31, 2010, 2009, 2008, 2007 and 2006. We derived the summary consolidated statement of operations and other data for the years ended October 31, 2010, 2009, 2008, and the summary consolidated balance sheet data as of October 31 2010 and 2009 from Hovnanian’s audited consolidated financial statements incorporated by reference herein. The summary consolidated statement of operations and other data for the years ended October 31, 2007 and 2006 and the summary consolidated balance sheet data as of October 31, 2008, 2007 and 2006 have been derived from Hovnanian’s audited consolidated financial statements not incorporated by reference herein. You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference herein and our consolidated financial statements and related notes for the three years ended October 31, 2010, incorporated by reference herein.

	Year Ended
	October 31,	October 31,	October 31,	October 31,	October 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands, except per share data)

Statement of Operations and Other Data
Revenues	$1,371,842	$1,596,290	$3,308,111	$4,798,921	$6,148,235
Inventory impairment loss and land option write-offs	$135,699	$659,475	$710,120	$457,773	$336,204
Gain on extinguishment of debt	$25,047	$410,185	—	—	—
Income (loss) from unconsolidated joint ventures	$956	$(46,041)	$(36,600)	$(28,223)	$15,385
(Loss) income before income taxes excluding land-related charges, intangible impairments and gain on extinguishment of debt(1)	$(184,630)	$(379,118)	$(391,323)	$(20,887)	$581,360
(Loss) income before income taxes	$(295,282)	$(672,019)	$(1,168,048)	$(646,966)	$233,106
State and Federal income tax (benefit) provision	(297,870)	44,693	(43,458)	(19,847)	83,573

Net income (loss)	2,588	(716,712)	(1,124,590)	(627,119)	149,533
Less: preferred stock dividends	—	—	—	10,674	10,675

Net income (loss) attributable to common stockholders	$2,588	$(716,712)	$(1,124,590)	$(637,793)	$138,858

Per share data:
Basic:
Income (loss) per common share	$0.03	$(9.16)	$(16.04)	$(10.11)	$2.21
Weighted average number of common shares outstanding	78,691	78,238	70,131	63,079	62,822
Assuming dilution:
Income (loss) per common share	$0.03	$(9.16)	$(16.04)	$(10.11)	$2.14
Weighted average number of common shares outstanding	79,683	78,238	70,131	63,079	64,838

	October 31,	October 31,	October 31,	October 31,	October 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands)

Consolidated Balance Sheet Data
Total Assets	$1,817,560	$2,024,577	$3,637,322	$4,540,548	$5,480,035
Mortgages, term loans, revolving credit agreements, and notes payable	$98,613	$77,364	$107,913	$410,298	$319,943
Senior secured notes, senior notes and senior subordinated notes	$1,616,347	$1,751,701	$2,505,805	$1,910,600	$2,049,778
Total equity deficit	$(337,938)	$(348,868)	$330,264	$1,321,803	$1,942,163

Important indicators of our future results are recently signed contracts and home contract backlog for future deliveries. Our sales contracts and homes in contract backlog, which primarily use base sales prices by segment, are set forth below:

	Net Contracts(2)
	for the Year			Contract Backlog as of
	Ended October 31,			October 31,
	2010	2009	2008	2010	2009	2008
	(Dollars in thousands)

Northeast:
Dollars	$193,826	$350,515	$381,401	$94,363	$196,262	$215,604
Homes	497	783	934	236	457	497
Mid-Atlantic:
Dollars	$236,095	$281,194	$313,405	$106,589	$150,819	$165,871
Homes	629	789	880	262	386	385
Midwest:
Dollars	$72,347	$95,764	$106,887	$34,188	$46,418	$61,108
Homes	408	482	497	222	253	291
Southeast:
Dollars	$76,799	$103,173	$132,245	$20,212	$35,970	$45,657
Homes	331	461	584	82	135	163
Southwest:
Dollars	$393,943	$377,292	$518,565	$88,123	$77,418	$100,305
Homes	1,753	1,798	2,285	337	351	420
West:
Dollars	$144,782	$220,369	$421,292	$27,304	$52,666	$57,642
Homes	588	914	1,366	110	190	151
Consolidated total:
Dollars	$1,117,792	$1,428,307	$1,873,795	$370,779	$559,553	$646,187
Homes	4,206	5,227	6,546	1,249	1,772	1,907
Unconsolidated joint ventures:
Dollars	$114,740	$56,886	$221,858	$67,112	$88,263	$157,167
Homes	266	193	540	145	159	263
Totals:
Dollars	$1,232,532	$1,485,193	$2,095,653	$437,891	$647,816	$803,354
Homes	4,472	5,420	7,086	1,394	1,931	2,170

(1)	(Loss) income before income-taxes excluding land-related charges, intangible impairments and gain on extinguishment of debt is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The most directly comparable GAAP financial measure is (Loss) income before income taxes. The reconciliation of (Loss) income before income taxes excluding land-related charges, intangible impairments and gain on extinguishment of debt to (Loss) income before income taxes is presented below. (Loss) income before income taxes excluding land-related charges, intangible impairments and gain on extinguishment of debt should be considered in addition to, but not as a substitute for, (loss) income before income taxes, net income (loss) and other measures of financial performance prepared in accordance with GAAP that are presented on the financial statements and notes included in Hovnanian’s public filings. Additionally, the Company’s calculation of (Loss) income before income taxes excluding land-related charges, intangible impairments and gain on extinguishment of debt may be different than the calculation used by other companies, and, therefore, comparability may be affected. Management believes (Loss) income before income taxes excluding land-related charges, intangible impairments and gain on extinguishment of debt to be relevant and useful information because it provides a better metric for our operating performance.

Reconciliation of (Loss) income before income taxes excluding land-related charges, intangible impairments and gain on extinguishment of debt to (loss) income before income taxes:

	Year Ended
	October 31,	October 31,	October 31,	October 31,	October 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands)

(Loss) income before income taxes	$(295,282)	$(672,019)	$(1,168,048)	$(646,966)	$233,106
Inventory impairment loss and land option write-offs	135,699	659,475	710,120	457,773	336,204
Goodwill and definite life intangible impairments	—	—	35,363	135,206	4,241
Unconsolidated joint venture investment, intangible and land-related charges	—	43,611	31,242	33,100	7,809
Gain on extinguishment of debt	(25,047)	(410,185)	—	—	—

(Loss) income before income taxes excluding land-related charges, intangible impairments and gain on extinguishment of debt	$(184,630)	$(379,118)	$(391,323)	$(20,887)	$581,360

(2)	Net contracts are defined as new contracts during the period for the purchase of homes, less cancellations of prior contracts in the same period.

RISK FACTORS

An investment in the Units involves material risks. You should carefully consider the risks set forth below, as well as the other information contained in this prospectus supplement and the accompanying prospectus, before deciding to invest in the Units. The occurrence of any of the following risks could materially and adversely affect our business, financial condition, results of operations, cash flows and the value of the Units, any separate purchase contracts or separate amortizing notes, and our Class A common stock. In such case, the trading price of the Units, any separate purchase contracts or separate amortizing notes, and/or our Class A common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, results of operations and cash flows.

Risks Related to Our Business

The homebuilding industry is significantly affected by changes in general and local economic conditions, real estate markets, and weather and other environmental conditions, which could affect our ability to build homes at prices our customers are willing or able to pay, could reduce profits that may not be recaptured, could result in cancellation of sales contracts, and could affect our liquidity.

The homebuilding industry is cyclical, has from time to time experienced significant difficulties, and is significantly affected by changes in general and local economic conditions such as:

•	Employment levels and job growth;

•	Availability of financing for home buyers;

•	Interest rates;

•	Foreclosure rates;

•	Inflation;

•	Adverse changes in tax laws;

•	Consumer confidence;

•	Housing demand;

•	Population growth; and

•	Availability of water supply in locations in which we operate.

Turmoil in the financial markets could affect our liquidity. In addition, our cash balances are primarily invested in short-term government-backed instruments. The remaining cash balances are held at numerous financial institutions and may, at times, exceed insurable amounts. We believe we help to mitigate this risk by depositing our cash in major financial institutions and diversifying our investments. In addition, our homebuilding operations often require us to obtain letters of credit. In connection with the issuance of our senior secured first lien notes in the fourth quarter of fiscal 2009, we terminated our revolving credit facility and refinanced the borrowing capacity thereunder. In addition, we entered into certain stand alone letter of credit facilities, and agreements pursuant to which all of the outstanding letters of credit under our revolving credit facility were replaced with letters of credit issued under such new letter of credit facilities and agreements. However, we may need additional letters of credit above the amounts provided under these new letter of credit facilities and agreements. If we are unable to obtain such additional letters of credit as needed to operate our business, we may be adversely affected.

Weather conditions and natural disasters such as hurricanes, tornadoes, earthquakes, floods, droughts, fires and other environmental conditions can harm the local homebuilding business. Our business in Florida was adversely affected in late 2005 and into 2006 due to the effect of Hurricane Wilma on materials and labor availability and pricing. Conversely, Hurricane Ike, which hit Houston in September 2008, did not have an effect on materials and labor availability or pricing, but did affect the volume of home sales in subsequent weeks.

The difficulties described above could cause us to take longer and incur more costs to build our homes. We may not be able to recapture increased costs by raising prices in many cases because we fix our prices up to 12 months in advance of delivery by signing home sales contracts. In addition, some home buyers may cancel or not honor their home sales contracts altogether.

The homebuilding industry is undergoing a significant and sustained downturn which has, and could continue to, materially and adversely affect our business, liquidity, and results of operations.

The homebuilding industry is now experiencing a significant and sustained downturn. An industry-wide softening of demand for new homes has resulted from a lack of consumer confidence, decreased availability of mortgage financing, and large supplies of resale and new home inventories, among other factors. In addition, an oversupply of alternatives to new homes, such as rental properties, resale homes, and foreclosures, has depressed prices and reduced margins for the sale of new homes. Industry conditions had a material adverse effect on our business and results of operations in fiscal years 2007 through 2010 and may continue to materially adversely affect our business and results of operations in fiscal 2011. Further, we substantially increased our inventory through fiscal 2006, which required significant cash outlays and which has increased our price and margin exposure as we continue to work through this inventory. Looking forward, if the housing market continues to deteriorate it will become more difficult to generate positive cash flow. General economic conditions in the U.S. remain weak. Market volatility has been unprecedented and extraordinary in the last several years, and the resulting economic turmoil may continue to exacerbate industry conditions or have other unforeseen consequences, leading to uncertainty about future conditions in the homebuilding industry. Continuation or worsening of this downturn or general economic conditions would continue to have a material adverse effect on our business, liquidity, and results of operations.

In addition, an increase in the default rate on the mortgages we originate may adversely affect our ability to sell mortgages or the pricing we receive upon the sale of mortgages. Although substantially all of the mortgage loans we originate are sold in the secondary mortgage market on a servicing released, non-recourse basis, we remain liable for certain limited representations, such as fraud, and warranties related to loan sales. As default rates rise, this may increase our potential exposure regarding mortgage loan sales because investors may seek to have us buy back or make whole investors for mortgages we previously sold. To date, we have not made significant payments related to our mortgage loans but because of the uncertainties inherent to these matters, actual future payments could differ significantly from our currently estimated amounts.

There can be no assurances that government responses to the disruptions in the financial markets will restore consumer confidence, stabilize the markets, or increase liquidity and the availability of credit, or whether any such results will be sustainable. The housing market has benefited from a number of government programs, including:

•	Tax credits for home buyers provided by the federal government and certain state governments, including California; and

•	Support of the mortgage market, including through purchases of mortgage-backed securities by The Federal Reserve Bank and the underwriting of a substantial amount of new mortgages by the Federal Housing Administration (“FHA”) and other governmental agencies.

These programs are expected to wind down over time; for example the California tax credit ended in the fourth quarter of fiscal 2009 and the federal tax credit expired in April 2010. In addition, in fiscal 2010, the U.S. Department of Housing and Urban Development (“HUD”) tightened FHA underwriting standards. Housing markets may further decline as these programs are modified or terminated.

Leverage places burdens on our ability to comply with the terms of our indebtedness, may restrict our ability to operate, may prevent us from fulfilling our obligations, and may adversely affect our financial condition.

We have a significant amount of debt.

•	Our debt, as of October 31, 2010, including the debt of the subsidiaries that guarantee our debt, was $1,630.6 million ($1,616.3 million net of discount); and

•	our debt service payments for the 12-month period ended October 31, 2010 were $165.7 million, which includes interest incurred of $152.1 million and mandatory principal payments on our corporate debt under the terms of our indentures of $13.6 million, but which does not include principal and interest on nonrecourse secured debt, debt of our financial subsidiaries and fees under our letter of credit facilities and agreements.

In addition, as of October 31, 2010, we had $89.5 million in aggregate outstanding face amount of letters of credit issued under various letter of credit facilities and agreements, which were collateralized by $92.3 million of cash. Our fees for these letters of credit for the 12 months ended October 31, 2020, which are based on both the used and unused portion of the facilities and agreements, were $1.4 million. We also had substantial contractual commitments and contingent obligations, including approximately $359.1 million of performance bonds as of October 31, 2010. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations” in our Annual Report on Form 10-K/A incorporated by reference herein.

Our significant amount of debt could have important consequences. For example, it could:

•	Limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements, or other requirements;

•	Require us to dedicate a substantial portion of our cash flow from operations to the payment of our debt and reduce our ability to use our cash flow for other purposes;

•	Limit our flexibility in planning for, or reacting to, changes in our business;

•	Place us at a competitive disadvantage because we have more debt than some of our competitors; and

•	Make us more vulnerable to downturns in our business and general economic conditions.

Our ability to meet our debt service and other obligations will depend upon our future performance. We are engaged in businesses that are substantially affected by changes in economic cycles. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses are also affected by customer sentiment and financial, political, business, and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds for these purposes through the sale of equity securities, the refinancing of debt, or the sale of assets. Changes in prevailing interest rates may affect our ability to meet our debt service obligations to the extent we have any floating rate indebtedness. A higher interest rate on our debt service obligations could result in lower earnings or increased losses.

Our sources of liquidity are limited and may not be sufficient to meet our needs.

In connection with the issuance of our senior secured first lien notes in the fourth quarter of fiscal 2009, we terminated our revolving credit facility and refinanced the borrowing capacity thereunder. Because we no longer have a revolving credit facility, we are dependent on our current cash balance and future cash flows from operations (which may not be positive) to enable us to service our indebtedness, to cover our operating expenses, and/or to fund our other liquidity needs. In addition, we may need to refinance all or a portion of our debt on or before maturity, which we may not be able to do on favorable terms or at all. If our cash flows and capital resources are insufficient to fund our debt service obligations or we are unable to refinance our indebtedness, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital, or restructure our indebtedness. These alternative measures may not be successful and may not permit us to meet our debt service obligations. We have also entered into certain cash collateralized letter of credit agreements and facilities that require us to maintain specified amounts of cash in segregated accounts as collateral to support our letters of credit issued thereunder, which will affect the amount of cash we have available for other uses. If our available cash and capital resources are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or the proceeds from the dispositions may not be adequate to meet any debt service obligations then due.

Restrictive covenants in our debt instruments may restrict our ability to operate and if our financial performance worsens, we may not be able to undertake transactions within the restrictions of our debt instruments.

The indentures governing our outstanding debt securities impose certain restrictions on our operations and activities. The most significant restrictions relate to debt incurrence, creating liens, sales of assets, cash distributions, including paying dividends on common and preferred stock, capital stock and debt repurchases, and investments by us and certain of our subsidiaries. Because of these restrictions, we are currently prohibited from paying dividends on our preferred stock and anticipate that we will remain prohibited for the foreseeable future.

The restrictions in our debt instruments could prohibit or restrict our activities such as undertaking capital, raising or restructuring activities or entering into other transactions. In such a situation, we may be unable to amend the instrument or obtain a waiver. In addition, if we fail to make timely payments on this debt and other material indebtedness, our debt under these debt instruments could become due and payable prior to maturity. In such a situation, there can be no assurance that we would be able to obtain alternative financing. Either situation could have a material adverse effect on the solvency of the Company.

The terms of our debt instruments allow us to incur additional indebtedness.

Under the terms of our indebtedness under our indentures, we have the ability, subject to our debt covenants, to incur additional amounts of debt. The incurrence of additional indebtedness could magnify the risks described above. In addition, certain obligations such as standby letters of credit and performance bonds issued in the ordinary course of business, including those issued under our stand-alone letter of credit agreements and facilities, are not considered indebtedness under our indentures (and may be secured), and therefore, are not subject to limits in our debt covenants.

We could be adversely affected by a negative change in our credit rating.

Our ability to access capital on favorable terms is a key factor in our ability to service our indebtedness to cover our operating expenses, and to fund our other liquidity needs. On March 16, 2009, Fitch Ratings lowered the Company’s issuer default rating to CCC from B-. On April 7, 2009, Moody’s Investor Services affirmed our corporate family rating of Caa1, with a negative outlook. On April 1, 2009, Standard & Poor’s (“S&P”) lowered our B-corporate credit rating to CCC, with a negative outlook. On September 14, 2010, S&P affirmed our corporate credit rating of CCC+ but revised our outlook from developing to negative. Downgrades may make it more difficult and costly for us to access capital. Therefore, any further downgrade by any of the principal credit agencies may exacerbate these difficulties.

Our business is seasonal in nature and our quarterly operating results can fluctuate.

Our quarterly operating results generally fluctuate by season. Historically, a large percentage of our agreements of sale have been entered into in the winter and spring. The construction of a customer’s home typically begins after signing the agreement of sale and can take 12 months or more to complete. Weather-related problems, typically in the fall, late winter and early spring, can delay starts or closings and increase costs and thus reduce profitability. In addition, delays in opening communities could have an adverse effect on our sales and revenues. Due to these factors, our quarterly operating results will likely continue to fluctuate.

Our success depends on the availability of suitable undeveloped land and improved lots at acceptable prices and our having sufficient liquidity to fund such investments.

Our success in developing land and in building and selling homes depends in part upon the continued availability of suitable undeveloped land and improved lots at acceptable prices. The availability of undeveloped land and improved lots for purchase at favorable prices depends on a number of factors outside of our control, including the risk of competitive over-bidding on land and lots and restrictive governmental regulation. Should suitable land opportunities become less available, the number of homes we may be able to build and sell would be reduced, which would reduce revenue and profits. In addition, our ability to make land purchases will depend upon us having sufficient liquidity to fund such purchases. We may be at a disadvantage in competing for land due to our significant debt obligations, which require substantial cash resources.

Raw material and labor shortages and price fluctuations could delay or increase the cost of home construction and adversely affect our operating results.

The homebuilding industry has from time to time experienced raw material and labor shortages. In particular, shortages and fluctuations in the price of lumber or in other important raw materials could result in delays in the start or completion of, or increase the cost of, developing one or more of our residential communities. In addition, we contract with subcontractors to construct our homes. Therefore, the timing and quality of our construction depends on the availability, skill, and cost of our subcontractors. Delays or cost increases caused by shortages and price fluctuations could harm our operating results, the impact of which may be further affected depending on our ability to raise sales prices to offset increased costs.

Changes in economic and market conditions could result in the sale of homes at a loss or holding land in inventory longer than planned, the cost of which can be significant.

Land inventory risk can be substantial for homebuilders. We must continuously seek and make acquisitions of land for expansion into new markets and for replacement and expansion of land inventory within our current markets. The market value of undeveloped land, buildable lots, and housing inventories can fluctuate significantly as a result of changing economic and market conditions. In the event of significant changes in economic or market conditions, we may have to sell homes at a loss or hold land in inventory longer than planned. In the case of land options, we could choose not to exercise them, in which case we would write off the value of these options. Inventory carrying costs can be significant and can result in losses in a poorly performing project or market. The assessment of communities for indication of impairment is performed quarterly. While we consider available information to determine what we believe to be our best estimates as of the reporting period, these estimates are subject to change in future reporting periods as facts and circumstances change. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in our Annual Report on Form 10-K/A incorporated by reference herein. For example, during 2010, 2009, and 2008, we decided not to exercise many option contracts and walked away from land option deposits and predevelopment costs, which resulted in land option write-offs of $13.2 million, $45.4 million and $114.1 million, respectively. Also, in 2010, 2009, and 2008, as a result of the difficult market conditions, we recorded inventory impairment losses on owned property of $122.5 million, $614.1 million, and $596.0 million, respectively. If market conditions continue to worsen, additional inventory impairment losses and land option write-offs will likely be necessary.

Home prices and sales activities in the California, Maryland, New Jersey, Texas and Virginia markets have a large impact on our results of operations because we conduct a significant portion of our business in these markets.

We presently conduct a significant portion of our business in the California, Maryland, New Jersey, Texas and Virginia markets. Home prices and sales activities in these markets and in most of the other markets in which we operate have declined from time to time, particularly as a result of slow economic growth. In particular, market conditions in California, Maryland, New Jersey and Virginia have declined significantly since the end of 2006. Furthermore, precarious economic and budget situations at the state government level may adversely affect the market for our homes in those affected areas. If home prices and sales activity decline in one or more of the markets in which we operate, our costs may not decline at all or at the same rate and may negatively impact our results of operations.

Because almost all of our customers require mortgage financing, increases in interest rates or the decreased availability of mortgage financing could impair the affordability of our homes, lower demand for our products, limit our marketing effectiveness, and limit our ability to fully realize our backlog.

Virtually all of our customers finance their acquisitions through lenders providing mortgage financing. Increases in interest rates or decreases in availability of mortgage financing could lower demand for new homes because of the increased monthly mortgage costs to potential home buyers. Even if potential customers do not need financing, changes in interest rates and mortgage availability could make it harder for them to sell their existing homes to potential buyers who need financing. This could prevent or limit our ability to attract new customers as well as our ability to fully realize our backlog because our sales contracts generally include a financing contingency. Financing contingencies permit the customer to cancel its obligation in the event mortgage financing at prevailing interest rates, including financing arranged or provided by us, is unobtainable within the period specified in the contract. This contingency period is typically four to eight weeks following the date of execution of the sales contract.

Starting in 2007, many lenders have been significantly tightening their underwriting standards, and many subprime and other alternative mortgage products are no longer being made available in the marketplace. If these trends continue and mortgage loans continue to be difficult to obtain, the ability and willingness of prospective buyers to finance home purchases or to sell their existing homes will be adversely affected, which will adversely affect our operating results. In addition, we believe that the availability of mortgage financing, including Federal National Mortgage Association, Federal Home Loan Mortgage Corp, and FHA/VA financing, is an important factor in marketing many of our homes. In addition, in fiscal 2010, HUD tightened FHA underwriting standards. Any limitations or restrictions on the availability of those types of financing could reduce our sales.

Increases in the costs of owning a home could prevent potential customers from buying our homes and adversely affect our business or financial results.

Significant expenses of owning a home, including mortgage interest expenses and real estate taxes, generally are deductible expenses for an individual’s federal, and in some cases state, income taxes, subject to limitations under current tax law and policy. If the federal government or a state government were to change its income tax laws to eliminate or substantially limit these income tax deductions, as has been discussed from time to time, the after-tax cost of owning a new home would increase for many of our potential customers. The loss or reduction of these homeowner tax deductions, if such tax law changes were enacted without any offsetting legislation, would adversely impact demand for and sales prices of new homes, including ours. In addition, increases in property tax rates or fees on developers by local governmental authorities, as experienced in response to reduced federal and state funding or to fund local initiatives such as funding schools or road improvements, can adversely affect the ability of potential customers to obtain financing or their desire to purchase new homes, and can have an adverse impact on our business and financial results.

We conduct certain of our operations through unconsolidated joint ventures with independent third parties in which we do not have a controlling interest. These investments involve risks and are highly illiquid.

We currently operate through a number of unconsolidated homebuilding and land development joint ventures with independent third parties in which we do not have a controlling interest. At October 31, 2010, we had invested an aggregate of $38.0 million in these joint ventures, including advances to these joint ventures of approximately $13.5 million. In addition, as part of our strategy, we intend to continue to evaluate additional joint venture opportunities.

These investments involve risks and are highly illiquid. There are a limited number of sources willing to provide acquisition, development, and construction financing to land development and homebuilding joint ventures, and as market conditions become more challenging, it may be difficult or impossible to obtain financing for our joint ventures on commercially reasonable terms. Recently, we have been unable to obtain financing for newly created joint ventures. In addition, we lack a controlling interest in these joint ventures and, therefore, are usually unable to require that our joint ventures sell assets or return invested capital, make additional capital contributions, or take any other action without the vote of at least one of our venture partners. Therefore, absent partner agreement, we will be unable to liquidate our joint venture investments to generate cash.

Homebuilders are subject to a number of federal, local, state, and foreign laws and regulations concerning the development of land, the homebuilding, sales, and customer financing processes and protection of the environment, which can cause us to incur delays and costs associated with compliance and which can prohibit or restrict our activity in some regions or areas.

We are subject to extensive and complex regulations that affect the development and home building, sales, and customer financing processes, including zoning, density, building standards, and mortgage financing. These regulations often provide broad discretion to the administering governmental authorities. This can delay or increase the cost of development or homebuilding. In light of recent developments in the home building industry and the financial markets, federal, state, or local governments may seek to adopt regulations that limit or prohibit homebuilders from providing mortgage financing to their customers. If adopted, any such regulations could adversely affect future revenues and earnings. In addition, some state and local governments in markets where we operate have approved, and others may approve, slow-growth or no-growth initiatives that could negatively impact the availability of land and building opportunities within those areas. Approval of these initiatives could adversely affect our ability to build and sell homes in the affected markets and/or could require the satisfaction of additional administrative and regulatory requirements, which could result in slowing the progress or increasing the costs of our homebuilding operations in these markets. Any such delays or costs could have a negative effect on our future revenues and earnings.

We also are subject to a variety of local, state, federal, and foreign laws and regulations concerning protection of health and the environment. The particular environmental laws that apply to any given community vary greatly according to the community site, the site’s environmental conditions, and the present and former uses of the site. These environmental laws may result in delays, may cause us to incur substantial compliance, remediation, and/or other costs and can prohibit or severely restrict development and homebuilding activity.

For example, the Company was engaged in discussions with the U.S. Environmental Protection Agency (EPA) and the U.S. Department of Justice (DOJ) regarding alleged violations of storm water discharge requirements. In resolution of this matter, in April 2010 we agreed to the terms of a consent decree with the EPA, DOJ and the states of Virginia, Maryland, West Virginia and the District of Columbia (collectively the States). The consent decree was approved by the federal district court in August 2010. Under the terms of the consent decree, we have paid a fine of $1.0 million collectively to the United States and the States named above and have agreed to perform under the terms of the consent decree for a minimum of three years, which includes implementing certain operational and training measures nationwide to facilitate ongoing compliance with storm water regulations. More recently, the New York State Department of Environmental Conservation is seeking a civil penalty from us in connection with notices of violation for allegedly failing to comply with a storm water permit at an incomplete project in the state of New York; and the New Jersey Department of Environmental Protection has contacted us regarding violations it asserts occurred when one of our contractors demolished a structure in New Jersey prior to obtaining a storm water permit. Although we do not know the final outcomes, we believe any penalties and any other impacts of these two matters will not have a material adverse effect on us.

We anticipate that increasingly stringent requirements will be imposed on developers and homebuilders in the future. Although we cannot predict the effect of these requirements, they could result in time-consuming and expensive compliance programs and in substantial expenditures, which could cause delays and increase our cost of operations. In addition, the continued effectiveness of permits already granted or approvals already obtained is dependent upon many factors, some of which are beyond our control, such as changes in policies, rules, and regulations and their interpretation and application.

Product liability litigation and warranty claims that arise in the ordinary course of business may be costly.

As a homebuilder, we are subject to construction defect and home warranty claims arising in the ordinary course of business. Such claims are common in the homebuilding industry and can be costly. In addition, the amount and scope of coverage offered by insurance companies is currently limited, and this coverage may be further restricted and become more costly. If we are not able to obtain adequate insurance against such claims, we may experience losses that could hurt our financial results. Our financial results could also be adversely affected if we were to experience an unusually high number of claims or unusually severe claims. Recently, other homebuilders in Alabama, Florida, Louisiana, Mississippi and Texas have had construction defect claims associated with allegedly defective drywall manufactured in China (Chinese Drywall) that may be responsible for noxious smells and accelerated corrosion of certain metals in the home. We have currently identified 10 homes with Chinese Drywall that must be remediated, and we have been notified of 19 more homes that potentially have Chinese Drywall that may need remediation. These homes are located in our Florida and Houston markets. The estimated costs of the remediations of these homes are reserved. If additional homes are identified to have this issue, or our actual costs to remediate differ from our current estimated costs, it may require us to revise our warranty reserves.

We compete on several levels with homebuilders that may have greater sales and financial resources, which could hurt future earnings.

We compete not only for home buyers but also for desirable properties, financing, raw materials, and skilled labor often within larger subdivisions designed, planned, and developed by other homebuilders. Our competitors include other local, regional, and national homebuilders, some of which have greater sales and financial resources.

The competitive conditions in the homebuilding industry together with current market conditions have, and could continue to, result in:

•	difficulty in acquiring suitable land at acceptable prices;

•	increased selling incentives;

•	lower sales; or

•	delays in construction.

Any of these problems could increase costs and/or lower profit margins.

We may have difficulty in obtaining the additional financing required to operate and develop our business.

Our operations require significant amounts of cash, and we may be required to seek additional capital, whether from sales of equity or borrowing additional money, for the future growth and development of our business. The terms or availability of additional capital is uncertain. Moreover, the indentures for our outstanding debt securities contain provisions that restrict the debt we may incur in the future and our ability to pay dividends on equity. If we are not successful in obtaining sufficient capital, it could reduce our sales and may hinder our future growth and results of operations. In addition, pledging substantially all of our assets to support our first, second and third lien senior secured notes may make it more difficult to raise additional financing in the future.

Our future growth may include additional acquisitions of companies that may not be successfully integrated and may not achieve expected benefits.

Acquisitions of companies have contributed to our historical growth and may again be a component of our growth strategy in the future. In the future, we may acquire businesses, some of which may be significant. As a result of acquisitions of companies, we may need to seek additional financing and integrate product lines, dispersed operations, and distinct corporate cultures. These integration efforts may not succeed or may distract our management from operating our existing business. Additionally, we may not be able to enhance our earnings as a result of acquisitions. Our failure to successfully identify and manage future acquisitions could harm our operating results.

Utility shortages and outages or rate fluctuations could have an adverse effect on our operations.

In prior years, the areas in which we operate in California have experienced power shortages, including periods without electrical power, as well as significant fluctuations in utility costs. We may incur additional costs and may not be able to complete construction on a timely basis if such power shortages/outages and utility rate fluctuations continue. Furthermore, power shortages and outages, such as the blackout that occurred in 2003 in the Northeast, and rate fluctuations may adversely affect the regional economies in which we operate, which may reduce demand for our homes. Our operations may be adversely affected if further rate fluctuations and/or power shortages and outages occur in California, the Northeast, or in our other markets.

Geopolitical risks and market disruption could adversely affect our operating results and financial condition.

Geopolitical events, such as the aftermath of the war with Iraq and the continuing involvement in Iraq and Afghanistan, may have a substantial impact on the economy and the housing market. The terrorist attacks on the World Trade Center and the Pentagon on September 11, 2001 had an impact on our business and the occurrence of similar events in the future cannot be ruled out. The war and the continuing involvement in Iraq and Afghanistan, terrorism, and related geopolitical risks have created many economic and political uncertainties, some of which may have additional material adverse effects on the U.S. economy, and our customers and, in turn, our results of operations and financial condition.

Risks Related to Ownership of the Units, Separate Purchase Contracts, Separate Amortizing Notes and Class A Common Stock

You will bear the risk that the market value of our Class A common stock may decline.

The market price for our Class A common stock has been and may continue to be volatile. As the price of our Class A common stock on the New York Stock Exchange constantly changes, it is impossible to predict whether the price of our Class A common stock will rise or fall. Trading prices of our Class A common stock will be influenced by our financial conditions, operating results and prospects and by economic, financial and whether the price of our Class A common stock will rise or fall. Trading prices of our Class A common stock will be influenced by our financial conditions, operating results and prospects and by economic, financial and other factors, such as prevailing interest rates, interest rate volatility and changes in our industry and competitors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of Class A common stock by us in the market, or the perception that such sales could occur, could affect the price of shares of our Class A common stock.

The purchase contracts, pursuant to which we will deliver to you shares of our Class A common stock, are components of the Units. The number of shares of Class A common stock that you will receive upon settlement of a purchase contract on the mandatory settlement date, whether as a component of a Unit or a separate purchase contract, will depend upon the applicable market value, which is equal to the average of the daily closing prices of our Class A common stock on each of the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding February 15, 2014. There can be no assurance that the market value of the Class A common stock received by you will be equal to or greater than the reference price of $4.30. If the applicable market value of our Class A common stock is less than the reference price, then the market value of the Class A common stock issued to you on the mandatory settlement date (assuming that the market value is the same as the applicable market value of the Class A common stock) will be less than the effective price per share paid by you for such Class A common stock on the date of issuance of the Units. Furthermore, because we will in no event deliver more than 5.8140 shares (subject to adjustment as described herein) upon settlement of a purchase contact, the market value of the Class A common stock delivered to you upon any early settlement may be less than the effective price per share paid to you for such Class A common stock on the date of the issuance of the Units. Therefore, you assume the entire risk that the market value of our Class A common stock may decline before the mandatory settlement date, early settlement date, fundamental change early settlement date or early mandatory settlement date, as applicable. Any decline in the market value of our Class A common stock may be substantial.

The opportunity for equity appreciation provided by an investment in the Units is less than that provided by a direct investment in our Class A common stock.

The aggregate market value of our Class A common stock delivered to you upon settlement of a purchase contract on the mandatory settlement date generally will exceed the $25 stated amount of each Unit only if the applicable market value of our Class A common stock exceeds the threshold appreciation price. Therefore, during the period prior to the mandatory settlement date, an investment in a Unit affords less opportunity for equity appreciation than a direct investment in our Class A common stock. If the applicable market value exceeds the reference price but is less than the threshold appreciation price, you will realize no equity appreciation on our Class A common stock above the reference price. Furthermore, if the applicable market value exceeds the threshold appreciation price, you would receive only a portion of the appreciation in the market value of the shares of our Class A common stock you would have received had you purchased shares of Class A common stock with $25 at the public offering price in the concurrent common stock offering. See “Description of the Purchase Contracts — Delivery of Class A Common Stock” for a table showing the number of shares of Class A common stock that you would receive at various applicable market values.

Our net operating loss carryforwards could be substantially limited if we experience an ownership change as defined in the Internal Revenue Code. As a Class A common stockholder upon settlement of your purchase contract you will be subject to both our Rights Plan and the transfer restrictions of our amended Certificate of Incorporation.

Based on recent impairments and our current financial performance, we generated a federal net operating loss carryforward of $904.9 million through the year ended October 31, 2010, and we may generate net operating loss carryforwards in future years.

Section 382 of the Internal Revenue Code contains rules that limit the ability of a company that undergoes an ownership change, which is generally any change in ownership of more than 50% of its stock over a three-year period, to utilize its net operating loss carryforwards and certain built-in losses recognized in years after the ownership change. These rules generally operate by focusing on ownership shifts among stockholders owning directly or indirectly 5% or more of the stock of a company and any change in ownership arising from a new issuance of stock by the company.

If we undergo an ownership change for purposes of Section 382 as a result of this issuance, the concurrent offerings or future transactions involving our stock, including purchases or sales of stock between 5% shareholders, our ability to use our net operating loss carryforwards and to recognize certain built-in losses would be subject to the limitations of Section 382. Depending on the resulting limitation, a significant portion of our net operating loss carryforwards could expire before we would be able to use them. A limitation imposed under Section 382 on our ability to utilize our net operating loss carryforwards could have a negative impact on our financial position and results of operations.

In August 2008, we announced that the Board adopted a shareholder rights plan (the “Rights Plan”) designed to preserve shareholder value and the value of certain tax assets primarily associated with net loss carryforwards and built-in losses under Section 382 of the Code, and on December 5, 2008, our stockholders approved the Board’s decision to adopt the Rights Plan. The Rights Plan is intended to act as a deterrent to any person or group acquiring 4.9% or more of our outstanding Class A common stock (any such person an “Acquiring Person”), without the approval of the Company’s board of directors. Subject to the terms, provisions and conditions of the rights plan, if and when they become exercisable, each right would entitle its holder to purchase from the Company one ten-thousandth of a share of the Company’s Series B Junior Preferred Stock for a purchase price of $35.00. The rights will not be exercisable until the earlier of (i) 10 business days after a public announcement by us that a person or group has become an Acquiring Person and (ii) 10 business days after the commencement of a tender or exchange offer by a person or group for 4.9% of the Class A common stock. If issued, each fractional share of Series B Junior Preferred Stock would give the stockholder approximately the same dividend, voting and liquidation rights as does one share of the Company’s Class A common stock. However, prior to exercise, a right does not give its holder any rights as a stockholder of the Company, including without limitation any dividend, voting or liquidation rights. See “Limitation on Beneficial Ownership of Class A Common Stock, Units and Separate Purchase Contracts.”

In addition, on December 5, 2008, our stockholders approved an amendment to our Certificate of Incorporation to restrict certain transfers of our stock in order to preserve the tax treatment of our net operating loss carryforwards and built-in losses under Section 382 of the Code. Subject to certain exceptions pertaining to pre-existing 5% stockholders and Class B stockholders, the transfer restrictions in the amended Certificate of Incorporation generally restrict any direct or indirect transfer (such as transfers of the Company’s stock that result from the transfer of interests in other entities that own the Company’s stock) if the effect would be to: (i) increase the direct or indirect ownership of the Company’s stock by any person (or public group) from less than 5% to 5% or more of the Company’s stock; (ii) increase the percentage of the Company’s stock owned directly or indirectly by a person (or public group) owning or deemed to own 5% or more of the Company’s stock; or (iii) create a new “public group” (as defined in the applicable Treasury regulations). See “Limitation on Beneficial Ownership of Class A Common Stock, Units and Separate Purchase Contracts.”

Holders that receive shares of our Class A common stock upon settlement of the purchase contracts will be subject to both the limitations imposed by the Rights Plan and the amended Certificate of Incorporation and you should carefully consider these limitations prior to your investment.

Beneficial ownership of Units and separate purchase contracts will be restricted while the Section 382 ownership blocker is in effect. In addition, beneficial owners of Units and separate purchase contracts cannot receive shares of Class A common stock in settlement of their purchase contracts in excess of the amount described below while the Section 382 settlement blocker is in effect with respect to such purchase contracts.

The purchase contract agreement governing the Units and separate purchase contracts provides that no person may purchase a Unit or separate purchase contract, and no beneficial owner of Units or separate purchase contracts will be permitted to purchase any additional Units or separate purchase contracts, if as a result of such acquisition, such person would Beneficially Own (as defined below) 4.9% or more of our Class A common stock (the “Section 382 Ownership Blocker”). To determine whether 4.9% or more of our Class A common stock is Beneficially Owned, such person shall: (1) take into account all shares of Class A common stock Beneficially Owned by such person, (2) assume that such person Beneficially Owns the number of shares of our Class A common stock issuable upon settlement of the Units or separate purchase contracts based on the maximum settlement rate and (3) deem the number of shares of Class A common stock calculated pursuant to clause (2) to be outstanding for purposes of the calculation with respect to such person, in the case of clauses (2) and (3), without taking into account the Section 382 settlement blocker described below. In addition, in the event that a beneficial owner of Units or separate purchase contracts acquires shares or additional shares of Class A common stock, as applicable, such beneficial owner may not beneficially own Units or separate purchase contracts to the extent such acquisition of our Class A common stock causes such beneficial owner to Beneficially Own 4.9% or more of the outstanding Class A common stock, calculated for this purpose in the same manner as described in the immediately preceding sentence. For purposes of the Section 382 Ownership Blocker, the terms “Beneficially Own” and “Beneficial Owner” shall be as defined in the Rights Plan (for the avoidance of doubt, regardless of whether such Rights Plan is then in effect). See “Limitation on Beneficial Ownership of Class A Common Stock, Units and Separate Purchase Contracts — Units and Separate Purchase Contracts — Section 382 Ownership Blocker.”

Additionally, under the purchase contract agreement governing the Units and separate purchase contracts, no beneficial owner of Units or separate purchase contracts will be entitled to receive shares of our Class A common stock upon settlement of the purchase contracts of such beneficial owner, and any delivery of shares of our Class A common stock upon settlement of such purchase contracts will be void and of no effect, to the extent (but only to the extent) that such receipt or delivery would cause such beneficial owner to become an Acquiring Person (as such term is defined in the Rights Plan (for the avoidance of doubt, regardless of whether the Rights Plan is then in effect)), unless such beneficial owner has received prior approval of our board of directors (the “Section 382 settlement blocker”). If any delivery of shares of our Class A common stock owed to a beneficial owner upon settlement of purchase contracts is not made, in whole or in part, as a result of the Section 382 settlement blocker, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after such delivery would not result in such beneficial owner being an Acquiring Person (as such term is defined in the Rights Plan) and such beneficial owner gives notice thereof to us. Such beneficial owner will not be entitled to any compensation for any loss of value or settlement opportunity. See “Limitation on Beneficial Ownership of Class A Common Stock, Units and Separate Purchase Contracts — Units and Separate Purchase Contracts — Section 382 Settlement Blocker.”

We may not be able to settle your purchase contracts and deliver shares of our Class A common stock, or make payments on the amortizing notes, in the event that we file for bankruptcy.

Pursuant to the terms of the purchase contract agreement, your purchase contracts will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to Hovnanian. A bankruptcy court may prevent us from delivering our Class A common stock to you in settlement of your purchase contracts. In such circumstances, we expect that your resulting claim for damages will rank equally with the claims of our Class A common stockholders, in which case you will only be able to recover damages to the extent holders of our Class A common stock receive any recovery. See “Description of the Purchase Contracts — Consequences of Bankruptcy.”

In addition, with respect to the amortizing notes, bankruptcy law generally prohibits the payment of pre-bankruptcy debt by a company that has commenced a bankruptcy case while the case is pending. If K. Hovnanian becomes a debtor in a bankruptcy case, so long as the case was pending, you would likely not receive timely payments of principal or interest due under the amortizing note component of the Units and the subordination provisions of the notes would give the holders of “Senior Indebtedness” (as defined under “Description of the Amortizing Notes — Subordination”) a prior right to receive any distributions on account of your claim until they were paid in full.

Future sales of substantial amounts of our Class A common stock could affect the market price of our Class A common stock.

Future sales of substantial numbers of our Class A common stock, or securities convertible or exchangeable into shares of our Class A common stock, into the public market, future issuances of substantial numbers of additional shares of Class A common stock in connection with any future acquisitions or pursuant to employee benefit plans and future issuances of shares of Class A common stock upon exercise of options or warrants, conversion of Class B common stock upon sale thereof or settlement of the purchase contracts, or perceptions that those sales, issuances and/or exercises, conversions or settlements could occur, could adversely affect the prevailing market price of our Class A common stock and our ability to raise capital in the future.

The trading prices for the Units, the purchase contracts and the amortizing notes will be directly affected by the trading prices for our Class A common stock, the general level of interest rates and our credit quality, each of which is impossible to predict.

It is impossible to predict whether the prices of our Class A common stock, interest rates or our credit quality will rise or fall. Trading prices of the Class A common stock will be influenced by general stock market conditions and our operating results and business prospects and other factors described elsewhere in these “Risk Factors.”

The market for our Class A common stock likely will influence, and be influenced by, any market that develops for the Units or the separate purchase contracts. For example, investors’ anticipation of the distribution into the market of the additional shares of Class A common stock issuable upon settlement of the purchase contracts could depress the price of our Class A common stock and increase the volatility of the Class A common stock price, which could in turn depress the price of the Units or the separate purchase contracts. The price of our Class A common stock also could be affected by possible sales of such Class A common stock by investors who view the Units as a more attractive means of equity participation in Hovnanian and by hedging or arbitrage trading activity that is likely to develop involving the Units, separate purchase contracts and the Class A common stock. The arbitrage activity could, in turn, affect the trading prices of the Units, the separate purchase contracts and the Class A common stock.

Our controlling stockholders are able to exercise significant influence over us.

Members of the Hovnanian family, including Ara K. Hovnanian, our chairman of the board, president and chief executive officer, have voting control, through personal holdings, the limited partnership established for members of Mr. Hovnanian’s family and family trusts, of Class A and Class B common stock that enables them to cast approximately 70% of the votes that may be cast by the holders of our outstanding Class A and Class B common stock combined. Their combined stock ownership enables them to exert significant control over us, including power to control the election of the Board and to approve matters presented to our stockholders. This concentration of ownership may also make some transactions, including mergers or other changes in control, more difficult or impossible without their support. Also, because of their combined voting power, circumstances may occur in which their interests could be in conflict with the interests of other stakeholders.

Our issuance of preferred stock may cause our Class A common stock price to decline, which may negatively impact your investment.

Our board of directors is authorized to issue additional series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our Class A common stock or our Series A preferred stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue cumulative preferred stock in the future that has preference over our Class A common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our Class A common stock, the market price of our Class A common stock could decrease, which may negatively impact your investment.

Developments in the equity-linked and convertible securities markets may adversely affect the market value of the Units.

Governmental actions that interfere with the ability of equity-linked and convertible securities investors to effect short sales of the underlying shares of Class A common stock could significantly affect the market value of the Units. Such government actions would make the convertible arbitrage strategy that many equity-linked and convertible securities investors employ difficult to execute for outstanding equity-linked or convertible securities of any company whose shares of Class A common stock are subject to such actions.

At an open meeting on February 24, 2010, the SEC adopted a new short sale price test through an amendment to Rule 201 of Regulation SHO. The amendments to Rule 201 became effective on May 10, 2010 and restrict short selling when the price of a “covered security” has triggered a “circuit breaker” by falling at least 10% in one day, at which point short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Compliance with the amendments to Rule 201 was required by November 10, 2010. Because our Class A common stock is a “covered security,” the new restrictions may interfere with the ability of investors in, and potential purchasers of, the Units, to effect short sales in our Class A common stock and conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the Units.

In addition, on June 10, 2010, the SEC approved a six-month pilot (the “circuit breaker pilot”) pursuant to which several national securities exchanges and the Financial Industry Regulatory Authority, Inc. (“FINRA”) adopted rules to halt trading in securities included in the S&P 500 Index if the price of any such security moves 10% or more from a sale in a five-minute period. On September 10, 2010, the SEC approved an expansion of the circuit breaker pilot to include component securities of the Russell 1000 Index and over 300 exchange traded funds. Our Class A common stock is not included in either the S&P 500 Index or the Russell 1000 Index and therefore is not subject to the circuit breaker pilot at this time. However, the SEC could further expand the circuit breaker pilot in the future or adopt other rules that limit trading in response to market volatility. Any such additional regulatory actions may decrease or prevent an increase in the market price and/or liquidity of our Class A common stock and/or interfere with the ability of investors in, and potential purchasers of, the Units, to effect hedging transactions in or relating to our Class A common stock and conduct the convertible arbitrage strategy that we believe they will employ, or will seek to employ, with respect to the Units and/or separate purchase contracts.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, the circuit breaker pilot and any additional regulations may have on the trading price and the liquidity of the Units will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales in the Class A common stock of a variety of financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible notes issued by many of the financial services companies subject to the prohibition. Any governmental actions that restrict the ability of investors in, or potential purchasers of, the Units to effect short sales in our Class A common stock or to implement hedging strategies, including the recently adopted amendments to Regulation SHO, could similarly adversely affect the trading price and the liquidity of the Units and/or separate purchase contracts.

You may receive shares of Class A common stock upon settlement of the purchase contracts that are lower in value than the price of the Class A common stock just prior to the mandatory settlement date.

Because the applicable market value of the Class A common stock is determined over the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding February 15, 2014, the number of shares of Class A common stock delivered for each purchase contract may, on the mandatory settlement date, be greater than or less than the number that would have been delivered based on the closing price of the Class A common stock on the last trading day in such 20 trading day period. In addition, you will bear the risk of fluctuations in the market price of the shares of Class A common stock deliverable upon settlement of the purchase contracts between the end of such period and the date such shares are delivered.

If you elect to settle your purchase contracts early, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

Holders of the Units or separate purchase contracts have the option to settle their purchase contracts early at any time beginning on, and including, the business day immediately following the date of initial issuance of the Units until the third scheduled trading day immediately preceding February 15, 2014. However, if you settle your purchase contracts prior to the third scheduled trading day immediately preceding February 15, 2014, you will receive for each purchase contract a number of shares of Class A common stock equal to the minimum settlement rate, regardless of the current market value of our Class A common stock, unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will be entitled to settle your purchase contracts at the fundamental change early settlement rate, which may be greater than the minimum settlement rate. In either case, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

Upon issuance of the Units, our Class A common stock will incur immediate dilution.

Upon issuance of the Units, which includes a purchase contract component, our Class A common stock will incur immediate and substantial net tangible book value dilution on a per share basis.

We may issue additional shares of our Class A common stock, which may dilute the value of our Class A common stock but may not trigger an anti-dilution adjustment under the terms of the purchase contracts.

The trading price of our Class A common stock may be adversely affected if we issue additional shares of our Class A common stock. The number of shares of Class A common stock issuable upon settlement of the purchase contracts is subject to adjustment only for certain events, including, but not limited to, the issuance of stock dividends on our Class A common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers. The number of shares of Class A common stock deliverable upon settlement is not subject to adjustment for other events that may adversely affect the value of our Class A common stock, such as employee stock options grants, offerings of our Class A common stock for cash (including under the concurrent common stock offering), certain exchanges of our Class A common stock for other Hovnanian securities or in connection with acquisitions and other transactions. The terms of the Units do not restrict our ability to offer our Class A common stock in the future or to engage in other transactions that could dilute our Class A common stock, which may adversely affect the value of the Units and separate purchase contracts.

The fundamental change early settlement rate may not adequately compensate you.

If a “fundamental change” occurs and you elect to exercise your fundamental change early settlement right, you will be entitled to settle your purchase contracts at the fundamental change early settlement rate. Although the fundamental change early settlement rate is designed to compensate you for the lost option value of your purchase contracts as a result of the early settlement of the purchase contracts, this feature may not adequately compensate you for such loss. In addition, if the stock price in the fundamental change is greater than $25.00 per share (subject to adjustment), this feature of the purchase contracts will not compensate you for any additional loss suffered in connection with a fundamental change. See “Description of the Purchase Contracts — Early Settlement Upon a Fundamental Change.”

Our obligation to settle the purchase contracts at the fundamental change early settlement rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Unlike the terms of our other debt securities, the amortizing notes will not provide holders with the right to require the Company to repurchase them upon a fundamental change.

The terms of our existing debt securities, including the senior notes being offered concurrently with the Units, provide that upon the occurrence of certain corporate events, including certain events that would constitute a “fundamental change” as defined under “Description of the Purchase Contracts”, holders will have the right to require us to repurchase their debt securities. The terms of the indenture governing the amortizing notes do not provide holders of amortizing notes with any such repurchase right. Accordingly, holders of our amortizing notes will bear the risk that any such fundamental change occurs and adversely affects our capital structure, credit ratings or the value of the amortizing notes.

Until you acquire our Class A common stock, you are not entitled to any rights with respect to our Class A common stock, but you are subject to all changes made with respect to our Class A common stock.

Until you acquire our Class A common stock, you are not entitled to any rights with respect to our Class A common stock, including voting rights and rights to receive any dividends or other distributions on our Class A common stock, but you are subject to all changes affecting the Class A common stock. You will have the rights with respect to shares of our Class A common stock only when you become the holder of record of such shares. You will be deemed to be the holder of record of shares of our Class A common stock issuable upon settlement of the purchase contracts as follows:

•	in the case of settlement of purchase contracts on the mandatory settlement date, as of 5:00 p.m., New York City time, on the last trading day of the 20 trading day period during which the applicable market value is determined;

•	in the case of settlement of purchase contracts in connection with any early settlement at the holder’s option, as of 5:00 p.m., New York City time, on the early settlement date;

•	in the case of settlement of purchase contracts following exercise of a holder’s fundamental change early settlement right, as of 5:00 p.m., New York City time, on the date such right is exercised; and

•	in the case of settlement of purchase contracts following exercise by us of our early mandatory settlement right, as of 5:00 p.m., New York City time, on the notice date.

For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed the owner of the shares of our Class A common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Class A common stock once you become a stockholder.

We do not expect to pay dividends to holders of our Class A common stock.

Certain debt instruments to which we are a party contain restrictions on the payment of cash dividends. As a result of the most restrictive of these provisions, we are not currently able to pay any cash dividends and anticipates that we will be prohibited from doing so for the foreseeable future. We have never paid cash dividends on our Class A common stock nor do we currently intend to pay cash dividends on our Class A common stock. Other than the payment of dividends on our Series A preferred stock (if permitted by our debt instruments), our board of directors presently intends to retain all earnings, if any, for use in our business operations.

The secondary market for the Units, the purchase contracts and the amortizing notes may be illiquid.

We will apply to list the Units on the New York Stock Exchange, subject to satisfaction of its minimum listing standards with respect to the Units. However, even if we do so apply to list the Units, we cannot assure you that the Units will be approved for listing. If the Units are approved for listing, we expect that the Units will begin trading on the New York Stock Exchange within 30 calendar days after the Units are first issued. In addition, the underwriters have advised us that they intend to make a market in the Units, but the underwriters are not obligated to do so. However, listing on the New York Stock Exchange does not guarantee that a trading market will develop, and the underwriters may discontinue market making at any time in their sole discretion without prior notice to Unit holders. Accordingly we cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

Beginning on the business day immediately succeeding the date of initial issuance of the Units, purchasers of Units will be able to separate each Unit into a purchase contract and an amortizing note. We are unable to predict how the separate purchase contracts or the separate amortizing notes will trade in the secondary market, or whether that market will be liquid or illiquid. We will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we may apply to list such separate purchase contracts and separate amortizing notes in the future as described herein. If (i) a sufficient number of Units are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (ii) a sufficient number of holders of such separate purchase contracts and separate amortizing notes request that we list such separate purchase contracts and separate amortizing notes, we may endeavor to list such separate purchase contracts and separate amortizing notes on an exchange of our choosing (which may or may not be the New York Stock Exchange) subject to applicable listing requirements. However, even if we do so apply to list such separate purchase contracts or separate amortizing notes, we cannot assure you that such securities will be approved for listing.

The purchase contract agreement will not be qualified under the Trust Indenture Act, and the obligations of the purchase contract agent are limited.

The purchase contract agreement between us and the purchase contract agent will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent. The amortizing notes constituting a part of the Units will be issued pursuant to an indenture, which has been qualified under the Trust Indenture Act. Accordingly, if you hold Units, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the amortizing notes. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

•	disqualification of the indenture trustee for “conflicting interests,” as defined under the Trust Indenture Act;

•	provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

•	the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

The amortizing notes and the senior subordinated guarantees are unsecured obligations and will be junior to all of our existing and future secured indebtedness to the extent of the collateral securing such indebtedness.

The amortizing notes and the senior subordinated guarantees will not be secured by any of our assets and will be junior to any of our existing and future secured indebtedness. Accordingly, in the event of our bankruptcy, liquidation or any similar proceeding, our assets which serve as collateral under our secured indebtedness would be made available to satisfy our obligations under any secured indebtedness we may have before any payments are made on the amortizing notes and the senior subordinated guarantees. At October 31, 2010, we had approximately $797.2 million of secured indebtedness outstanding. The aggregate book value of the real property collateral securing this indebtedness was approximately $759.5 million, as of October 31, 2010, which does not include the impact of inventory investments, home deliveries, or impairments thereafter and which may differ from the appraised value. In addition, cash collateralizing our secured indebtedness was $300.0 million as of October 31, 2010, which includes $92.3 million of restricted cash collateralizing certain letters of credit. Subsequent to such date, cash uses include general business operations and real estate and other investments. Subject to the limits in the indenture under which the amortizing notes will be issued and our other existing debt instruments, we will be able to incur additional secured obligations. See “Description of the Amortizing Notes.”

The amortizing notes and the senior subordinated guarantees will be subordinated to some of our debt and other liabilities.

The amortizing notes and the senior subordinated guarantees will be subordinated to all of our existing and future Senior Indebtedness of K. Hovnanian and the Guarantors, respectively. Senior Indebtedness includes all indebtedness of K. Hovnanian and the Guarantors under our senior notes, and also includes lease obligations and the deferred and unpaid balance of the purchase price of any property, other than certain accounts payable and other indebtedness to trade creditors created in the ordinary course of business, as well as other debt and obligations. As a result of the subordination of the amortizing notes and the senior subordinated guarantees, if K. Hovnanian or any Guarantor becomes insolvent or enters into a bankruptcy or similar proceeding, then the holders of K. Hovnanian’s or that Guarantor’s Senior Indebtedness must be paid in full before a holder of amortizing notes is paid.

In addition, K. Hovnanian and the Guarantors cannot make any cash payments to a holder of amortizing notes if K. Hovnanian or such Guarantor has failed to make payments to holders of its Senior Indebtedness. Under certain circumstances, K. Hovnanian and the Guarantors cannot make any payments to a holder of amortizing notes for a period of up to 120 days if K. Hovnanian or a Guarantor has defaulted, other than failures to make payments, under Senior Indebtedness covenants. See “Description of the Amortizing Notes — Subordination” for a more complete description of the subordination provisions of the amortizing notes and the senior subordinated guarantees.

At October 31, 2010, after giving effect to the completion of this offering and the Concurrent Offerings and the application of the net proceeds therefrom, K. Hovnanian and the Guarantors would have had:

•	approximately $797.2 million of secured indebtedness outstanding ($784.6 million, net of discount); and

•	approximately $832.7 million of senior unsecured notes ($827.2 million, net of discount).

In addition, after giving effect to the use of proceeds from this offering and the Concurrent Offerings, the amortizing notes will be our only senior subordinated indebtedness outstanding and we will not have any other senior subordinated notes or subordinated notes.

As of October 31, 2010, our non-Guarantor subsidiaries had approximately $90.0 million of liabilities, including trade payables, but excluding intercompany obligations.

The indenture will not contain any limitation on the ability of K. Hovnanian and the Guarantors to incur additional indebtedness, including indebtedness that is Senior Indebtedness.

The amortizing notes and the senior subordinated guarantees will be structurally subordinated to indebtedness of our non-Guarantor subsidiaries.

The amortizing notes and the senior subordinated guarantees will be structurally subordinated to the indebtedness (including trade payables) of any non-Guarantor subsidiary to the extent of the value of their assets, and holders of the amortizing notes will not have any claim as a creditor against any non-Guarantor subsidiary. In addition, the indenture under which the amortizing notes will be issued permits, subject to certain limitations, non-Guarantor subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of liabilities (such as trade payables) that may be incurred by them. At October 31, 2010, our non-Guarantor subsidiaries had $90.0 million of outstanding liabilities, including trade payables, but excluding intercompany obligations.

Federal and state laws allow courts, under specific circumstances, to void senior subordinated guarantees and to require you to return payments received from Guarantors.

Although you will be direct creditors of the Guarantors by virtue of the senior subordinated guarantees, existing or future creditors of any Guarantor could avoid or subordinate that Guarantor’s senior subordinated guarantee under the fraudulent conveyance laws if they were successful in establishing that:

•	the senior subordinated guarantee was incurred with fraudulent intent; or

•	the Guarantor did not receive fair consideration or reasonably equivalent value for issuing its senior subordinated guarantee and

•	was insolvent at the time of the senior subordinated guarantee;

•	was rendered insolvent by reason of the senior subordinated guarantee;

•	was engaged in a business or transaction for which its assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured.

The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmatured liabilities, is greater than all of such company’s property at a fair valuation; or

•	if the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

We cannot assure you as to what standard a court would apply in order to determine whether a Guarantor was “insolvent” as of the date its senior subordinated guarantee was issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that any Guarantors were insolvent on that date. The senior subordinated guarantees of subsidiaries of Hovnanian could be subject to the claim that, since the senior subordinated guarantees were incurred for the benefit of Hovnanian and K. Hovnanian, and only indirectly for the benefit of the Guarantors, the obligations of the Guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration.

Corporate benefit laws and other limitations on guarantees may adversely affect the validity and enforceability of the senior subordinated guarantees of the amortizing notes.

The senior subordinated guarantees of the amortizing notes by the Guarantors provide the holders of the amortizing notes with a direct claim against the assets of the Guarantors. The senior subordinated guarantees, however, will be limited to the maximum amount that can be guaranteed by a particular Guarantor without rendering the senior subordinated guarantee, as it relates to that Guarantor, voidable or otherwise ineffective under applicable law. This limit may not be effective to protect the guarantees from being voided under fraudulent transfer laws or may eliminate any Guarantor’s obligations or reduce such Guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, a similar limit was found to be ineffective to protect the guarantees. In addition, enforcement of any of these senior subordinated guarantees against any Guarantor will be subject to certain defenses available to Guarantors generally. These laws and defenses include those that relate to fraudulent conveyance or transfer (as described in the preceding risk factor), voidable preference, corporate purpose or benefit, preservation of share capital, thin capitalization and regulations or defenses affecting the rights of creditors generally. If one or more of these laws and defenses are applicable, a Guarantor may have no liability or decreased liability under its senior subordinated guarantee.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the amortizing notes.

Any default under the agreements governing our other indebtedness and the remedies sought by the holders of such indebtedness, could prevent us from paying principal of, and interest on, the amortizing notes (including, without limitation, installment payments) and substantially decrease the market value of the amortizing notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our other indebtedness, or if we otherwise fail to comply with the various covenants in our debt instruments, we could be in default under the terms of the agreements governing our other indebtedness. In the event of such default:

•	the holders of such indebtedness may be able to cause all of our available cash flow to be used to pay such indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest; and/or

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to amend or modify the agreements governing our indebtedness or seek concessions from the holders of such indebtedness.

The U.S. federal income tax consequences relating to the Units are uncertain.

No statutory, judicial or administrative authority directly addresses the characterization of the Units or instruments similar to the Units for U.S. federal income tax purposes. As a result, some aspects of the U.S. federal income tax consequences of an investment in the Units are not certain. Specifically, the amortizing notes and the purchase contracts could potentially be recharacterized as a single instrument for U.S. federal income tax purposes, in which case (i) “U.S. holders” (as defined below under “Certain United States Federal Income and Estate Tax Consequences — U.S. Holders”) could be required to recognize the entire amount of each installment payment on the amortizing notes, rather than merely the portion of such payment denominated as interest, as income and (ii) payments of principal and interest made to “non-U.S. holders” (as defined below under “Certain United States Federal Income and Estate Tax Consequences — Non-U.S. Holders”) on the amortizing notes could be subject to U.S. withholding tax. We have not sought any rulings concerning the treatment of the Units, and the tax consequences described in “Certain United States Federal Income and Estate Tax Consequences” are not binding on the Internal Revenue Service or the courts, either of which could disagree with the explanations or conclusions contained therein. Even if the components of a Unit are respected as separate instruments for U.S. federal income tax purposes, (i) the amortizing notes could be recharacterized as equity for U.S. federal income tax purposes, in which case payments of interest to non-U.S. holders on the amortizing notes could potentially be subject to U.S. withholding tax and (ii) the purchase contracts could be treated as Hovnanian’s stock on the date of issuance, in which case the tax consequences of the purchase, ownership and disposition thereof would be substantially the same as the tax consequences described herein. Holders should consult their tax advisors regarding potential alternative tax characterizations of the Units.

You may be subject to tax upon an adjustment to the settlement rate of the purchase contracts even though you do not receive a corresponding cash distribution.

The settlement rate of the purchase contracts is subject to adjustment in certain circumstances, including the payment of certain cash dividends or upon a fundamental change. If the settlement rate is adjusted as a result of a distribution that is taxable to our Class A common stockholders, such as a cash dividend, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. If you are a “non-U.S. holder” (as defined in “Certain United States Federal Income and Estate Tax Consequences — Non-U.S. Holders”), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty), which may be withheld from shares of Class A common stock or sales proceeds subsequently paid or credited to you. See “Certain United States Federal Income and Estate Tax Considerations.”

Non-U.S. holders who own, or in certain cases have owned, directly or constructively, more than a certain ownership threshold may be subject to U.S. federal income tax on gain realized on (and, under certain circumstances, withholding tax on the proceeds of) the disposition of the Units, purchase contracts and shares of our Class A common stock.

Because we have significant U.S. real estate holdings, we believe that we currently are a “United States real property holding corporation” (USRPHC) for U.S. federal income tax purposes. As a result, a “non-U.S. holder” (as defined in “Certain United States Federal Income Tax and Estate Consequences — Non-U.S. Holders”) will generally be subject to U.S. federal income tax on gain realized on (and with respect to the purchase contracts, possibly U.S. federal withholding tax on the proceeds of) a sale or other disposition of the Units or the purchase contracts or shares of our Class A common stock if such non-U.S. holder exceeds certain ownership thresholds. So long as our Class A common stock continues to be regularly traded on an established securities market, (i) a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of our Class A common stock if the non-U.S. holder has not held (at any time during the shorter of the five year period preceding the date of disposition or the non-U.S. holder’s holding period) more than 5% (actually or constructively) of our total outstanding Class A common stock, and (ii) a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of our purchase contracts (x) if, as a result of the Units being deemed regularly traded, the purchase contracts are considered to be regularly traded, and on the date acquired by the non-U.S. holder, the purchase contracts held by the non-U.S. holder had a fair market value less than or equal to 5% of the fair market value of all the purchase contracts, or (y) if the purchase contracts are not considered to be regularly traded, on the date such purchase contracts were acquired by the non-U.S. holder the purchase contracts had a fair market value less than or equal to 5% of the fair market value of our Class A common stock. In addition, if the purchase contracts are not considered to be “regularly traded” for these purposes, a non-U.S. holder will be subject to withholding upon a disposition of our purchase contracts if on the date acquired by the non-U.S. holder, the purchase contracts had a fair market value greater than 5% of the fair market value of our Class A common stock. Non-U.S. holders should consult their own U.S. income tax advisors concerning the consequences of disposing of Units, purchase contracts or shares of Class A common stock.

We may not have the ability to raise the funds necessary to repurchase the amortizing notes following the exercise of our early mandatory settlement right, and our debt outstanding at that time may contain limitations on our ability to repurchase the amortizing notes.

If we elect to exercise our early mandatory settlement right, holders of the amortizing notes will have the right to require K. Hovnanian to repurchase the amortizing notes on the repurchase date at the repurchase price described under “Description of the Amortizing Notes — Repurchase of Amortizing Notes at the Option of the Holder.” However, neither K. Hovnanian nor the Guarantors may have enough available cash or be able to obtain financing at the time K. Hovnanian is required to make repurchases of amortizing notes surrendered for repurchase. In addition, the ability of K. Hovnanian and the Guarantors to pay the repurchase price for the amortizing notes may be limited by agreements governing our current and future indebtedness. Our failure to repurchase amortizing notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture could also lead to a default under agreements governing our indebtedness outstanding at that time. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, neither K. Hovnanian nor the Guarantors may have sufficient funds to repay the indebtedness and the repurchase price for the amortizing notes.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $72.5 million (or $83.4 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and estimated transaction expenses payable by us. In addition, we expect that the net proceeds from the Common Stock Offering will be approximately $47.7 million (or approximately $54.9 million if the underwriters for the Common Stock Offering exercise their over-allotment option in full) and the net proceeds from the concurrent Notes Offering will be approximately $147.9 million, after deducting underwriting discounts and estimated transaction expenses payable by us. There can be no assurance that the Common Stock Offering or the Notes Offering will be completed.

We intend to use the net proceeds of this offering, together with the net proceeds from the Concurrent Offerings, to fund the Tender Offers and/or the Redemptions, and for general corporate purposes. The interest rate of each series of Tender Offer Notes is set forth in “Summary — Related Transactions — Tender Offers and Redemptions.”

CAPITALIZATION

The following table sets forth our homebuilding cash and cash equivalents and our capitalization as of October 31, 2010, on:

•	an actual basis;

•	an as adjusted basis to give effect to the sale of Units (but not the use of proceeds therefrom); and

•	an as further adjusted basis to give effect to the Concurrent Offerings and the application of the estimated proceeds from this offering and the Concurrent Offerings.

This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference herein and our financial statements and related notes incorporated by reference herein.

	As of October 31, 2010
			As Further
			Adjusted for
		As Adjusted for	Concurrent
	Actual	Sale of Units	Offerings(7)
	(Unaudited)
	(In thousands, except for share numbers and footnotes)

Homebuilding Cash and Cash Equivalents, Excluding Restricted Cash	$359,124	$431,574	$465,413
Restricted Cash(1)	108,983	108,983	108,983

Total Homebuilding Cash and Cash Equivalents(2)	$468,107	$540,557	$574,396

Debt(3):
Nonrecourse Land Mortgages	$4,313	$4,313	$4,313
Nonrecourse Mortgages Secured by Operating Property	20,657	20,657	20,657
10 5/8% Senior Secured Notes due 2016	772,415	772,415	772,415
11 1/2% Senior Secured Notes due 2013	475	475	475
18% Senior Secured Notes due 2017	11,702	11,702	11,702
8% Senior Notes due 2012	35,475	35,475	—
6 1/2% Senior Notes due 2014	54,373	54,373	54,373
6 3/8% Senior Notes due 2014	29,214	29,214	29,214
6 1/4% Senior Notes due 2015	52,720	52,720	52,720
11 7/8% Senior Notes due 2015 offered concurrently(4)	—	—	151,052
6 1/4% Senior Notes due 2016	171,616	171,616	171,616
7 1/2% Senior Notes due 2016	172,269	172,269	172,269
8 5/8% Senior Notes due 2017	195,918	195,918	195,918
8 7/8% Senior Subordinated Notes due 2012	66,639	66,639	—
7 3/4% Senior Subordinated Notes due 2013	53,531	53,531	—
Tangible Equity Units Senior Subordinated Amortizing Notes that are components of the Units offered hereby	—	13,578	13,578

Total Debt(3)	$1,641,317	$1,654,895	$1,650,302

Equity:
Preferred Stock, $.01 par value; 100,000 Shares authorized; 5,600 Shares of 7.625% Series A Preferred Stock issued at October 31, 2010 with a liquidation preference of $140,000	$135,299	$135,299	$135,299
Common Stock, Class A, $.01 par value; 200,000,000 Shares authorized; 74,809,683 Shares issued at October 31, 2010, actual and as adjusted (including 11,694,720 shares held in treasury) and 86,559,683 Shares issued as further adjusted (including 11,694,720 Shares held in treasury)(5)	748	748	866

	As of October 31, 2010
			As Further
			Adjusted for
		As Adjusted for	Concurrent
	Actual	Sale of Units	Offerings(7)
	(Unaudited)
	(In thousands, except for share numbers and footnotes)

Common Stock, Class B, $.01 par value (Convertible to Class A at time of sale); 30,000,000 Shares authorized; 15,256,543 Shares issued at October 31, 2010 (including 691,748 Shares held in treasury)	153	153	153
Paid in Capital — Common Stock(6)	463,908	523,242	570,823
Accumulated Deficit	(823,419)	(823,419)	(825,233)
Treasury Stock — at Cost	(115,257)	(115,257)	(115,257)

Total Hovnanian Enterprises, Inc. Stockholders’ Equity Deficit	(338,568)	(279,234)	(233,349)

Noncontrolling Interest in Consolidated Joint Ventures	630	630	630

Total Equity Deficit(5)	$(337,938)	$(278,604)	$(232,719)

Total Capitalization	$1,303,379	$1,376,291	$1,417,583

(1)	As of October 31, 2010, “Restricted Cash” includes $92.3 million of cash collateralizing our letter of credit agreements and facilities, $14.5 million of cash collateralizing our surety bonds and $2.2 million for customers’ deposits, which are restricted from our use.

(2)	As of October 31, 2010, cash of K. Hovnanian, Hovnanian and the restricted subsidiaries acting as guarantors under K. Hovnanian’s indentures collateralizing our secured indebtedness was $300.0 million (which included $92.3 million of restricted cash collateralizing certain letters of credit). See “Risk Factors — Risks Related to Ownership of the Units, Separate Purchase Contracts, Separate Amortizing Notes and Class A Common Stock — The amortizing notes and the senior subordinated guarantees are unsecured obligations and will be junior to all of our existing and future secured indebtedness to the extent of the collateral securing such indebtedness.”

(3)	References to our consolidated debt in this prospectus supplement exclude debt of $73.6 million under our secured master repurchase agreements, which are short-term borrowing facilities used by our mortgage banking subsidiary.

(4)	As further adjusted reflects gross proceeds of $155.0 million, net of original issue discount of approximately $3.948 million, which will accrete over the life of the Senior Notes and be amortized into interest expense. Does not reflect the underwriters’ discount.

(5)	(a) As further adjusted includes shares of our Class A common stock issued in the Common Stock Offering and (b) as adjusted and as further adjusted excludes shares of our Class A common stock issuable upon settlement of the purchase contracts that are components of the Units offered hereby.

(6)	We have accounted for the purchase contracts that are components of the Units offered hereby as equity and recorded $59.3 million, the initial fair value of these contracts, net of the underwriters’ discount and estimated offering expenses allocated to the purchase contracts, as additional paid in capital as of October 31, 2010.

(7)	Assumes that all of the Tender Offer Notes are tendered and purchased in the Tender Offers on the date of issuance of the Senior Notes offered in the Notes Offering (expected to be February 14, 2011) at an aggregate purchase price of approximately $161.8 million, including estimated fees and expenses related to the Tender Offers.

PRICE RANGE OF COMMON STOCK; DIVIDEND POLICY

Our Class A common stock is listed on the New York Stock Exchange under the symbol “HOV.” The following table sets forth the high and low closing sales prices for transactions involving our Class A common stock during each fiscal quarter, as reported on the New York Stock Exchange Composite Tape.

	High	Low

2011:
November 1, 2010 through February 3, 2011	$4.96	$3.54
2010:
Quarter ended October 31, 2010	$4.65	$3.42
Quarter ended July 31, 2010	7.99	3.47
Quarter ended April 30, 2010	7.23	3.55
Quarter ended January 31, 2010	4.40	3.54
2009:
Quarter ended October 31, 2009	$5.61	$3.42
Quarter ended July 31, 2009	3.25	1.81
Quarter ended April 30, 2009	2.93	0.58
Quarter ended January 31, 2009	4.99	1.61

On February 3, 2011, the last reported sale price of our Class A common stock on the New York Exchange was $4.49 per share. As of January 18, our Class A common stock was held of record by approximately 541 holders and our Class B common stock was held of record by approximately 260 holders. There is no established public trading market for our Class B common stock and in order to trade Class B common stock, the shares must be converted into Class A common stock on a one-for-one basis.

Certain debt instruments to which we are a party contain restrictions on the payment of cash dividends. As a result of the most restrictive of these provisions, we are not currently able to pay any cash dividends. We have never paid a cash dividend to common stockholders.

DESCRIPTION OF THE UNITS

We are offering 3,000,000 Units (or 3,450,000 Units if the underwriters exercise their over-allotment option in full), each with a stated amount of $25. Each Unit is comprised of a prepaid stock purchase contract issued by Hovnanian (a “purchase contract”) and a senior subordinated amortizing note issued by K. Hovnanian (an “amortizing note”). The following summary of the terms of the Units, the summary of the terms of the purchase contracts set forth under the caption “Description of the Purchase Contracts” and the summary of the terms of the amortizing notes set forth under the caption “Description of the Amortizing Notes” in this prospectus supplement contain a description of all of the material terms of the Units and their components but are not complete. We refer you to:

•	the purchase contract agreement to be entered into among Hovnanian, K. Hovnanian and Wilmington Trust Company, as purchase contract agent (the “purchase contract agreement”), to be dated the date of first issuance of the Units, under which the purchase contracts and Units will be issued; and

•	the form of K. Hovnanian senior subordinated debt indenture, and a related supplemental indenture, each to be dated the date of first issuance of the Units, and each among K. Hovnanian, as issuer, Hovnanian and certain subsidiaries of Hovnanian, as Guarantors, and Wilmington Trust Company, as trustee, under which the amortizing notes will be issued.

The form of K. Hovnanian senior subordinated debt indenture has been, and the related supplemental indenture for the amortizing notes and the purchase contract agreement will be, filed and incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part. Whenever particular sections or defined terms are referred to, such sections or defined terms are incorporated herein by reference.

As used in this section, the term “Hovnanian” means Hovnanian Enterprises, Inc. and does not include K. Hovnanian Enterprises, Inc. or any other subsidiary of Hovnanian Enterprises, Inc.

Components of the Units

Each Unit offered is comprised of:

•	a prepaid stock purchase contract issued by Hovnanian pursuant to which we will deliver to the holder, not later than February 15, 2014 (subject to postponement in certain limited circumstances, the “mandatory settlement date”), a number of shares of our Class A common stock per purchase contract equal to the settlement rate described below under “Description of the Purchase Contracts — Delivery of Class A Common Stock;” and

•	a senior subordinated amortizing note issued by K. Hovnanian with an initial principal amount of $4.526049 that pays equal quarterly installments of $0.453125 per amortizing note (except for the May 15, 2011 installment payment, which will be $0.483334 per amortizing note), which cash payment in the aggregate will be equivalent to 7.25% per year with respect to the $25 stated amount per Unit.

Unless previously settled at your option as described in “Description of the Purchase Contracts — Early Settlement” or “Description of the Purchase Contracts — Early Settlement Upon a Fundamental Change” or unless previously settled at our option as described in “Description of the Purchase Contracts — Early Settlement at Our Election,” we will deliver to you not more than 5.8140 shares and not less than 4.7655 shares of our Class A common stock, par value $0.01 per share (the “Class A common stock”) on the mandatory settlement date, based upon the “applicable settlement rate” (as defined below), which is subject to adjustment as described herein, and the “applicable market value” (as defined below) of our Class A common stock, as described below under “Description of the Purchase Contracts — Delivery of Class A Common Stock.”

Each amortizing note will have an initial principal amount of $4.526049. On each February 15, May 15, August 15 and November 15, commencing on May 15, 2011, K. Hovnanian will pay equal cash installments of $0.453125 on each amortizing note (except for the May 15, 2011 installment payment, which will be $0.483334 per amortizing note). Each installment will constitute a payment of interest (at a rate of 12.072%

per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes — Amortization Schedule.”

The stated amount of each Unit must be allocated between the amortizing note and the purchase contract based upon their relative fair market values. We have determined that the fair market value of each amortizing note is $4.526049 and the fair market value of each purchase contract is $20.473951. Each holder agrees to such allocation and this position will be binding upon each holder (but not on the Internal Revenue Service).

Limitation on Beneficial Ownership of Units, Separate Purchase Contracts and Class A Common Stock

In order to preserve the tax treatment of our net operating loss carryforwards under the Code, beneficial owners of Units and any separate purchase contracts will be subject to both a beneficial ownership limitation and a settlement limitation as described herein. In addition, as a Class A common stockholder upon settlement of your purchase contract, you will be subject to both our Rights Plan and the transfer restrictions of our amended Certificate of Incorporation. See “Limitation on Beneficial Ownership of Class A Common Stock, Units and Separate Purchase Contracts.”

Separating and Recreating Units

Upon the conditions and under the circumstances described below, a holder of a Unit will have the right to separate a Unit into its component parts, and a holder of a separate purchase contract and a separate amortizing note will have the right to combine the two components to recreate a Unit.

Separating Units

At initial issuance, the purchase contracts and amortizing notes may be purchased and transferred only as Units and will trade under the CUSIP number for the Units.

On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third scheduled trading day immediately preceding February 15, 2014 or any “early mandatory settlement date” (as defined below), you will have the right to separate your Unit into its constituent purchase contract and amortizing note (which we refer to as a “separate purchase contract” and a “separate amortizing note,” respectively, and which will thereafter trade under their respective CUSIP numbers), in which case that Unit will cease to exist.

“Business day” means any day other than a Saturday, Sunday or any day on which banking institutions in New York, New York are authorized or obligated by applicable law or executive order to close or be closed.

Your Unit, purchase contract and amortizing note will be represented by global securities registered in the name of a nominee of The Depository Trust Company (“DTC”). You will not be entitled to receive a definitive physical certificate for your Units, purchase contracts or amortizing notes, except under the limited circumstances described under “Book-Entry Procedures and Settlement.” Beneficial interests in a Unit and, after separation, the separate purchase contract and separate amortizing note will be shown on and transfers will be effected through direct or indirect participants in DTC. In order to separate your Unit into its component parts, you must deliver written instructions to the broker or other direct or indirect participant through which you hold an interest in your Unit (your “participant”) to notify DTC through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) System of your election to separate the Unit.

Separate purchase contracts and separate amortizing notes will be transferable independently from each other.

Recreating Units

If you beneficially own a separate purchase contract and a separate amortizing note, you may combine the two components to recreate a Unit by delivering written instructions to your participant to notify DTC through its DWAC System of your desire to recreate the Unit on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third scheduled trading day immediately preceding February 15, 2014 or any early mandatory settlement date.

Listing of Securities

We will apply to list the Units on the New York Stock Exchange, subject to satisfaction of its minimum listing standards with respect to the Units. However, we can give no assurance that the Units will be so listed. If the Units are approved for listing, we expect that the Units will begin trading on the New York Stock Exchange within 30 calendar days after the Units are first issued. In addition, the underwriters have advised us that they intend to make a market in the Units, but the underwriters are not obligated to do so. However, listing on the New York Stock Exchange does not guarantee that a trading market will develop, and the underwriters may discontinue market making at any time in their sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

We will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. If (i) a sufficient number of Units are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (ii) a sufficient number of holders of such separate purchase contracts and separate amortizing notes request that we list such separate purchase contracts and separate amortizing notes, we may endeavor to list such separate purchase contracts and separate amortizing notes on an exchange of our choosing (which may or may not be the New York Stock Exchange) subject to applicable listing requirements.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “HOV.” We have applied to have the shares of our Class A common stock deliverable upon settlement of all purchase contracts approved for listing on the New York Stock Exchange.

Title

Hovnanian and the purchase contract agent will treat the registered owner of any Unit or separate purchase contract or amortizing note as the absolute owner of the Unit or separate purchase contract or amortizing note for the purpose of settling the related purchase contracts or amortizing note and for all other purposes.

Replacement of Unit Certificates

In the event that physical certificates evidencing the Units have been issued, any mutilated Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to Hovnanian and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Unit certificate, an indemnity satisfactory to us and the purchase contract agent may be required at the expense of the registered holder of the Units before a replacement will be issued.

Notwithstanding the foregoing, we will not be obligated to replace any Unit certificates on or after the business day immediately preceding February 15, 2014 or any early settlement date. In those circumstances, the purchase contract agreement will provide that, in lieu of the delivery of a replacement Unit certificate, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver or arrange for delivery of the shares of Class A common stock issuable pursuant to the purchase contracts included in the Units evidenced by the certificate.

Miscellaneous

The purchase contract agreement will provide that we will pay all fees and expenses related to the offering of the Units and the enforcement by the purchase contract agent of the rights of the holders of the Units or the separate purchase contracts or amortizing notes, other than expenses (including legal fees) of the underwriters.

Should you elect to separate or recreate Units, you will be responsible for any fees or expenses payable in connection with that separation or recreation, and we will have no liability therefor.

DESCRIPTION OF THE PURCHASE CONTRACTS

Each purchase contract, which initially forms a part of a Unit and which, at the holder’s option after the date of initial issuance of the Units, can be separated and transferred separately from the amortizing note also forming a part of a Unit, will be issued pursuant to the terms and provisions of the purchase contract agreement.

The following summary of the terms of the purchase contracts contains a description of all of the material terms of the purchase contracts but is not complete and is subject to, and is qualified in its entirety reference to, all of the provisions of the purchase contract agreement, including the definitions in the purchase contract agreement of certain terms. We refer you to the purchase contract agreement to be filed and incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part.

As used in this section, the terms “Hovnanian,” “we,” “us” and “our” means Hovnanian Enterprises, Inc. and does not include K. Hovnanian Enterprises, Inc. or any other subsidiary of Hovnanian Enterprises, Inc.

Delivery of Class A Common Stock

Unless previously settled early at your or our option, for each purchase contract we will deliver to you on February 15, 2014 (subject to postponement in certain limited circumstances described below, the “mandatory settlement date”) a number of shares of our Class A common stock. The number of shares of our Class A common stock issuable upon settlement of each purchase contract (the “settlement rate”) will be determined as follows:

•	if the applicable market value of our Class A common stock is equal to or greater than the threshold appreciation price, then you will receive 4.7655 shares of Class A common stock for each purchase contract (the “minimum settlement rate”);

•	if the applicable market value of our Class A common stock is greater than $4.30 (the “reference price”) but less than the threshold appreciation price, then you will receive a number of shares of Class A common stock for each purchase contract equal to the Unit stated amount of $25, divided by the applicable market value; and

•	if the applicable market value of our Class A common stock is less than or equal to the reference price of $4.30, then you will receive 5.8140 shares of Class A common stock for each purchase contract (the “maximum settlement rate”).

The maximum settlement rate, minimum settlement rate and the applicable market value are each subject to adjustment as described under “— Adjustments to the Fixed Settlement Rates” below. Each of the minimum settlement rate and the maximum settlement rate is referred to as a “fixed settlement rate.”

The reference price is the public offering price of our Class A common stock in the concurrent common stock offering.

The threshold appreciation price shall be equal to $25 divided by the minimum settlement rate (rounded to the nearest $0.0001). The threshold appreciation price, which is initially approximately $5.25, represents an appreciation of approximately 22% over the reference price.

For illustrative purposes only, the following table shows the number of shares of Class A common stock issuable upon settlement of a purchase contract at the assumed applicable market values, based on a reference price of $4.30 and a threshold appreciation price of $5.25. The table assumes that there will be no adjustments to the fixed settlement rates described under “— Adjustments to the Fixed Settlement Rates” below and that neither Hovnanian nor holders elect to settle early as described under “— Early Settlement,”

‘‘— Early Settlement Upon a Fundamental Change” or “— Early Settlement at Our Election” below. We cannot assure you that the actual applicable market value will be within the assumed range set forth below.

A holder of a Unit or a separate purchase contract, as applicable, will receive on the mandatory settlement date the following number of shares of Class A common stock at the following assumed applicable market values:

Number of Shares of
Assumed Applicable Market Value	Class A Common Stock

$1.00	5.8140
$1.25	5.8140
$1.50	5.8140
$1.75	5.8140
$2.00	5.8140
$2.25	5.8140
$2.50	5.8140
$2.75	5.8140
$3.00	5.8140
$3.25	5.8140
$3.50	5.8140
$3.75	5.8140
$4.00	5.8140
$4.25	5.8140
$4.30	5.8140
$4.50	5.5556
$4.75	5.2632
$5.00	5.0000
$5.25	4.7655
$5.50	4.7655
$5.75	4.7655
$6.00	4.7655

As the above table illustrates, if, on the mandatory settlement date, the applicable market value is greater than or equal to the threshold appreciation price, we would be obligated to deliver 4.7655 shares of Class A common stock for each purchase contract. As a result, you would receive only a portion of the appreciation in market value of the shares of our Class A common stock that you would have received had you purchased $25 worth of shares of our Class A common stock at the public offering price in the concurrent Common Stock Offering.

If, on the mandatory settlement date, the applicable market value is less than the threshold appreciation price but greater than the reference price of $4.30, we would be obligated to deliver a number of shares of our Class A common stock on the mandatory settlement date equal to $25, divided by the applicable market value. As a result, we would retain all appreciation in the market value of our Class A common stock underlying each purchase contract between the reference price and the threshold appreciation price.

If, on the mandatory settlement date, the applicable market value is less than or equal to the reference price of $4.30, we would be obligated to deliver upon settlement of the purchase contract 5.8140 shares of Class A common stock for each purchase contract, regardless of the market price of our Class A common stock. As a result, the holder would realize the entire loss on the decline in market value of the Class A common stock underlying each purchase contract since the initial issuance date of the Units.

Because the applicable market value of the Class A common stock is determined over the 20 “trading days” (as defined below) beginning on, and including, the 23rd scheduled trading day immediately preceding February 15, 2014, the number of shares of Class A common stock delivered for each purchase contract may be greater than or less than the number that would have been delivered based on the closing price of the

Class A common stock on the last trading day in such 20 trading day period. In addition, you will bear the risk of fluctuations in the market price of the shares of Class A common stock deliverable upon settlement of the purchase contracts between the end of such 20 trading day period and the date such shares are delivered.

The term “applicable market value” means the average of the closing prices of our Class A common stock on each of the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding February 15, 2014.

The “closing price” of our Class A common stock on any given date means:

•	the reported closing price on that date or, if no closing price is reported, the last reported sale price of shares of our Class A common stock on the New York Stock Exchange on that date; or

•	if our Class A common stock is not traded on the New York Stock Exchange, the closing price on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our Class A common stock is so traded or, if no closing price is reported, the last reported sale price of shares of our Class A common stock on the principal U.S. national or regional securities exchange on which our Class A common stock is so traded; or

•	if our Class A common stock is not traded on a U.S. national or regional securities exchange, the last quoted bid price on that date for our Class A common stock in the over-the-counter market as reported by Pink OTC Markets Inc. or a similar organization; or

•	if our Class A common stock is not so quoted by Pink OTC Markets Inc. or a similar organization, the market value of our Class A common stock on that date as determined by our board of directors.

A “trading day” is a day on which shares of our Class A common stock:

•	are not suspended from trading on any U.S. national or regional securities exchange or association or over-the-counter market at 5:00 p.m., New York City time; and

•	have traded at least once on the U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our Class A common stock.

If our Class A common stock (or any other security for which the closing price must be determined) is not listed or admitted for trading on any U.S. national or regional securities exchange or association or over-the-counter market, “trading day” means a business day.

A “scheduled trading day” is a day that is scheduled to be a trading day on the U.S. national or regional securities exchange or association or over-the-counter market on which our Class A common stock is listed or admitted for trading. If our Class A common stock is not so listed or admitted for trading, “scheduled trading day” means a business day.

On the mandatory settlement date, our Class A common stock will be issued and delivered to you or your designee, upon (i) surrender of certificates representing the purchase contracts, if such purchase contracts are held in certificated form, and (ii) payment by you of any transfer or similar taxes payable in connection with the issuance of our Class A common stock to any person other than you. As long as the purchase contracts are evidenced by one or more global purchase contract certificates deposited with DTC, procedures for settlement will be governed by standing arrangements between DTC and the purchase contract agent.

If one or more of the 20 scheduled trading days beginning on, and including, the 23rd scheduled trading day immediately preceding February 15, 2014 is not a trading day, the mandatory settlement date will be postponed until the third scheduled trading day immediately following the last trading day of the 20 trading day period during which the applicable market value is determined.

Prior to 5:00 p.m., New York City time, on the last trading day of the 20 trading day period during which the applicable market value is determined, the shares of Class A common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our Class A common stock by virtue of holding such purchase contract. The person in whose name any shares of our Class A common stock shall be issuable upon settlement of the purchase contract on the mandatory settlement date will become the holder of record of such shares as of 5:00 p.m., New York City time, on the last trading day of 20 trading day period during which the applicable market value is determined.

We will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our Class A common stock upon settlement of the purchase contracts, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Early Settlement

On any trading day prior to 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding February 15, 2014, you, as a holder of Units or a holder of a separate purchase contract, may elect to settle your purchase contracts early, in whole or in part, and receive shares of Class A common stock at the “early settlement rate.” The early settlement rate is equal to the minimum settlement rate, subject to adjustment as described below under “— Adjustments to the Fixed Settlement Rates,” unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will receive upon settlement of your purchase contracts a number of shares of our Class A common stock based on the “fundamental change early settlement rate” as described under “— Early Settlement Upon a Fundamental Change.”

Your right to receive Class A common stock upon early settlement of your purchase contract is subject to (i) delivery of a written and signed notice of election (an “early settlement notice”) to the purchase contract agent electing early settlement of your purchase contract, (ii) if such purchase contract or the Unit that includes such purchase contract is held in certificated form, surrendering the certificates representing the purchase contract and (iii) payment by you of any transfer or similar taxes payable in connection with the issuance of our Class A common stock to any person other than you. As long as the purchase contracts or the Units are evidenced by one or more global certificates deposited with DTC, procedures for early settlement will be governed by standing arrangements between DTC and the purchase contract agent.

Upon surrender of the purchase contract or the related Unit and payment of any applicable transfer or similar taxes due because of any issue of such shares in a name of a person other than the holder, you will receive the applicable number of shares of Class A common stock (and any cash payable for fractional shares) on the third business day following the “early settlement date” (as defined below).

If you comply with the requirements for effecting early settlement of your purchase contracts earlier than 5:00 p.m., New York City time, on any business day, then that day will be considered the “early settlement date.” If you comply with such requirements at or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next business day will be considered the “early settlement date.” The person in whose name any shares of our Class A common stock shall be issuable upon such early settlement of the purchase contract will become the holder of record of such shares as of 5:00 p.m., New York City time, on the relevant early settlement date.

Upon early settlement of the purchase contract component of a Unit, the corresponding amortizing note will remain outstanding and beneficially owned by or registered in the name of, as they case may be, the holder who elected to settle the related purchase contract early.

Early Settlement Upon A Fundamental Change

If a “fundamental change” occurs and you elect to settle your purchase contracts early in connection with such fundamental change in accordance with the procedures described under “— Early Settlement” above, you will receive a number of shares of our Class A common stock or cash, securities or other property, as applicable, based on the “fundamental change early settlement rate,” as described below. An early settlement will be deemed for these purposes to be “in connection with” such fundamental change if you deliver your early settlement notice to the purchase contract agent, and otherwise satisfy the requirements for effecting early settlement of your purchase contracts, during the period beginning on, and including, the effective date of the fundamental change and ending at 5:00 p.m., New York City time, on the 30th business day thereafter

(or, if earlier, the third scheduled trading day immediately preceding February 15, 2014) (the “fundamental change early settlement period”). We refer to this right as the “fundamental change early settlement right.”

If you comply with the requirements for effecting early settlement upon a fundamental change earlier than 5:00 p.m., New York City time, on any business day during the fundamental change early settlement period, then that day will be considered the “fundamental change early settlement date.” If you comply with such requirements at or after 5:00 p.m., New York City time, on any business day during the fundamental change early settlement period or at any time on a day during the fundamental change early settlement period that is not a business day, then the next business day will be considered the “fundamental change early settlement date.”

We will provide the purchase contract agent and the holders of Units and separate purchase contracts with a notice of a fundamental change within five business days after its occurrence, issue a press release announcing such effective date and post such press release on our website. The notice will also set forth, among other things, (i) the applicable fundamental change early settlement rate, (ii) if not Class A common stock, the kind and amount of cash, securities and other property receivable by the holder upon settlement and (iii) the deadline by which each holder’s fundamental change early settlement right must be exercised.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

•	our Class A common stock (or other common stock receivable upon settlement of your purchase contract, if applicable) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States;

•	the consummation of any acquisition (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of us or any sale, lease or other transfer of all or substantially all of the consolidated assets of ours and our subsidiaries) or a series of related transactions or events pursuant to which:

•	90% or more of our Class A common stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property; and

•	more than 10% of such cash, securities or other property does not consist of shares of common stock that are, or that upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States; or

•	any “person” or “group” within the meaning of Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), other than us, any of our subsidiaries and any of their employee benefit plans, has become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Class A common stock representing more than 50% of the voting power of our Class A common stock.

The “fundamental change early settlement rate” will be determined by us by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “stock price” in the fundamental change, which will be:

•	in the case of a fundamental change described in the second bullet of the definition of “fundamental change” (i.e., constituting an “acquisition”) in which holders of shares of our Class A common stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share of our Class A common stock; and

•	in all other cases, the stock price will be the average of the closing prices of our Class A common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the effective date.

The stock prices set forth in the first column of the table below will be adjusted as of any date on which any fixed settlement rate is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the maximum settlement rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the maximum settlement rate as so adjusted. The number of shares in the table below will be adjusted in the same manner as the fixed settlement rates as set forth under “— Adjustments to the Fixed Settlement Rates.”

The following table sets forth the fundamental change early settlement rate per purchase contract for each stock price and effective date set forth below:

	Effective Date
	February 9,	February 15,	February 15,	February 15,
Stock Price	2011	2012	2013	2014

$1.00	5.4963	5.6701	5.7660	5.8140
$2.00	5.1312	5.3749	5.6578	5.8140
$3.00	4.9097	5.1021	5.3896	5.8140
$4.00	4.7882	4.9243	5.1226	5.8140
$4.30	4.7614	4.8866	5.0585	5.8140
$4.50	4.7499	4.8647	5.0204	5.5556
$4.75	4.7346	4.8405	4.9778	5.2632
$5.00	4.7214	4.8194	4.9405	5.0000
$5.25	4.7099	4.8011	4.9081	4.7655
$6.00	4.6838	4.7592	4.8353	4.7655
$7.00	4.6622	4.7245	4.7791	4.7655
$8.00	4.6495	4.7044	4.7500	4.7655
$9.00	4.6420	4.6925	4.7351	4.7655
$10.00	4.6375	4.6855	4.7275	4.7655
$12.50	4.6332	4.6779	4.7209	4.7655
$15.00	4.6330	4.6760	4.7195	4.7655
$17.50	4.6343	4.6759	4.7191	4.7655
$20.00	4.6363	4.6766	4.7190	4.7655
$22.50	4.6386	4.6776	4.7189	4.7655
$25.00	4.6412	4.6789	4.7188	4.7655

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	if the applicable stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by straight line interpolation between the fundamental change early settlement rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•	if the applicable stock price is greater than $25.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), then the fundamental change early settlement rate will be the minimum settlement rate; or

•	if the applicable stock price is less than $1.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above, the “minimum stock price”), the fundamental change early settlement rate will be determined as if the stock price equaled the minimum stock price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two effective dates in the table.

The maximum number of shares of our Class A common stock deliverable under a purchase contract is 5.8140, subject to adjustment in the same manner as the fixed settlement rates as set forth under “— Adjustments to the Fixed Settlement Rates.”

Our obligation to settle the purchase contracts at the fundamental change early settlement rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

If you exercise the fundamental change early settlement right following the effective date of a fundamental change described in the second bullet of the definition of “fundamental change,” we will deliver to you the kind and amount of securities, cash or other property that you would have been entitled to receive in such fundamental change transaction as a holder of a number of shares of our Class A common stock equal to the fundamental change settlement rate for each purchase contract being settled early. If such fundamental change causes our Class A common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) and you exercise the fundamental change early settlement right, we will deliver to you the types and amounts of consideration based on the weighted average of the types and amounts of consideration received by holders of our Class A common stock that affirmatively make such an election.

We will deliver the shares of our Class A common stock, securities, cash or other property payable as a result of your exercise of the fundamental change early settlement right on the third business day following the fundamental change early settlement date. The person in whose name any shares of our Class A common stock or other securities, if applicable, shall be issuable following exercise of a holder’s fundamental change early settlement right will become the holder of record of such shares or other securities, if applicable, as of 5:00 p.m., New York City time, on the date such right is exercised.

Upon early settlement of the purchase contract component of a Unit upon a fundamental change, the corresponding amortizing note will remain outstanding and, beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early upon the fundamental change.

If you do not elect to exercise your fundamental change early settlement right, your purchase contracts will remain outstanding and will be subject to normal settlement on any subsequent early settlement date or the mandatory settlement date, including, if applicable, the provisions set forth under “— Adjustments to the Fixed Settlement Rates” regarding the occurrence of the relevant fundamental change.

Early Mandatory Settlement at Our Election

We have the right to settle the purchase contracts early, in whole but not in part, on a date fixed by us as described below at the “early mandatory settlement rate” described below. We refer to this right as our “early mandatory settlement right.”

The “early mandatory settlement rate” will be the maximum settlement rate on the notice date (as defined below), unless the “closing price” (as defined above) of our Class A common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately preceding the notice date exceeds 130% of the threshold appreciation price in effect on each such trading day, in which case the “early mandatory settlement rate” will be the minimum settlement rate on the notice date.

In the event we elect to settle the purchase contracts early, you will have the right to require us to repurchase your amortizing notes, as described under “Description of the Amortizing Notes — Repurchase of Amortizing Notes at the Option of the Holder.”

If we elect to exercise our early mandatory settlement right, we will provide the purchase contract agent and the holders of Units, separate purchase contracts and separate amortizing notes with a notice of our election (the “early mandatory settlement notice”), issue a press release announcing our election and post such press release on our website. The early mandatory settlement notice will specify, among other things:

•	the early mandatory settlement rate;

•	the date on which we will deliver shares of our Class A common stock following exercise of our early mandatory settlement right (the “early mandatory settlement date”), which will be at least 5 but not more than 30 business days following the date of our notice (the “notice date”);

•	that holders of Units and separate amortizing notes will have the right to require us to repurchase their amortizing notes that are a component of the Units or their separate amortizing notes, as the case may be (subject to certain exceptions described under “Description of the Amortizing Notes — Repurchase of Amortizing Notes at the Option of the Holder”);

•	if applicable, the repurchase price and “repurchase date” (each as defined below under “Description of the Amortizing Notes — Repurchase of Amortizing Notes at the Option of the Holder”);

•	if applicable, the last date on which holders may exercise their repurchase right; and

•	if applicable, the procedures that holders must follow to require us to repurchase their amortizing notes.

We will deliver the shares of our Class A common stock and any cash payable for fractional shares to you on the early mandatory settlement date. The person in whose name any shares of our Class A common stock shall be issuable following exercise of our early mandatory settlement right will become the holder of record of such shares as of 5:00 p.m., New York City time, on the notice date.

Limitation on Beneficial Ownership of Units, Separate Purchase Contracts and Class A Common Stock

In order to preserve the tax treatment of our net operating loss carryforwards under the Code, beneficial owners of Units and any separate purchase contracts will be subject to both a beneficial ownership limitation and a settlement limitation as described herein. In addition, as a Class A common stockholder upon settlement of your purchase contract, you will be subject to both our Rights Plan and the transfer restrictions of our amended Certificate of Incorporation. See “Limitation on Beneficial Ownership of Class A Common Stock, Units and Separate Purchase Contracts.”

Adjustments to the Fixed Settlement Rates

Each fixed settlement rate will be adjusted, without duplication, if:

(a) We issue Class A common stock to all or substantially all of the holders of our Class A common stock as a dividend or other distribution, in which event, each fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the “record date” (as defined below) for such dividend or distribution will be divided by a fraction:

•	the numerator of which is the number of shares of our Class A common stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date, and

•	the denominator of which is equal to (i) the number of shares of our Class A common stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date, plus (ii) the total number of shares of our Class A common stock constituting such dividend or other distribution.

Any adjustment made pursuant to this clause (a) will become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution. If any dividend or distribution described in this clause (a) is declared but not so paid or made, each fixed settlement rate will be readjusted, effective as of the date our board of directors publicly announces its decision not to make such dividend or distribution, to such fixed settlement rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (a), the number of shares of Class A common stock outstanding immediately prior to 5:00 p.m., New York City time, on the record date for such dividend or distribution will not include shares held in treasury but will include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Class A common stock. We will not pay any dividend or make any distribution on shares of Class A common stock held in treasury.

(b) We issue to all or substantially all holders of our Class A common stock rights, options or warrants (other than rights, options or warrants issued pursuant to a dividend reinvestment plan, shareholder rights plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights, options or warrants, to subscribe for or purchase our shares of Class A common stock at less than the “current market price” (as defined below) of our Class A common stock, in which case each fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such issuance will be multiplied by a fraction:

•	the numerator of which is equal to (i) the number of shares of Class A common stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date, plus (ii) the total number of shares of our Class A common stock issuable pursuant to such rights, options or warrants, and

•	the denominator of which is equal to (i) the number of shares of Class A common stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date, plus (ii) the number of shares of Class A common stock equal to the quotient of the aggregate price payable to exercise such rights, options or warrants divided by the current market price per share of our Class A common stock.

Any adjustment made pursuant to this clause (b) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after 5:00 p.m., New York City time, on the record date for such issuance. In the event that such rights, options or warrants described in this clause (b) are not so issued, each fixed settlement rate will be readjusted, effective as of the date our board of directors publicly announces its decision not to issue such rights, options or warrants, to such fixed settlement rate that would then be in effect if such issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of our Class A common stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, each fixed settlement rate will be readjusted, effective as of the date of such expiration or the date of such exercise, as the case may be, to such fixed settlement rate that would then be in effect had the adjustment made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of our Class A common stock actually delivered.

In determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of our Class A common stock at less than the current market price per share of our Class A common stock, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof (the value of such consideration, if other than cash, to be determined by our board of directors).

For the purposes of this clause (b), the number of shares of Class A common stock at the time outstanding will not include shares held in treasury but will include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Class A common stock. We will not issue any such rights or warrants, options in respect of shares of Class A common stock held in treasury.

(c) We subdivide or combine our Class A common stock, in which event each fixed settlement rate in effect immediately prior to 9:00 a.m., New York City time, on the effective date of such subdivision or combination will be multiplied by a fraction:

•	the numerator of which is the number of shares of our Class A common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

•	the denominator of which is the number of shares of our Class A common stock outstanding immediately prior to 9:00 a.m., New York City time, on such effective date.

Any adjustment made pursuant to this clause (c) will become effective immediately after 9:00 a.m., New York City time, on the effective date of such subdivision or combination.

(d) We distribute to all or substantially all holders of our Class A common stock evidences of our indebtedness, shares of our capital stock (other than our Class A common stock), securities, cash or other assets, excluding:

•	any dividend or distribution covered by clause (a) above;

•	any rights, options or warrants covered by clause (b) above;

•	any dividend or distribution covered by clause (e) below; and

•	any spin-off to which the provisions set forth below in this clause (d) will apply,

in which event each fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price per share of our Class A common stock, and

•	the denominator of which is equal to (i) current market price per share of our Class A common stock, minus (ii) the fair market value (as determined by our board of directors) on such record date of the portion of the evidences of indebtedness, shares of capital stock, securities, cash or other assets so distributed applicable to one share of our Class A common stock.

Any adjustment made pursuant to the portion of this clause (d) above will become effective immediately after 5:00 p.m., New York City time, on the record date for such distribution. In the event that such distribution is not so made, each fixed settlement rate will be readjusted, effective as of the date our board of directors publicly announces its decision not to make such distribution, to such fixed settlement rate that would then be in effect if such distribution had not been declared.

In the event that we make a distribution to all or substantially all holders of our Class A common stock consisting of capital stock of, or similar equity interests in, or relating to, a subsidiary or other business unit of ours that, upon issuance, will be traded on a U.S. national securities exchange (herein referred to as a “spin-off”), each fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such distribution will instead be multiplied by a fraction:

•	the numerator of which is equal to (i) the current market price per share of our Class A common stock, plus (ii) the average of the closing prices of capital stock or similar equity interests so distributed applicable to one share of our Class A common stock (determined by reference to the definition of “closing price” set forth under “— Delivery of Class A Common Stock” above as if references therein to our Class A common stock were to such capital stock or similar equity interest) over the 10 consecutive trading day period commencing on, and including, the effective date of the spin-off (the “valuation period”), and

•	the denominator of which is the current market price per share of our Class A common stock.

Any adjustment made pursuant to this portion of clause (d) will become effective immediately after 5:00 p.m., New York City time, on the last trading day of the valuation period; provided that if any date for determining the number of shares of our Class A common stock issuable to a holder occurs during the valuation period, references in the preceding paragraph to 10 trading days will be deemed to be replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and such determination date for purposes of determining the fixed settlement rates. In the event that such distribution described in this clause (d) is not so made, each fixed settlement rate will be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such distribution, to such fixed settlement rate that would then be in effect if such distribution had not been declared.

(e) We make a distribution consisting exclusively of cash to all or substantially all holders of our Class A common stock, excluding:

•	any cash that is distributed in a reorganization event (as described below); and

•	any dividend or distribution in connection with our liquidation, dissolution or winding up,

in which event, each fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date fixed for such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price per share of our Class A common stock, and

•	the denominator of which is equal to (i) the current market price per share of our Class A common stock, minus (ii) the amount of such distribution per share of our Class A common stock.

Any adjustment made pursuant to this clause (e) will become effective immediately after 5:00 p.m., New York City time, on the record date for such distribution. In the event that any distribution described in this clause (e) is not so made, each fixed settlement rate will be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such distribution, to such fixed settlement rate which would then be in effect if such distribution had not been declared.

(f) We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our Class A common stock (excluding any securities convertible or exchangeable for our Class A common stock), where the cash and the value of any other consideration included in the payment per share of our Class A common stock validly tendered or exchanged exceeds the current market price per share of our Class A common stock, in which event each fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the 10th trading day immediately following, and including, the trading day immediately following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”) will be multiplied by a fraction:

•	the numerator of which will be equal to the sum of:

•	the aggregate value of all cash and the fair market value (as determined by our board of directors) on the expiration date of any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date; and

•	the product of:

•	the current market price of our Class A common stock; and

•	the number of shares of our Class A common stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”), after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer, and

•	the denominator of which will be equal to the product of:

•	the current market price per share of our Class A common stock; and

•	the number of shares of our Class A common stock outstanding immediately prior to the expiration time on the expiration date, prior to giving effect to the purchase of any shares accepted for purchase or exchange in such tender or exchange offer.

Any adjustment made pursuant to this clause (f) will become effective immediately after 5:00 p.m., New York City time, on the 10th trading day immediately following the expiration date; provided that if any date for determining the number of shares of our Class A common stock issuable to a holder occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date, references in the preceding paragraph to 10 trading days will be deemed to be replaced with such lesser number of trading days as have elapsed between such expiration date and such determination date for purposes of determining the fixed settlement rates. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our Class A common stock pursuant to any such tender or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed settlement rate will be readjusted to be such fixed settlement rate that would then be in effect if such tender or exchange offer had not been made.

Except with respect to a spin-off, in cases where the fair market value of assets (including cash), debt securities or certain rights, warrants or options to purchase our securities as to which clauses (d) or (e) above apply, applicable to one share of Class A common stock, distributed to stockholders equals or exceeds the applicable current market price per share of our Class A common stock, rather than being entitled to an adjustment in each fixed settlement rate, holders of the purchase contracts will be entitled to receive (without settling such holders’ purchase contract) on the date on which such assets (including cash), debt securities or rights, options or warrants are distributed to holders of our Class A common stock, for each purchase contract, the amount of such assets or securities that such holder would have received had such holder owned a number of shares of our Class A common stock equal to the maximum settlement rate on the record date for such distribution.

To the extent that we have a rights plan in effect with respect to our Class A common stock on any date for determining the number of shares of our Class A common stock issuable to a holder, you will receive, in addition to our Class A common stock, the rights under the rights plan, unless, prior to such determination date, the rights have separated from our Class A common stock, in which case each fixed settlement rate will be adjusted at the time of separation as if we made a distribution to all holders of our Class A common stock as described in clause (d) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

The “current market price” per share of Class A common stock on any day means:

•	with respect to clause (b) above, the average of the closing prices of our Class A common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance or distribution requiring such computation;

•	with respect to clauses (d) (in the event of an adjustment not relating to a spin-off) and (e) above, the average of the closing prices of our Class A common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the earlier of the ex-date and the record date for such distribution;

•	with respect to clause (d) above in the event of an adjustment relating to a spin-off only, the average of the closing prices of our Class A common stock over the 10 consecutive trading day period commencing on, and including, the effective date of such spin-off; and

•	with respect to clause (f) above, the average of the closing prices of our Class A common stock over the 10 consecutive trading day period commencing on, and including, the trading day immediately following the expiration date for the tender or exchange offer.

The term “ex-date,” when used with respect to any issuance or distribution, means the first date on which shares of our Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution in question from us or, if applicable, from the seller of our Class A common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

The term “record date” means, when used with respect to any dividend, distribution or other transaction or event in which the holders of our Class A common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our Class A common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our Class A common stock (or other applicable security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

In the event of:

•	any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing or surviving corporation and in which the shares of our Class A common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

•	any reclassification of our Class A common stock into securities including securities other than our Class A common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition);

in each case, as a result of which our Class A common stock would be converted into, or exchanged for, securities, cash or property (each, a “reorganization event”), each purchase contract outstanding immediately prior to such reorganization event will, without the consent of the holders of the purchase contracts, become a contract to purchase the kind of securities, cash and other property that a holder of Class A common stock would have been entitled to receive immediately prior to such reorganization event (such securities, cash and other property, the “exchange property”). For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our Class A common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our Class A common stock that affirmatively make such an election. The number of units of exchange property for each purchase contract settled following the effective date of such reorganization event will be determined by the fixed settlement rates then in effect on the applicable settlement date (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such contracts are actually settled). Each fixed settlement rate will be determined using the applicable market value of a unit of exchange property that a holder of one share of our Class A common stock would have received in such reorganization event, and such value will be determined with respect to any publicly traded securities that compose all or part of the exchange property, based on the closing price of such securities; in the case of any cash that composes all or part of the exchange property, based on the amount of such cash; and in the case of any other property that composes all or part of the exchange property, based on the value of such property, as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

In addition, we may make such increases in each fixed settlement rate as we deem advisable in order to avoid or diminish any income tax to holders of our Class A common stock resulting from any dividend or distribution of shares of our Class A common stock (or issuance of rights, options or warrants to acquire shares of our Class A common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed settlement rate.

In the event of a taxable distribution to holders of our Class A common stock that results in an adjustment of each fixed settlement rate or an increase in each fixed settlement rate in our discretion, holders of the purchase contracts may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. See “Certain United States Federal Income and Estate Consequences” in this prospectus supplement. In addition, non-U.S. holders of the purchase contracts may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Certain United States Federal Income Tax and Estate Considerations — Non-U.S. Holders” in this prospectus supplement.

Adjustments to each fixed settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the fixed settlement rates will be required unless the adjustment would require an increase or decrease of at least one percent. If any adjustment is not required to be made because it would not change the fixed settlement rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that, on any date for determining the number of shares of our Class A common stock issuable to a holder, adjustments to the fixed settlement rates will be made with respect to any such adjustment carried forward and which has not been taken into account before such determination date.

No adjustment to the fixed settlement rates will be made if holders of Units or any separate purchase contracts may participate in the transaction (at a level based on the maximum settlement rate) that would otherwise give rise to such adjustment at the same time and on the same terms as holders of our Class A common stock without having to settle such holders’ purchase contracts.

The fixed settlement rates will only be adjusted as set forth above and will not be adjusted:

•	upon the issuance of any Class A common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in Class A common stock under any plan;

•	upon the issuance of any Class A common stock or rights, options or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any Class A common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Units were first issued; or

•	for a change in the par value or no par value of our Class A common stock.

Whenever the fixed settlement rates are adjusted, we will deliver to the purchase contract agent a certificate setting forth in reasonable detail the method by which the adjustment to each fixed settlement rate was determined and setting forth each revised fixed settlement rate. In addition, we will, within five business days of any event requiring such adjustment, provide or cause to be provided written notice of the adjustment to the holders of the Units and separate purchase contracts and describe in reasonable detail the method by which each fixed settlement rate was adjusted.

Each adjustment to each fixed settlement rate will result in a corresponding adjustment to the early settlement rate. If an adjustment is made to the fixed settlement rates, an inversely proportional adjustment will also be made to the reference price solely for the purposes of determining which clauses of the definition of the settlement rate will apply on the settlement date. For the avoidance of doubt, no separate inversely proportional adjustment will be made to the threshold appreciation price because it is equal to $25 divided by the minimum settlement rate (rounded to the nearest $0.0001) as adjusted in the manner described herein. Because (a) the applicable market value is an average of the closing prices of our Class A common stock over a 20 consecutive trading day period and (b) the fundamental change early settlement rate is generally calculated based on an average of the closing prices over a 10 day trading day period, we will make appropriate adjustments to the closing prices prior to the relevant issuance date, record date, ex-date, effective date or expiration date, as the case may be, used to calculate the applicable market value to account for any adjustments to the fixed settlement rates that become effective during the period in which the applicable market value or the stock price, as the case may be, is being calculated.

Fractional Shares

No fractional shares of our Class A common stock will be issued to holders upon settlement of the purchase contracts. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of our Class A common stock, calculated on an aggregate basis in respect of the purchase contracts being settled, multiplied by the closing price of our Class A common stock on the trading day immediately preceding the mandatory settlement date, early settlement date, fundamental change early settlement date or early mandatory settlement date, as the case may be.

Consequences of Bankruptcy

Pursuant to the terms of the purchase contract agreement, the mandatory settlement date for each purchase contract, whether held separately or as part of a Unit, will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to Hovnanian. Pursuant to the terms of the purchase contract agreement, upon acceleration, holders will be entitled under the terms of the purchase contracts to receive a number of shares of our Class A common stock per purchase contract equal to the maximum settlement rate in effect immediately prior to such acceleration (regardless of the market value of our Class A common stock at that time). However, a bankruptcy court may prevent us from delivering our Class A common stock in settlement of the accelerated purchase contracts. In such event, a holder would have a damage claim against us for the value of the Class A common stock that we would have otherwise been required to deliver upon settlement of the purchase contracts. We expect that this claim for damages will rank equally with the claims by holders of our Class A common stock in the bankruptcy proceeding, in which case you will only be able to recover damages to the extent holders of our Class A common stock receive any recovery.

Modification

The purchase contract agreement will contain provisions permitting us and the purchase contract agent to modify the purchase contract agreement without the consent of the holders of purchase contracts (whether held separately or as a component of Units) for any of the following purposes:

•	to evidence the succession of another person to Hovnanian or K. Hovnanian, and the assumption by any such successor of the covenants and obligations of Hovnanian or K. Hovnanian in the purchase contract agreement and the units and separate purchase contracts, if any;

•	to add to the covenants for the benefit of holders of purchase contracts or to surrender any of our rights or powers under the agreement;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent;

•	to make provision with respect to the rights of holders of purchase contracts pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events;

•	to conform the provisions of the purchase contract agreement to the “Description of the Purchase Contracts,” “Description of the Units” and “Limitation on Beneficial Ownership of Class A Common Stock, Units and Separate Purchase Contracts” sections in the preliminary prospectus supplement, as supplemented by the related pricing term sheet;

•	to cure any ambiguity or manifest error, to correct or supplement any provisions that may be inconsistent, so long as such action does not adversely affect the interest of the holders; and

•	to make any other provisions with respect to such matters or questions, so long as such action does not adversely affect the interest of the holders.

The purchase contract agreement will contain provisions permitting us and the purchase contract agent, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts or the purchase contract agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

•	reduce the number of shares of Class A common stock deliverable upon settlement of the purchase contract (except to the extent expressly provided in the anti-dilution adjustments);

•	change the mandatory settlement date, the right to settle purchase contracts early or the fundamental change early settlement right;

•	reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract agreement; or

•	impair the right to institute suit for the enforcement of the purchase contracts.

In executing any modification, the purchase contract agent shall be entitled to receive an opinion of counsel stating that such modification is authorized or permitted under the terms of the purchase contract agreement.

Consolidation, Merger, Sale or Conveyance

We will covenant in the purchase contract agreement that we will not merge with or into, consolidate with any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless:

•	the resulting, surviving or transferee entity (if not us) is a corporation or limited liability company that is treated as a corporation for U.S. federal income tax purposes, organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation or limited liability company (if not us) expressly assumes in writing all of our obligations under the purchase contracts and the purchase contract agreement; and

•	immediately after the merger, consolidation, sale, assignment, transfer, lease or conveyance, no default has occurred and is continuing under the purchase contracts or the purchase contract agreement.

Reservation of Class A Common Stock

We will at all times reserve and keep available out of our authorized and unissued Class A common stock, solely for issuance upon settlement of the purchase contracts, that number of shares of Class A common stock as shall from time to time be issuable upon the settlement of all purchase contracts then outstanding, assuming settlement at the maximum settlement rate.

Governing Law

The purchase contract agreement, the purchase contracts and any claim, controversy or dispute arising under or related to the purchase contract agreement or the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

Wilmington Trust Company will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Units and separate purchase contracts from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the purchase contracts or the purchase contract agreement.

The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

Calculations in Respect of Purchase Contracts

We will be responsible for making all calculations called for under the Units and any separate purchase contracts. The purchase contract agent will have no obligation to make any such calculations. All such calculations made by us will be made in good faith and, absent manifest error, will be final and binding on the purchase contract agent and the holders of the Units and any separate purchase contracts. We will provide a schedule of such calculations to the purchase contract agent and the purchase contract agent will be entitled to conclusively rely upon the accuracy of such calculations without independent verification.

DESCRIPTION OF THE AMORTIZING NOTES

The amortizing notes will be issued by K. Hovnanian pursuant to its senior subordinated debt indenture, and a related supplemental indenture for such amortizing notes, each to be dated the date of first issuance of the amortizing notes, and each among K. Hovnanian, as issuer, Hovnanian and certain subsidiaries of Hovnanian, as Guarantors, and Wilmington Trust Company, as trustee (collectively referred to herein as the “indenture”).

The following summary of the terms of the amortizing notes contains a description of all of the material terms of the amortizing notes but is not complete and is subject to, and is qualified in its entirety reference to, all of the provisions of the indenture, including the definitions in the indenture of certain terms. We refer you to the form of base indenture, which has been filed, and the supplemental indenture, which will be filed, and in each case incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part. A copy of the base indenture is, and a copy of the supplemental indenture will be, available for inspection at the office of K. Hovnanian.

As used in this section, the term “Hovnanian” means Hovnanian Enterprises, Inc. and does not include K. Hovnanian Enterprises, Inc. or any other subsidiary of Hovnanian Enterprises, Inc. and references to “K. Hovnanian” mean K. Hovnanian Enterprises, Inc. and do not include any of its subsidiaries.

General

The amortizing notes will be issued as a separate series of senior subordinated debt securities under the indenture. The amortizing notes will be issued by K. Hovnanian in an initial aggregate principal amount of $13,578,147 (or $15,614,869 initial aggregate principal amount if the underwriters exercise their over-allotment option in full). The final installment payment date will be February 15, 2014. K. Hovnanian may not redeem the amortizing notes.

Amortizing notes may only be issued in certificated form in exchange for a global security under the circumstances described below under “Book-Entry Procedures and Settlement.” In the event that amortizing notes are issued in certificated form, such amortizing notes may be transferred or exchanged at the offices described below. Payments on amortizing notes issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the amortizing notes. In the event amortizing notes are issued in certificated form, installments will be payable, the transfer of the amortizing notes will be registrable and amortizing notes will be exchangeable for amortizing notes of other denominations of a like aggregate principal amount at the corporate trust office of the trustee in Wilmington, DE. Installment payments on certificated amortizing notes may be made at K. Hovnanian’s option by check mailed to the address of the persons entitled thereto. See “Book-Entry Procedures and Settlement.”

There are no covenants or provisions in the indenture that would afford the holders of the amortizing notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Hovnanian or K. Hovnanian that may adversely affect such holders.

Ranking

The amortizing notes will be general unsecured senior subordinated obligations of K. Hovnanian. This means that the payment of principal of, and interest on (including, without limitation, installment payments), and all other amounts owing with respect to, the amortizing notes will be subordinated as set forth in the indenture to the prior payment in full in cash or cash equivalents of all existing and future “Senior Indebtedness” (as defined under “— Subordination” below) of K. Hovnanian.

The senior subordinated guarantees described under “— The Senior Subordinated Guarantees” below will be general unsecured senior subordinated obligations of the “Guarantors” (as defined under “— The Senior Subordinated Guarantees” below). This means that payments of any amounts pursuant to the senior subordinated guarantees will be subordinated on the same basis to Senior Indebtedness of the Guarantors as the amortizing notes will be subordinated to Senior Indebtedness of K. Hovnanian.

At October 31, 2010, on an as further adjusted basis to give effect to this offering and the Concurrent Offerings and the application of the estimated net proceeds from this offering and the Concurrent Offerings, K. Hovnanian and the Guarantors would have had approximately $797.2 million of secured indebtedness outstanding ($784.6 million, net of discount) and approximately $832.7 million of senior unsecured notes ($827.2 million, net of discount), all of which would be Senior Indebtedness of K. Hovnanian and the Guarantors. After giving effect to the use of proceeds from this offering and the Concurrent Offerings, the amortizing notes will be K. Hovnanian and the Guarantors’ only senior subordinated indebtedness outstanding and K. Hovnanian and the Guarantors will not have any other senior subordinated notes or subordinated notes.

Subordination

The indebtedness evidenced by the amortizing notes and the senior subordinated guarantees will be subordinate to the prior payment when due of the principal of and interest on all Senior Indebtedness of K. Hovnanian and the Guarantors, respectively.

Upon maturity of the principal of any Senior Indebtedness of K. Hovnanian or any Guarantor, including by reason of acceleration, payment in full must be made on such Senior Indebtedness before any payment is made on or in respect of the amortizing notes by K. Hovnanian or the senior subordinated guarantee of such Guarantor, respectively.

During the continuation of payment default with respect to any Senior Indebtedness of K. Hovnanian or a Guarantor and upon written notice thereof to K. Hovnanian or such Guarantor and the trustee or upon acceleration of such Senior Indebtedness, no direct or indirect payment may be made by K. Hovnanian or such Guarantor or the trustee with respect to the principal of, or interest on (including, without limitation, installment payments), the amortizing notes or such Guarantor’s senior subordinated guarantee, respectively, or to repurchase any of the amortizing notes.

During the continuation of any non-payment default with respect to any Senior Indebtedness of K. Hovnanian or a Guarantor pursuant to which the maturity thereof may be accelerated, no payment or distribution of any kind or character may be made by K. Hovnanian or such Guarantor on account of the principal of, or interest on (including, without limitation, installment payments), the amortizing notes or such Guarantor’s senior subordinated guarantee, or the repurchase or other acquisition of, any amortizing notes for the period specified below (the “payment blockage period”). The payment blockage period will commence upon the receipt of notice of the default by the trustee from the holders of Senior Indebtedness of K. Hovnanian or a Guarantor or any representative of a holder of such Senior Indebtedness and will end on the earlier of:

(i) 120 days thereafter;

(ii) the date on which such default is cured, waived or ceases to exist or on which such Senior Indebtedness is discharged; or

(iii) the date on which such payment blockage period shall have been terminated by written notice to K. Hovnanian or to the trustee from the holders of such Senior Indebtedness or any representative of the holders of such Senior Indebtedness that initiated such payment blockage period, after which K. Hovnanian and the Guarantors will promptly resume making any and all required payments in respect of the amortizing notes or the applicable senior subordinated guarantees, including any missed payments.

In no event will a payment blockage period extend beyond 120 days from the date of receipt by the trustee of the notice initiating such payment blockage period (the “initial period”). Any number of additional payment blockage periods may be commenced during the initial period; provided that no such additional period will extend beyond the initial period. After the expiration of the initial period, no payment blockage period with respect to the amortizing notes may be commenced on the basis of a non-payment default on the Senior Indebtedness which was the basis of a payment blockage period commenced during the initial period until 270 consecutive days have elapsed after the end of the initial period. No non-payment event of default with respect to Senior Indebtedness of K. Hovnanian or a Guarantor that existed or was continuing on the date of the commencement of any payment blockage period with respect to the Senior Indebtedness of K. Hovnanian or a Guarantor initiating such payment blockage period and of which such Senior Indebtedness holder(s) are aware will be, or can be made, the basis for the commencement of a second payment blockage period whether or not within the specified period, unless such event of default has been cured or waived for a period of not less than 90 consecutive days.

If K. Hovnanian fails to make any payment on any amortizing notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an event of default under the indenture and would enable the holders of such amortizing notes to accelerate the maturity thereof. If any Guarantor fails to make any payment on any senior subordinated guarantee when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an event of default under the indenture and would enable the holders of the amortizing notes to accelerate the maturity thereof.

Upon any distribution of assets of K. Hovnanian or any Guarantor in any dissolution, winding up, liquidation or reorganization of K. Hovnanian or such Guarantor, payment of the principal of, and interest on (including, without limitation, installment payments), amortizing notes or the applicable senior subordinated guarantee will be subordinated to the extent and in the manner set forth in the indenture to the prior payment in full of all Senior Indebtedness of K. Hovnanian or such Guarantor. Because of these subordination provisions, unless holders of Senior Indebtedness of K. Hovnanian or such Guarantor are paid in full, holders of Senior Indebtedness of K. Hovnanian or such Guarantor, including general creditors (other than certain trade creditors) of K. Hovnanian will recover more, ratably, than holders of the amortizing notes.

“Senior Indebtedness” of any person means:

(i) all “Indebtedness” (as defined under “— The Senior Subordinated Guarantees” below) of such person;

(ii) lease obligations of such person;

(iii) all Indebtedness, secured or unsecured, in connection with the acquisition or improvement of any property or asset or acquisition of any business by such person;

(iv) all Indebtedness secured by a mortgage, lien, pledge, charge or encumbrance upon property owned by such person and all Indebtedness secured in the manner specified in this clause (iv) even if such person has not assumed or become liable for the payment thereof;

(v) all customer deposits held in escrow accounts by such person pending closing of the related sales;

(vi) all Indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person or otherwise representing the deferred and unpaid balance of the purchase price of any such property, including all Indebtedness created or arising in the manner specified in this clause (vi) even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property;

(vii) guarantees by such person, direct or indirect, of any indebtedness of another person of the types referred to in clauses (i) through (vi); and

(viii) contingent obligations of such person in respect of, or to purchase or otherwise acquire or be responsible or liable for through the purchase of products or services irrespective of whether such products are delivered or such services are rendered, any such Indebtedness referred to in clauses (i) through (vi);

which indebtedness, lease obligation, deposit, guarantee or contingent obligation such person has directly or indirectly created, incurred, assumed, guaranteed or otherwise become liable or responsible for, whether currently outstanding or hereafter created. All references to indebtedness include any indebtedness that renews, extends, refunds, amends or modifies any such indebtedness; provided, however, that, with respect to K. Hovnanian and the Guarantors, “Senior Indebtedness” does not include, without limitation:

(a) the amortizing notes and the senior subordinated guarantees;

(b) K. Hovnanian’s 8 7/8% Senior Subordinated Notes due 2012 and related senior subordinated guarantees;

(c) K. Hovnanian’s 7 3/4% Senior Subordinated Notes due 2013 and related senior subordinated guarantees;

(d) accounts payable or any other indebtedness to trade creditors created or assumed by K. Hovnanian or a Guarantor in the ordinary course of business in connection with the obtaining of materials or services;

(e) any liability for federal, state or local taxes owed or owing by K. Hovnanian or a Guarantor;

(f) all obligations of K. Hovnanian or a Guarantor (other than Hovnanian) owed to Hovnanian or any Subsidiary of Hovnanian; and

(g) any Indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is on a parity with or otherwise not superior in right of payment to the amortizing notes or the senior subordinated guarantees, as applicable.

Limitation on Senior Subordinated Indebtedness

Hovnanian and K. Hovnanian will not, and will not cause or permit any other Guarantor to, incur any Indebtedness that is subordinate in right of payment to any Senior Indebtedness of K. Hovnanian or a Guarantor, as the case may be, unless such Indebtedness is pari passu with, or subordinated in right of payment to, the amortizing notes or any senior subordinated guarantee; provided that the foregoing limitation will not apply to distinctions between categories of Senior Indebtedness of K. Hovnanian or a Guarantor, as the case may be, that exist by reasons of any “Liens” (as defined under “— The Senior Subordinated Guarantees” below) or guarantees arising or created in respect of some but not all such Senior Indebtedness of K. Hovnanian or a Guarantor, as the case may be, or priorities of paydown, from proceeds of collateral or otherwise, among classes or tranches of any issue of Senior Indebtedness.

The Senior Subordinated Guarantees

Hovnanian, the parent corporation of K. Hovnanian, and each of the parent’s existing and future subsidiaries that from time to time guarantee K. Hovnanian’s obligations under any “Applicable Debt” (as defined below) then outstanding (collectively, the “Guarantors”) will unconditionally guarantee, on a joint and several basis, all of K. Hovnanian’s obligations under the amortizing notes, including K. Hovnanian’s obligations to pay principal of, interest on (including, without limitation, installment payments) and all other amounts owing with respect to, the amortizing notes and under the indenture (each such guarantee, a “senior subordinated guarantee”). The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such Guarantor under its senior subordinated guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor other than Hovnanian that makes a payment or distribution under a senior subordinated guarantee will be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP.

As of the date of this prospectus supplement, our home mortgage subsidiaries, our joint ventures and subsidiaries holding interests in our joint ventures and certain of our title insurance subsidiaries are not Guarantors.

Upon the release of a Guarantor from its guarantee of all then outstanding Applicable Debt, the senior subordinated guarantee of such Guarantor under the indenture will be deemed to be released and discharged at such time without any further action on the part of the trustee or any holder of the amortizing notes. If any such released Guarantor thereafter guarantees any Applicable Debt (or if any released guarantee under any Applicable Debt is reinstated or renewed), then such released Guarantor will guarantee the amortizing notes on the terms and conditions set forth in the indenture.

For the purposes of this section, the following definitions will apply:

“Applicable Debt” means all Indebtedness of Hovnanian or K. Hovnanian under K. Hovnanian’s or Hovnanian’s senior notes and senior subordinated notes outstanding on the Issue Date.

“Attributable Debt” means, with respect to any Capitalized Lease Obligations, the capitalized amount thereof determined in accordance with GAAP.

“Capitalized Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

“Currency Agreement” of any person means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such person or any of its Subsidiaries against fluctuations in currency values.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“Indebtedness” of any person means, without duplication:

(i) any liability of such person (a) for borrowed money or under any reimbursement obligation relating to a letter of credit or other similar instruments (other than standby letters of credit or similar instruments issued for the benefit of, or surety, performance, completion or payment bonds, earnest money notes or similar purpose undertakings or indemnifications issued by, such person in the ordinary course of business), (b) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures (other than any obligation to pay a contingent purchase price which, as of the date of incurrence thereof, is not required to be recorded as a liability in accordance with GAAP), or (c) in respect of Capitalized Lease Obligations (to the extent of the Attributable Debt in respect thereof);

(ii) any Indebtedness of others that such person has guaranteed to the extent of the guarantee; provided, however, that Indebtedness of K. Hovnanian or any Guarantor will not include the obligations of K. Hovnanian or such Guarantor under warehouse lines of credit of Mortgage Subsidiaries to repurchase mortgages at prices no greater than 98% of the principal amount thereof;

(iii) to the extent not otherwise included, the obligations of such person under Currency Agreements or Interest Protection Agreements to the extent recorded as liabilities not constituting Interest Incurred, net of amounts recorded as assets in respect of such agreements, in accordance with GAAP; and

(iv) all Indebtedness of others secured by a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person;

provided that Indebtedness will not include accounts payable, liabilities to trade creditors of such person or other accrued expenses arising in the ordinary course of business. The amount of Indebtedness of any person at any date will be (a) the outstanding balance at such date of all unconditional obligations as described above, net of any unamortized discount to be accounted for as Interest Expense, in accordance with GAAP, (b) the maximum liability of such person for any contingent obligations under clause (i) above at such date, net of an unamortized discount to be accounted for as Interest Expense in accordance with GAAP, and (c) in the case of clause (iv) above, the lesser of (x) the fair market value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (y) the amount of the Indebtedness secured.

“Interest Expense” of any person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption “interest expense” or any like caption on an income statement for such person (including, without limitation, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs (but reduced by net gains) associated with Currency Agreements and Interest Protection Agreements, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense (other than interest and other charges amortized to cost of sales)), and (ii) all interest actually paid by K. Hovnanian or any Guarantor under any guarantee of Indebtedness (including, without limitation, a guarantee of principal, interest or any combination thereof) of any person other than K. Hovnanian or any Guarantor during such period; provided, that Interest Expense will exclude any expense associated with the complete write-off of financing fees and expenses in connection with the repayment of any Indebtedness.

“Interest Incurred” of any person for any period means, without duplication, the aggregate amount of (i) Interest Expense and (ii) all capitalized interest and amortized debt issuance costs.

“Interest Protection Agreement” of any person means any interest rate swap agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such person or any of its Subsidiaries against fluctuations in interest rates with respect to Indebtedness permitted to be incurred under the indentures governing the Applicable Debt then outstanding.

“Issue Date” means the date the amortizing notes are originally issued.

“Lien” means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this definition, a person will be deemed to own, subject to a Lien, any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

“Mortgage Subsidiary” means any Subsidiary of Hovnanian substantially all of whose operations consist of the mortgage lending business.

“Property” of any person means all types of real, personal, tangible, intangible or mixed property owned by such person, whether or not included in the most recent consolidated balance sheet of such person and its Subsidiaries under GAAP.

“Significant Subsidiary” means any Subsidiary of Hovnanian which would constitute a “significant subsidiary” as defined in Rule 1-02(w)(1) or (2) of Regulation S-X under the Securities Act and the Exchange Act as in effect on the Issue Date.

“Subsidiary” of any person means any corporation or other entity of which a majority of the capital stock having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation or other entity is at the time directly or indirectly owned or controlled by such person.

Installment Payments

Each amortizing note will have an initial principal amount of $4.526049. On each February 15, May 15, August 15 and November 15, commencing on May 15, 2011 (each, an “installment payment date”), K. Hovnanian will pay, in cash, equal quarterly installments of $0.453125 on each amortizing note (except for the May 15, 2011 installment payment, which will be $0.483334 per amortizing note). Each installment will constitute a payment of interest (at a rate of 12.072% per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “— Amortization Schedule.” Installments will be paid to the person in whose name an amortizing note is registered as of 5:00 p.m., New York City time, on the business day immediately preceding the related installment payment date. In the event the amortizing notes do not continue to remain in book-entry only form, K. Hovnanian will have the right to select regular record dates, which will be more than 14 days but less than 60 days prior to the relevant installment payment date.

Each installment payment for any period will be computed on the basis of a 360-day year of twelve 30-day months. The installment payable for any period shorter than a full installment payment period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment is payable is not a business day, then payment of the installment on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay. However, if such business day is in the next succeeding calendar year, then such installment payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

Amortization Schedule

The total installments of principal on the amortizing notes for each installment payment date are set forth below:

	Amount of	Amount of
Installment Payment Date	Principal	Interest

May 15, 2011	$0.337631	$0.145703
August 15, 2011	$0.326719	$0.126406
November 15, 2011	$0.336579	$0.116546
February 15, 2012	$0.346737	$0.106388
May 15, 2012	$0.357201	$0.095924
August 15, 2012	$0.367982	$0.085143
November 15, 2012	$0.379087	$0.074038
February 15, 2013	$0.390528	$0.062597
May 15, 2013	$0.402314	$0.050811
August 15, 2013	$0.414456	$0.038669
November 15, 2013	$0.426965	$0.026160
February 15, 2014	$0.439850	$0.013275

Repurchase of Amortizing Notes at the Option of the Holder

If we elect to exercise our early mandatory settlement right with respect to the purchase contracts, then holders of the amortizing notes (whether as components of Units or separate amortizing notes) will have the right (the “repurchase right”) to require K. Hovnanian to repurchase some or all of their amortizing notes for cash at the repurchase price per amortizing note to be repurchased on the repurchase date, as described below. Holders may not require K. Hovnanian to repurchase a portion of an amortizing note. Holders will not have the right to require K. Hovnanian to repurchase any or all of such holder’s amortizing notes in connection with any early settlement of such holder’s purchase contracts at the holder’s option, as described above under “Description of the Purchase Contracts — Early Settlement” and “Description of the Purchase Contracts — Early Settlement Upon a Fundamental Change.”

The “repurchase date” will be a date specified by us in the early mandatory settlement notice, which will be at least 20 but not more than 45 business days following the date of our early mandatory settlement notice as described under “Description of the Purchase Contracts — Early Settlement at Our Option” (and which may or may not fall on the early mandatory settlement date).

The “repurchase price” per amortizing note to be repurchased will be equal to the principal amount of such amortizing note as of the repurchase date, plus accrued and unpaid interest on such principal amount from, and including, the immediately preceding installment payment date to, but not including, the repurchase date, calculated at a rate of 12.072% per annum. However, if the amortizing notes are in certificated form and the repurchase date falls after a regular record date and on or prior to the immediately succeeding installment payment date, the installment payment payable on such installment payment date will be paid on such installment payment date to the holder as of such regular record date and will not be included in the repurchase price per amortizing note.

To exercise your repurchase right, you must deliver, on or before 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date, the amortizing notes to be repurchased (or the Units, if the early mandatory settlement date falls on or after the same day as the repurchase date and you have not separated your Units into their constituent components), together with a duly completed written repurchase notice in the form entitled “Form of Repurchase Notice” on the reverse side of the amortizing notes (a “repurchase notice”), in each case in accordance with appropriate DTC procedures, unless you hold certificated amortizing notes (or Units), in which case you must deliver the amortizing notes to be repurchased (or Units), duly endorsed for transfer, together with a repurchase notice, to the paying agent. Your repurchase notice must state:

•	if certificated amortizing notes (or Units) have been issued, the certificate numbers of the amortizing notes (or Units), or if not certificated, your repurchase notice must comply with appropriate DTC procedures;

•	the number of amortizing notes to be repurchased; and

•	that the amortizing notes are to be repurchased by K. Hovnanian pursuant to the applicable provisions of the amortizing notes and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written, irrevocable notice of withdrawal delivered to the trustee, on or before 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the number of the withdrawn amortizing notes;

•	if certificated amortizing notes (or Units) have been issued, the certificate numbers of the withdrawn amortizing notes (or Units), or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the number of amortizing notes, if any, that remain subject to the repurchase notice.

K. Hovnanian will be required to repurchase the amortizing notes to be purchased on the repurchase date. You will receive payment of the repurchase price on the later of (i) the repurchase date and (ii) the time of book-entry transfer or the delivery of the amortizing notes (or Units). If the trustee holds money sufficient to pay the repurchase price of the amortizing notes to be purchased on the repurchase date, then:

•	such amortizing notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the amortizing notes (or Units) is made or whether or not the amortizing notes (or Units) are delivered to the trustee); and

•	all other rights of the holder will terminate (other than the right to receive the repurchase price).

In connection with any repurchase offer pursuant to an early mandatory settlement notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

No amortizing notes may be repurchased at the option of holders if the principal amount thereof has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date (except in the case of an acceleration resulting from a default by us of the payment of the repurchase price with respect to such amortizing notes).

Events of Default

The following are “Events of Default” under the indenture:

(i) the failure by K. Hovnanian and the Guarantors to pay the repurchase price of any amortizing notes when the same shall become due and payable;

(ii) the failure by K. Hovnanian and the Guarantors to pay any installment payment on any amortizing notes as and when the same shall become due and payable and continuance of such failure for a period of 30 days;

(iii) the failure by Hovnanian to give notice of a fundamental change as described under “Description of the Purchase Contracts — Early Settlement Upon a Fundamental Change” when due;

(iv) the failure by K. Hovnanian or any Guarantor to comply with any of its other agreements or covenants in, or provisions of, the amortizing notes, the senior subordinated guarantees or the indenture and such failure continues for the period and after the notice specified below;

(v) the acceleration of any Indebtedness (other than non-recourse indebtedness) of K. Hovnanian or any Guarantor that has an outstanding principal amount of $10 million or more, individually or in the aggregate, and such acceleration does not cease to exist, or such Indebtedness is not satisfied, in either case within 30 days after such acceleration;

(vi) the failure by K. Hovnanian or any Guarantor to make any principal or interest payment in an amount of $10 million or more, individually or in the aggregate, in respect of Indebtedness (other than non-recourse indebtedness) of K. Hovnanian or any Guarantor within 30 days of such principal or interest becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness);

(vii) a final judgment or judgments that exceed $10 million or more, individually or in the aggregate, for the payment of money having been entered by a court or courts of competent jurisdiction against K. Hovnanian or any Guarantor and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days of being entered;

(viii) certain events of bankruptcy, insolvency or reorganization of K. Hovnanian or any Guarantor that is a Significant Subsidiary; or

(ix) any senior subordinated guarantee of a Guarantor that is a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such senior subordinated guarantee and the indenture) or is declared null and void and unenforceable or found to be invalid, or any Guarantor denies its liability under its senior subordinated guarantee (other than by reason of release of a Guarantor from its senior subordinated guarantee in accordance with the terms of such senior subordinated guarantee and the indenture).

A default as described in clause (iv) above will not be deemed an Event of Default until the trustee notifies us, or the holders of at least 25 percent in principal amount of the then outstanding amortizing notes notify us and the trustee, of the default and we do not cure the Default within 60 days after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a default is cured within such time period, it ceases.

The trustee will not be charged with knowledge of any default or Event of Default or knowledge of any cure of any default or Event of Default unless an authorized officer of the trustee with direct responsibility for the administration of the indenture has actual knowledge of such default or event of default or written notice of such default or Event of Default has been given to the trustee by us or any holder.

If an Event of Default (other than an Event of Default with respect to Hovnanian or K. Hovnanian described in clause (viii) above), shall have occurred and be continuing under the indenture, the trustee by notice to us, or the holders of at least 25 percent in principal amount of the amortizing notes then outstanding by notice to us and the trustee, may declare all amortizing notes to be due and payable immediately; provided that the subordination provisions of the indenture and the amortizing notes may bar K. Hovnanian and the Guarantors from making timely payment. Upon such declaration of acceleration, the amounts due and payable on the amortizing notes will be due and payable immediately. An Event of Default under the indenture may also be an event of default under our Senior Indebtedness activating the subordination provisions for the benefit of the holders of our Senior Indebtedness. If an Event of Default with respect to Hovnanian or K. Hovnanian specified in clause (viii) above occurs, such an amount will ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the trustee, K. Hovnanian, any Guarantor or any Holder.

The holders of a majority in principal amount of the amortizing notes then outstanding by written notice to the trustee and K. Hovnanian may waive any continuing default or Event of Default (other than any default or Event of Default in payment of installment payments) on the amortizing notes under the indenture. Holders of a majority in principal amount of the then outstanding amortizing notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of installment payments on the amortizing notes) if the rescission would not conflict with any judgment or decree, if all existing Events of Default (other than the non-payment of accelerated installment payments) have been cured or waived and if there has been deposited with the trustee a sum sufficient to pay its fees and expenses in connection with such Event of Default.

The holders may not enforce the provisions of the indenture, the amortizing notes or the subsidiary guarantees except as provided in the indenture, including the subordination provisions. Subject to certain limitations, holders of a majority in principal amount of the amortizing notes then outstanding may direct the trustee in its exercise of any trust or power; provided that such direction does not conflict with the terms of the indenture.

The trustee, within 90 days after the occurrence of a default with respect to the amortizing notes, will mail to all holders, at our expense, notice of all such defaults known to the trustee, unless such defaults shall have been cured or waived before the giving of such notice. However, the trustee may withhold from the holders notice of any continuing default or Event of Default (except a default or Event of Default in payment of installment payments or repurchase price (if applicable)) if the trustee determines that withholding such notice is in the holders’ interest.

Hovnanian is required to deliver to the trustee an annual statement regarding compliance with the indenture, and include in such statement, if any officer is aware of any default or Event of Default, a statement specifying such default or Event of Default and what action Hovnanian is taking or proposes to take with respect thereto. In addition, Hovnanian is required to deliver to the trustee prompt written notice of the occurrence of any default or Event of Default.

Discharge and Defeasance of Indenture

Hovnanian, K. Hovnanian and the Guarantors may discharge their obligations under the amortizing notes, the senior subordinated guarantees and the indenture (with the exception of any obligations which expressly survives the terminations of the indenture) by irrevocably depositing in trust with the trustee money or U.S. government obligations sufficient to pay principal of, and interest on, the amortizing notes to maturity and the amortizing notes mature within one year, subject to meeting certain other conditions.

The indenture will permit Hovnanian, K. Hovnanian and the Guarantors to terminate all of their respective obligations under the indenture with respect to the amortizing notes and the senior subordinated guarantees, other than the obligation to pay interest on and the principal of the amortizing notes and certain other obligations (“legal defeasance”), at any time by:

(1) depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of, and interest on, the amortizing notes to their maturity; and

(2) complying with certain other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of Hovnanian’s exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the Issue Date.

In addition, the indenture will permit Hovnanian, K. Hovnanian and the Guarantors to terminate all of their obligations under the indenture with respect to certain covenants and Events of Default specified in the indenture, and the Guarantors will be released (“covenant defeasance”), at any time by:

(1) depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of, and interest on, the amortizing notes to their maturity; and

(2) complying with certain other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Notwithstanding the foregoing, no discharge, legal defeasance or covenant defeasance described above will affect the following obligations to, or rights of, the holders of the amortizing notes:

•	rights of registration of transfer and exchange of amortizing notes;

•	rights of substitution of mutilated, defaced, destroyed, lost or stolen amortizing notes;

•	rights of holders of the amortizing notes to receive payments of principal thereof and interest thereon, upon the original due dates therefor, but not upon acceleration;

•	rights, obligations, duties and immunities of the trustee;

•	rights of holders of amortizing notes that are beneficiaries with respect to property so deposited with the trustee payable to all or any of them; and

•	obligations of Hovnanian, K. Hovnanian and the Guarantors to maintain an office or agency in respect of the amortizing notes.

Hovnanian, K. Hovnanian and the Guarantors may exercise the legal defeasance option with respect to the amortizing notes notwithstanding the prior exercise of the covenant defeasance option with respect to the amortizing notes. If Hovnanian, K. Hovnanian and the Guarantors exercise the legal defeasance option with respect to the amortizing notes, payment of the amortizing notes may not be accelerated due to an Event of Default with respect to the amortizing notes. If Hovnanian, K. Hovnanian and the Guarantors exercise the covenant defeasance option with respect to the amortizing notes, payment of the amortizing notes may not be accelerated due to an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the cash and U.S. government obligations in the defeasance trust could be less than the principal of and interest then due on the amortizing notes, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Limitations on Mergers, Consolidations and Sales of Assets

The indenture will provide that neither K. Hovnanian nor any Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), or assign any of its obligations under the amortizing notes, the senior subordinated guarantees or the indenture (as an entirety or substantially as an entirety in one transaction or in a series of related transactions), to any person (in each case other than in a transaction in which Hovnanian, K. Hovnanian or a Guarantor is the survivor of a consolidation or merger, or the transferee in a sale, lease, conveyance or other disposition) unless:

(1) the person formed by or surviving such consolidation or merger (if other than Hovnanian, K. Hovnanian or the Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the “Successor”), is a corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the trustee all of the obligations of Hovnanian, K. Hovnanian or the Guarantor, as the case may be, under the amortizing notes or a senior subordinated guarantee, as the case may be, and the indenture; and

(2) immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing.

The foregoing provisions shall not apply to:

(a) a transaction involving the sale or disposition of capital stock of a Guarantor, or the consolidation or merger of a Guarantor, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of a Guarantor, that in any such case results in such Guarantor being released from its senior subordinated guarantee as provided under “— The Senior Subordinated Guarantees” above, or

(b) a transaction the purpose of which is to change the state of incorporation of Hovnanian, K. Hovnanian or any Guarantor.

Governing Law

The indenture, the amortizing notes and senior subordinated guarantees, and any claim, controversy or dispute arising under or related to the indenture or amortizing notes and senior subordinated guarantees, for all purposes shall be governed by, and construed in accordance with, the laws of the State of New York.

Unclaimed Funds

Any monies deposited with the trustee or any paying agent or then held by K. Hovnanian in trust for the payment of installment payments on the amortizing notes that remains unclaimed for two years after the date the payments became due and payable, shall, at K. Hovnanian’s request, be repaid to K. Hovnanian or released from trust, as applicable, and the holder of the amortizing note shall thereafter look, as a general unsecured creditor, only to K. Hovnanian for payment thereof.

LIMITATION ON BENEFICIAL OWNERSHIP OF CLASS A COMMON STOCK, UNITS AND SEPARATE PURCHASE CONTRACTS

Class A Common Stock

As a Class A common stockholder upon settlement of your purchase contract, you will be subject to both our Rights Plan and the transfer restrictions of our amended Certificate of Incorporation. The following is a summary of the Rights Plan and the transfer restrictions of our amended Certificate of Incorporation but is not complete. We refer you to both the Rights Agreement and our amended Certificate of Incorporation which are filed as exhibits to the registration statement of which this prospectus forms a part.

Rights Plan

In August 2008, we announced that the board of directors of Hovnanian adopted a shareholder rights plan designed to preserve shareholder value and the value of certain tax assets primarily associated with net loss carryforwards and built-in losses under Section 382 of the Internal Revenue Code (“NOLs”), and on December 5, 2008, our stockholders approved the Board’s decision to adopt the shareholder rights plan. The rights plan is intended to act as a deterrent to any person or group acquiring 4.9% or more of our outstanding Class A common stock (any such person an “Acquiring Person”), without the approval of the Company’s board of directors. Subject to the terms, provisions and conditions of the rights plan, if and when they become exercisable, each right would entitle its holder to purchase from the Company one ten-thousandth of a share of the Company’s Series B Junior Preferred Stock for a purchase price of $35.00. The rights will not be exercisable until the earlier of (i) 10 business days after a public announcement by us that a person or group has become an Acquiring Person and (ii) 10 business days after the commencement of a tender or exchange offer by a person or group for 4.9% of the Class A common stock. If issued, each fractional share of Series B Junior Preferred Stock would give the stockholder approximately the same dividend, voting and liquidation rights as does one share of the Company’s Class A common stock. However, prior to exercise, a right does not give its holder any rights as a stockholder of the Company, including without limitation any dividend, voting or liquidation rights. See “Description of Capital Stock — Rights Plan” in the accompanying prospectus for more information.

Certificate of Incorporation

In addition, on December 5, 2008, our stockholders approved an amendment to our Certificate of Incorporation to restrict certain transfers of our stock in order to preserve the tax treatment of our NOLs under the Code. Subject to certain exceptions pertaining to pre-existing 5% stockholders and Class B stockholders, the transfer restrictions in the amended Certificate of Incorporation generally restrict any direct or indirect transfer (such as transfers of the Company’s stock that result from the transfer of interests in other entities that own the Company’s stock) if the effect would be to: (i) increase the direct or indirect ownership of the Company’s stock by any person (or public group) from less than 5% to 5% or more of the Company’s stock; (ii) increase the percentage of the Company’s stock owned directly or indirectly by a person (or public group) owning or deemed to own 5% or more of the Company’s stock; or (iii) create a new “public group” (as defined in the applicable Treasury regulations).

Consequences of Prohibited Transfers

In accordance with our amended Certificate of Incorporation, any direct or indirect transfer attempted in violation of the restrictions would be void as of the date of the purported transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of Class A Common Stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such Class A Common Stock, or in the case of options, receiving Class A Common Stock in respect of their exercise. In this prospectus supplement, Class A Common Stock purportedly acquired in violation of the transfer restrictions is referred to as “excess stock.”

In addition to the purported transfer being void as of the date of the purported transfer, upon demand, the purported transferee must transfer the excess stock to our agent along with any dividends or other distributions paid with respect to such excess stock. Our agent is required to sell such excess stock in an arms’ length transaction (or series of transactions) that would not constitute a violation under the transfer restrictions. The net proceeds of the sale, together with any other distributions with respect to such excess stock received by our agent, after deduction of all costs incurred by the agent, will be distributed first to the purported transferee in an amount, if any, up to the cost (or in the case of gift, inheritance or similar transfer, the fair market value of the excess stock on the date of the violative transfer) incurred by the purported transferee to acquire such excess stock, and the balance of the proceeds, if any, will be distributed to a charitable beneficiary. If the excess stock is sold by the purported transferee, such person will be treated as having sold the excess stock on behalf of the agent, and will be required to remit all proceeds to our agent (except to the extent we grant written permission to the purported transferee to retain an amount not to exceed the amount such person otherwise would have been entitled to retain had our agent sold such shares).

To the extent permitted by law, any stockholder who knowingly violates the transfer restrictions will be liable for any and all damages suffered by us as a result of such violation, including damages resulting from a reduction in or elimination of the ability to utilize the NOLs and any professional fees incurred in connection with addressing such violation.

With respect to any transfer of Class A Common Stock which does not involve a transfer of “securities” of the Company within the meaning of the General Corporation Law of the State of Delaware but which would cause any 5-percent stockholder to violate the transfer restrictions, the following procedure will apply in lieu of those described above. In such case, no such 5-percent stockholder shall be required to dispose of any interest that is not a security of the Company, but such 5-percent stockholder and/or any person whose ownership of securities of the Company is attributed to such 5-percent stockholder will be deemed to have disposed of (and will be required to dispose of) sufficient securities, simultaneously with the transfer, to cause such 5-percent stockholder not to be in violation of the transfer restrictions, and such securities will be treated as excess stock to be disposed of through the agent under the provisions summarized above, with the maximum amount payable to such 5-percent stockholder or such other person that was the direct holder of such excess stock from the proceeds of sale by the agent being the fair market value of such excess stock at the time of the prohibited transfer.

Exceptions

The board of directors will have the discretion to approve transfers that would otherwise be restricted by the amended Certificate of Incorporation and may exempt any person or group from triggering the dilutive effect of the Rights Plan.

Units and Separate Purchase Contracts

In order to preserve the tax treatment of our NOLs under the Code, holders of Units (or separate purchase contracts) will be subject to both a beneficial ownership limitation and a settlement limitation as described below.

Section 382 Ownership Blocker

The purchase contract agreement governing the Units and separate purchase contracts provides that no person may purchase a Unit or separate purchase contract, and no beneficial owner of Units or separate purchase contracts will be permitted to purchase any additional Units or separate purchase contracts, if as a result of such acquisition, such person would Beneficially Own (as defined below) 4.9% or more of our Class A common stock (the “Section 382 Ownership Blocker”). To determine whether 4.9% or more of our Class A common stock is Beneficially Owned, such person shall: (1) take into account all shares of Class A common stock Beneficially Owned by such person, (2) assume that such person Beneficially Owns the number of shares of our Class A common stock issuable upon settlement of the Units or separate purchase contracts based on the maximum settlement rate and (3) deem the number of shares of Class A common stock calculated pursuant to clause (2) to be outstanding for purposes of the calculation with respect to such person, in the case of clauses (2) and (3), without taking into account the Section 382 settlement blocker described below. In addition, in the event that a beneficial owner of Units or separate purchase contracts acquires shares or additional shares of Class A common stock, as applicable, such beneficial owner may not beneficially own Units or separate purchase contracts to the extent such acquisition of our Class A common stock causes such beneficial owner to Beneficially Own 4.9% or more of the outstanding Class A common stock, calculated for this purpose in the same manner as described in the immediately preceding sentence. For purposes of the Section 382 Ownership Blocker, the terms “Beneficially Own” and “Beneficial Owner” shall be as defined in the Rights Plan (for the avoidance of doubt, regardless of whether such Rights Plan is then in effect).

Consequences of Prohibited Purchases

Any direct or indirect acquisition attempted in violation of the Section 382 Ownership Blocker would be void as of the date of the purported acquisition (or, in the case of an indirect acquisition, the ownership of the direct owner of the Units (or separate purchase contracts) would terminate simultaneously with the acquisition), and the purported acquiree (or in the case of any indirect acquisition, the direct owner) would not be recognized as the owner of the Units (or separate purchase contracts) owned in violation of the restrictions for any purpose, including for purposes of receiving installment payments or other distributions in respect of such Units. In this prospectus supplement, Units (or separate purchase contracts) purportedly acquired in violation of the Section 382 Ownership Blocker are referred to as “excess Units” and would be subject to divestiture in the same manner as “excess stock” described above under “— Class A Common Stock — Certificate of Incorporation — Consequences of Prohibited Transfers”, including with respect to any installment payments on the amortizing notes comprising a component of the excess Units.

Section 382 Settlement Blocker

No beneficial owner of Units or separate purchase contracts will be entitled to receive shares of our Class A common stock upon settlement of the purchase contracts, whether on the mandatory settlement date, an early settlement date, a fundamental change early settlement date, an early mandatory settlement date or otherwise, and any delivery of shares of our Class A common stock upon settlement of such purchase contracts will be void and of no effect, to the extent (but only to the extent) that such receipt or delivery would cause such beneficial owner to become an Acquiring Person as such term is defined in the Rights Plan (for the avoidance of doubt, regardless of whether such Rights Plan is then in effect), unless such beneficial owner has received prior approval of our board of directors (the “Section 382 settlement blocker”). If any delivery of shares of our Class A common stock owed to a beneficial owner upon settlement of purchase contracts is not made, in whole or in part, as a result of the Section 382 settlement blocker, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after such delivery would not result in such beneficial owner being an Acquiring Person (as such term is defined in the Rights Plan (for the avoidance of doubt regardless of whether such Rights Plan is then in effect) and such beneficial owner gives notice thereof to us. See “— Class A Common Stock — Rights Plan” above and “Description of Capital Stock — Rights Plan” and “Description of Capital Stock — Transfer Restrictions in the Certificate of Incorporation” of the accompanying prospectus for further information.

Exceptions

The board of directors will have the discretion to approve transfers that would otherwise be restricted by the Section 382 Ownership Blocker or a settlement that would otherwise be restricted by the Section 382 settlement blocker.

Representation

Each purchaser of Units and separate purchase contracts, by accepting such Units or separate purchase contracts, agrees to the Section 382 Ownership Blocker and Section 382 settlement blocker and represents and warrants to the Company that it is in compliance with the ownership limitation of the Section 382 Ownership Blocker. This representation and warranty is part of the consideration for issuance of the Units and separate purchase contacts in this offering.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

The Units, the separate purchase contracts and the separate amortizing notes will initially be issued under a book-entry system in the form of global securities. We will register the global securities in the name of The Depository Trust Company, New York, New York, or DTC, or its nominee and will deposit the global securities with that depositary.

Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the Units, the separate purchase contracts and the separate amortizing notes, as the case may be, upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, we and the trustee will treat the depositary as the sole owner or holder of the Units, the separate purchase contracts and the separate amortizing notes, as the case may be. Therefore, except as set forth below, you will not be entitled to have Units, separate purchase contracts or separate amortizing notes registered in your name or to receive physical delivery of certificates representing the Units, the separate purchase contracts or the separate amortizing notes. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture or the purchase contract agreement, as the case may be. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

You may elect to hold interests in the global securities either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, (“Euroclear”) if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

As long as the separate amortizing notes are represented by the global securities, K. Hovnanian will pay installments on those separate amortizing notes to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. Neither K. Hovnanian nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

Settlement

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in Units, separate purchase contracts or separate amortizing notes, as the case may be, that are settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Units, separate purchase contracts or separate amortizing notes, as the case may be, by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Units, separate purchase contracts and separate amortizing notes, as the case may be, among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Definitive Securities and Paying Agents

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

(a) the depositary is unwilling or unable to continue as depositary for such global security and we are unable to find a qualified replacement for the depositary within 90 days;

(b) at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

(c) an Event of Default with respect to the amortizing notes, or any failure on the part of Hovnanian or K. Hovnanian to observe or perform any covenant or agreement in the purchase contracts, has occurred and is continuing and such beneficial owner requests that its amortizing notes and/or purchase contracts, as the case may be, be issued in physical, certificated form.

The global security will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, will be registered in the name or names of the person or persons specified by the depositary in a written instruction to the registrar of the securities. The depositary may base its written instruction upon directions it receives from its participants.

If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive securities are available and notice will be published as described below under “— Notices.” Beneficial owners of book-entry Units, separate purchase contracts or separate amortizing notes, as the case may be, will then be entitled (1) to receive physical delivery in certificated form of definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, equal in aggregate amount of Units, separate purchase contracts or separate amortizing notes, as the case may be, to their beneficial interest and (2) to have the definitive securities registered in their names. Thereafter, the holders of the definitive Units, separate purchase contracts and separate amortizing notes, as the case may be, will be recognized as the “holders” of the Units, separate amortizing notes and separate purchase contracts for purposes of the purchase contract agreement and indenture, respectively.

Each of the purchase contract agreement and indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive security, so long as the applicant furnishes to us and the trustee such security or indemnity and such evidence of ownership as they may require.

In the event definitive separate amortizing notes are issued, the holders thereof will be able to receive installment payments at the office of K. Hovnanian’s paying agent. The final installment payment of a definitive separate amortizing note may be made only against surrender of the separate amortizing note to one of K. Hovnanian’s paying agents. K. Hovnanian also has the option of making installment payments by mailing checks to the registered holders of the separate certificated amortizing notes. K. Hovnanian’s paying agent is the corporate trust office of Wilmington Trust Company, located at Rodney Square North, 1100 North Market Street, Wilmington, DE 19890.

In the event definitive Units, separate purchase contracts or separate amortizing notes are issued, the holders thereof will be able to transfer their securities, in whole or in part, by surrendering such securities for registration of transfer at the office of Wilmington Trust Company listed above. A form of such instrument of transfer will be obtainable at the relevant office of Wilmington Trust Company. Upon surrender, we will execute, and the purchase contract agent and the trustee will authenticate and deliver, new Units, separate purchase contracts or separate amortizing notes, as the case may be, to the designated transferee in the amount being transferred, and a new security for any amount not being transferred will be issued to the transferor. Such new securities will be delivered free of charge at the relevant office of Wilmington Trust Company, as requested by the owner of such new Units, separate purchase contacts or separate amortizing notes. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Notices

So long as the global securities are held on behalf of DTC or any other clearing system, notices to holders of securities represented by a beneficial interest in the global securities may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE
TAX CONSEQUENCES

The following summary describes certain U.S. federal income tax and estate consequences for holders as of the date of this prospectus supplement, of the purchase, ownership and disposition of Units, amortizing notes, and the purchase contracts that are or may be the components of a Unit and shares of our Class A common stock acquired under a purchase contract.

This summary deals only with Units, amortizing notes, purchase contracts, and Class A common stock held as capital assets by a holder who purchases the Units upon original issuance at their initial offering price. This summary does not constitute a detailed description of the U.S. federal income tax considerations applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a trader in securities that has elected the mark-to-market method of tax accounting for your securities;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the Units, amortizing notes, purchase contracts, or Class A common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a financial institution;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a “U.S. holder” (as defined below) whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a U.S. expatriate.

If a partnership holds the Units, amortizing notes, purchase contracts, or Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Units, amortizing notes, purchase contracts, or Class A common stock, you should consult your tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below.

This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to holders in light of their personal circumstances. If you are considering the purchase, ownership or disposition of the Units, amortizing notes, purchase contracts or Class A common stock, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Characterization of Units and Amortizing Notes

Although there is no authority directly on point and therefore the issue is not entirely free from doubt, each Unit will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes: (i) a purchase contract and (ii) an amortizing note. Under this treatment, a holder of Units will be treated as if it held each component of the Units for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness of K. Hovnanian for U.S. tax purposes. If, however, the components of a Unit were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described below. Specifically, if you are a “U.S. Holder” (as defined below under “U.S. Holders”) you could be required to recognize the entire amount of each installment payment on the amortizing notes, rather than merely the portion of such payment denominated as interest, as income. In addition, if you are a “non-U.S. holder” (as defined below under “Non-U.S. Holders”), payments of principal and interest made to you on the amortizing notes could be subject to U.S. withholding tax. Even if the components of a Unit are respected as separate instruments for U.S. federal income tax purposes, (i) the amortizing notes could be recharacterized as equity for U.S. federal income tax purposes, in which case payments of interest to non-U.S. holders on the amortizing notes could potentially be subject to U.S. withholding tax and (ii) the purchase contracts could be treated as Hovnanian’s stock on the date of issuance, in which case the tax consequences of the purchase, ownership and disposition thereof would be substantially the same as the tax consequences described herein.

The Units are complex financial instruments and no statutory, judicial or administrative authority directly addresses all aspects of the treatment of the Units or instruments similar to the Units for U.S. federal income tax purposes, and no assurance can be given that the Internal Revenue Service (“IRS”) will agree with the tax consequences described herein. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the Units are unclear. We have not sought any rulings concerning the treatment of the Units, and the tax consequences described herein are not binding on the IRS or the courts, either of which could disagree with the explanations or conclusions contained in this summary. Accordingly, you should consult your tax advisor regarding the consequences to you of the possible recharacterization of the components of a Unit as a single instrument. Unless stated otherwise, the remainder of this discussion assumes the characterization of the Units as two separate instruments.

U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of Units, amortizing notes, purchase contracts or Class A common stock.

As used herein, the term “U.S. holder” means a beneficial owner of Units, amortizing notes, purchase contracts or Class A common stock that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Units

Allocation of Purchase Price

Your acquisition of a Unit will be treated as an acquisition of the amortizing note and the purchase contract constituting the Unit and, by purchasing the Unit, you will be deemed to have agreed to such treatment. In addition, we and you, by your acceptance of a beneficial ownership interest in the amortizing notes, agree to treat the notes as indebtedness of K. Hovnanian for all U.S. tax purposes. The remainder of this discussion assumes that a holder of a Unit will be treated as owning the amortizing note and the purchase contract.

The purchase price of each Unit will be allocated between the amortizing note and the purchase contract in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the amortizing note and the purchase contract. We will report the initial fair market value of each amortizing note as $4.526049 and the initial fair market value of the purchase contract as $20.473951, and, by purchasing a Unit, you will be deemed to agree to such allocation. This allocation is not, however, binding on the IRS. The remainder of this discussion assumes that this allocation of the purchase price will be respected.

Sale, Exchange, or Other Disposition of Units

Upon a disposition of Units, you will be treated as having sold, exchanged or disposed of both the purchase contracts and the amortizing notes that constitute such Units and you will calculate gain or loss on the purchase contracts separately from the gain or loss on the amortizing notes. It is thus possible that you could recognize a capital gain on one component of a Unit but a capital loss on the other component of the Unit. You generally will have gain or loss equal to the difference between (i) the portion of your proceeds allocable to the purchase contract and the amortizing notes and (ii) your respective adjusted tax bases in the purchase contract and the amortizing notes. For purposes of determining gain or loss, your proceeds will not include any amount attributable to accrued and unpaid interest, which amount will be treated as ordinary interest income to the extent not previously included in income. Such gain or loss generally will be capital gain or loss. Capital gains of individuals derived in respect of assets held for more than one year are subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

Notes

Payments of Interest

Stated interest on an amortizing note will be includible in your gross income as ordinary interest income at the time it is paid or at the time it accrues in accordance with your method of tax accounting, and payments on the notes other than stated interest will reduce your basis with respect to such amortizing note.

Purchase Contracts

Acquisition of Class A Common Stock under a Purchase Contract

You generally will not recognize gain or loss on the purchase of Class A common stock under a purchase contract, except with respect to any cash paid in lieu of a fractional share of Class A common stock. Your aggregate initial tax basis in the Class A common stock acquired under a purchase contract should equal your tax basis in the purchase contract less any such tax basis allocable to the fractional share. The holding period for Class A common stock received under a purchase contract will commence on the day after the Class A common stock is acquired.

Constructive Distributions and Dividends

You might be treated as receiving a constructive distribution from us if (i) the fixed settlement rates are adjusted and as a result of such adjustment your proportionate interest in our assets or earnings and profits is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the fixed settlement rates would not be considered made pursuant to such a formula if the adjustment were made to compensate you for taxable distributions with respect to our Class A common stock (for example, if we increase the cash dividend on our Class A common stock). Certain of the possible settlement rate adjustments (including, without limitation, adjustments in respect of taxable dividends to holders of our Class A common stock and as discussed in “Description of the Purchase Contracts — Early Settlement Upon a Fundamental Change”) may not qualify as being pursuant to a bona fide reasonable adjustment formula. Thus, under certain circumstances, an increase in the fixed settlement rates might give rise to a constructive distribution you even though you would not receive any cash related thereto. In addition, in certain situations, you might be treated as receiving a constructive distribution if we fail to adjust the fixed settlement rates. Any constructive distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules described below.

Class A Common Stock Acquired under a Purchase Contract

Distributions

Any distribution on our Class A common stock paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by you when received. Any such dividend will be eligible for the dividends-received deduction if you are an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends-received deduction. For tax years beginning before 2013, non-corporate U.S. holders that receive dividends on our Class A common stock are eligible for a reduced rate of taxation if certain requirements are satisfied. Any distributions on our Class A common stock in excess of our current and accumulated earnings and profits will first be applied to reduce your tax basis in the Class A common stock, and any amount in excess of your tax basis will be treated as gain from the sale or exchange of your Class A common stock, as described immediately below.

Sale, Exchange or Other Taxable Disposition

Upon a sale, exchange, or other taxable disposition of our Class A common stock, you will recognize capital gain or loss in an amount equal to the difference between the amount realized and your adjusted tax basis in the Class A common stock.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to payments on the amortizing notes, the purchase contracts and Class A common stock made to you and to the proceeds of the sale or other disposition of such instruments, unless you are an exempt recipient. Backup withholding may apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or have been notified by the IRS that you are subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

The following discussion applies only to non-U.S. holders. As used herein, a “non-U.S. holder” means a beneficial owner of Units, amortizing notes, purchase contracts or Class A common stock that is neither a U.S. holder nor a partnership. As discussed above under “— Characterization of Units and Amortizing Notes”, this discussion assumes that a Unit is treated as two separate instruments and different tax consequences would apply if the Unit was treated as a single instrument.

U.S. Federal Withholding Tax

A 30% U.S. federal withholding tax will not apply to any payment to you of principal or interest on the amortizing notes, provided that you meet the following requirements of the portfolio interest exemption:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all of K. Hovnanian’s voting stock within the meaning of the Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related to K. Hovnanian through stock ownership;

•	you are not a bank whose receipt of interest on the amortizing notes is described in section 881(c)(3)(A) of the Code; and

•	(a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person, or (b) if you hold your Units or amortizing notes through certain foreign intermediaries, you satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification requirements apply to certain non-U.S. holders that are pass-through entities rather than individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the amortizing notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

The 30% U.S. federal withholding tax will not apply to any gain that you realize on the sale, exchange, or other disposition of the Units, amortizing notes, purchase contracts or Class A common stock acquired under the purchase contract. In certain circumstances, however, withholding tax may apply to the proceeds you receive on the sale, exchange, or other disposition of the Units or purchase contracts (see “— Foreign Investment in Real Property Tax Act” below).

We will generally withhold tax at a 30% rate on dividends paid on Class A common stock acquired under a purchase contract and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the settlement rate of the purchase contracts (see “— U.S. Holders — Settlement of the Purchase Contracts — Constructive Distributions and Dividends”) or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are not subject to the withholding tax, provided the relevant certification requirements are satisfied, but instead are subject to U.S. federal income tax, as described below.

A non-U.S. holder of a Unit, Class A common stock or a purchase contract who wishes to claim the benefit of an applicable treaty rate for dividends or deemed dividends will be required to satisfy certain certification and disclosure requirements described in the portfolio interest discussion above. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax on payments pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the amortizing notes or dividends on our Class A common stock (or deemed dividends on the purchase contracts) are effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on the interest or dividends on a net income basis (although exempt from the 30% withholding tax), in the same manner as if you were a United States person as defined under the Code. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on the amortizing notes or dividends on our Class A common stock and deemed dividends on the purchase contracts will be included in earnings and profits.

Upon a disposition of Units, you will be treated as having sold, exchanged or disposed of both the purchase contracts and the amortizing notes that constitute such Units. Any gain realized on the disposition of an amortizing note, purchase contract or share of Class A common stock generally will not be subject to U.S. federal income tax unless:

•	that gain or income is effectively connected with the conduct of a trade or business by you in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	in the case of a purchase contract or our Class A common stock, we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (see the discussion below under “— Foreign Investment in Real Property Tax Act”).

An individual non-U.S. holder described in the first bullet above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States). If a non-U.S. holder that is a foreign corporation falls under the first bullet above, it will be subject to tax on its gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Foreign Investment in Real Property Tax Act

We believe we are currently a “United States real property holding corporation” for U.S. federal income tax purposes. So long as our Class A common stock continues to be regularly traded on an established securities market in the United States, (i) you will not be subject to U.S. federal income tax on the disposition of our Class A common stock if you have not held (at any time during the shorter of the five year period preceding the date of disposition or your holding period) more than 5% (actually or constructively) of our total outstanding Class A common stock, and (ii) you will not be subject to U.S. federal income tax on the disposition of our purchase contracts (x) if, as a result of the Units being deemed regularly traded, the purchase contracts are considered to be regularly traded, and on the date acquired by you, the purchase contracts held by you had a fair market value less than or equal to 5% of the fair market value of all the purchase contracts, or (y) if the purchase contracts are not considered to be regularly traded, on the date such purchase contracts were acquired by you the purchase contracts had a fair market value less than or equal to 5% of the fair market value of our Class A common stock.

If you exceed the limits described in the above paragraph, you could be subject to U.S. federal income tax at the regular graduated rates generally applicable to U.S. holders on gain, if any, recognized in connection with your disposition of our Class A common stock or Units (to the extent allocable to the purchase contracts), as applicable, or with respect to certain distributions on our Class A common stock or the Units (to the extent allocable to the purchase contracts) in excess of our current and accumulated earnings and profits. If you are subject to the tax described in the preceding sentence, you will be required to file a U.S. federal income tax return with the IRS.

In addition, if the purchase contracts are not considered to be regularly traded, you will be subject to withholding upon a disposition of our purchase contracts if on the date acquired by you, the purchase contracts had a fair market value greater than 5% of the fair market value of our Class A common stock.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on the amortizing notes beneficially owned by you at the time of your death, provided that any payments made to you on the amortizing notes would be eligible for exemption from the 30% withholding tax under the rules described above under “— U.S. Federal Withholding Tax” without regard to the certification requirement described in the fourth bullet point regarding portfolio interest.

Class A common stock acquired under a purchase contract and owned by you at the time of your death will be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. The purchase contract owned by you at the time of your death may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

The amount of the interest and dividends (including constructive dividends) paid to you and the tax withheld with respect to such interest and dividends, regardless of whether withholding was required, must be reported annually to the IRS and to you. Copies of the information returns reporting the amount of such interest and dividends and the amount of withholding may also be made available to the tax authority in the country in which you reside under the provisions of an applicable income tax treaty.

In general, no backup withholding will be required regarding payments on amortizing notes or Class A common stock that we make to you, provided that we do not have actual knowledge or reason to know that you are a United States person and you have delivered the statement described above under “— U.S. Federal Withholding Tax.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of Units, amortizing notes, purchase contracts, or Class A common stock made within the United States or conducted through certain U.S. financial intermediaries if:

•	the payor (1) receives the statement described above and (2) does not have actual knowledge or reason to know that you are a United States person; or

•	you otherwise establish an exemption.

Backup withholding may apply if you fail to comply with applicable U.S. information reporting or certification requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Additional Withholding Requirements

Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any dividends and the proceeds of a sale of our Class A common stock paid after December 31, 2012 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Units by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Units of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the Units by an ERISA Plan with respect to which the Company, an Underwriter, or a Guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Units. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Units should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a Unit, each purchaser and subsequent transferee of a Unit will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Units constitutes assets of any Plan or (ii) the purchase and holding of the Units by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Units on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Units.

UNDERWRITING

Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as the representatives of the underwriters below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Units set forth opposite the underwriter’s name.

Number
Underwriter	of Units

Credit Suisse Securities (USA) LLC	700,000
Citigroup Global Markets Inc.	700,000
J.P. Morgan Securities LLC	700,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	300,000
Deutsche Bank Securities Inc.	300,000
Wells Fargo Securities, LLC	300,000

Total	3,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the Units (other than those covered by the over-allotment option described below) if they purchase any of the Units.

The completion of the Notes Offering is contingent on the completion of each of the Common Stock Offering and this offering, but the completion of the Common Stock Offering and this offering are not contingent on the completion of the Notes Offering or each other.

Units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $0.45 per Unit. If all the Units are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more Units than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 450,000 additional Units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of Units approximately proportionate to that underwriter’s initial purchase commitment. Any Units issued or sold under the option will be issued and sold on the same terms and conditions as the other Units that are the subject of this offering.

We, our executive officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any shares or any securities convertible into or exchangeable for our Class A common stock, subject to certain specified exceptions. Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

We will apply for listing of the Units on the New York Stock Exchange, subject to satisfaction of its minimum listing standard with respect to the Units; however, no assurance can be provided that the Units will be approved for listing. The Units are a new issue of securities and there is currently no trading market for the Units. Each underwriter has advised us that it intends to make a market in the Units, but no underwriter is obligated to do so. Any underwriter may discontinue any market making in the Units at any time in its sole discretion without notice. Accordingly, we cannot assure you that a liquid market will develop for the Units, that you will be able to sell your Units at a particular time or that the prices you receive when you sell will be favorable.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Paid by us
	No Exercise	Full Exercise

Per Unit	$0.75	$0.75
Total	$2,250,000	$2,587,500

We estimate that our total expenses for this offering (excluding underwriting discounts and commissions) will be approximately $300,000.

In connection with the offering, the underwriters may purchase and sell Units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases. Short sales involve secondary market sales by the underwriters of a greater number of Units than they are required to purchase in the offering. “Covered” short sales are sales of Units in an amount up to the number of Units represented by the underwriters’ over-allotment option. “Naked” short sales are sales of Units in an amount in excess of the number of Units represented by the underwriters’ over-allotment option.

Covering transactions involve purchases of Units either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions. To close a naked short position, the underwriters must purchase Units in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Units in the open market after pricing that could adversely affect investors who purchase in the offering. To close a covered short position, the underwriters must purchase Units in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of Units to close the covered short position, the underwriters will consider, among other things, the price of Units available for purchase in the open market as compared to the price at which they may purchase Units through the over-allotment option. Stabilizing transactions involve bids to purchase Units so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Units. They may also cause the price of the Units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. An affiliate of Deutsche Bank Securities Inc. is the trustee under our various existing indentures. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated has purchased, and may in the future purchase, mortgage loans from us or in the secondary mortgage market in the ordinary course of business. Disputes, which could include litigation, may arise in connection with requests for loan repurchases and/or make whole payments with respect to such mortgage loans. In addition, Credit Suisse Securities (USA) LLC is acting as the dealer manager in connection with the Tender Offers and certain of the underwriters or their affiliates may hold Tender Offer Notes and tender such notes in the Tender Offers or we may redeem them in the Redemptions. Certain of the underwriters in this offering are also underwriters in the Concurrent Offerings.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any Units described by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Units offered by this prospectus supplement may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Units shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Units to be offered so as to enable an investor to decide to purchase any Units, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Units in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Units in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the Units being offered hereby is being passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters relating to the offering of the Units will be passed upon and for the Underwriters by Davis Polk & Wardwell LLP, New York, New York. Simpson Thacher & Bartlett LLP will rely, as to matters of California law, on the opinion of Peter S. Reinhart, Esq., Senior Vice President and General Counsel for the Company.

EXPERTS

The consolidated financial statements as of October 31, 2010 and 2009, and for the years then ended incorporated by reference in this prospectus supplement from the Company’s Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended October 31, 2010 and the effectiveness of Hovnanian’s internal control over financial reporting as of October 31, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the reports of such firm given on their authority as experts in accounting and auditing.

The consolidated financial statements of Hovnanian for the year ended October 31, 2008 appearing in Hovnanian’s Amendment No. 1 to the Annual Report (Form 10-K/A) for the year ended October 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. You may read, free of charge, and copy, at the prescribed rates, any reports, proxy statements and other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of such material also can be obtained by mail from the Public Reference Section of the SEC, at 100 F Street, N.E., Washington, D.C. 20549, at the prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information. The website address is: http://www.sec.gov. Hovnanian’s Class A common stock is listed on the New York Stock Exchange, and reports, proxy statements and other information also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the documents listed below filed under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. Information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K is not incorporated by reference in this prospectus.

Hovnanian has filed the following document with the SEC and this document is incorporated herein by reference:

•	Amendment No. 1 to Annual Report on Form 10-K/A for fiscal year ended October 31, 2010, Registration File No. 1-8551; and

•	The portions of Hovnanian’s definitive proxy statement on Schedule 14A that were deemed “filed” with the SEC under the Exchange Act on January 31, 2011.

All documents filed by Hovnanian pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offering made by this prospectus supplement are to be incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Hovnanian will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference in this prospectus supplement, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for such copies should be directed to Brad O’Connor, Vice President and Corporate Controller, Hovnanian Enterprises, Inc., 110 West Front Street, P.O. Box 500, Red Bank, New Jersey 07701 (telephone: (732) 747-7800).

PROSPECTUS

$500,000,000
Hovnanian Enterprises, Inc.
Preferred Stock
Class A Common Stock
Depositary Shares
Warrants to Purchase Preferred Stock
Warrants to Purchase Class A Common Stock
Warrants to Purchase Depositary Shares
Debt Securities
Warrants to Purchase Debt Securities
Stock Purchase Contracts
Stock Purchase Units
Units
K. Hovnanian Enterprises, Inc.
Debt Securities
Warrants to Purchase Debt Securities
Units

We, Hovnanian Enterprises, Inc., may offer and sell from time to time, in one or more series:

•	Preferred Stock,

•	Class A Common Stock (along with Preferred Stock Purchase Rights),

•	Depositary Shares,

•	debt securities consisting of notes, debentures or other evidences of indebtedness, which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, and which may be convertible into, or exchangeable or exercisable for, any of the securities referred to herein,

•	warrants to purchase our Preferred Stock, our Class A Common Stock, our Depositary Shares or our debt securities,

•	Stock Purchase Contracts,

•	Stock Purchase Units, and

•	Units, comprised of two or more of any of the securities referred to herein, in any combination;

together or separately, in amounts, at prices and on terms that will be determined at the time of the offering.

Our wholly-owned subsidiary, K. Hovnanian Enterprises, Inc., may offer and sell from time to time, in one or more series:

•	debt securities, consisting of notes, debentures or other evidences of indebtedness, which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, which in each case will be fully and unconditionally guaranteed by Hovnanian Enterprises, Inc., and which may be convertible into, or exchangeable or exercisable for, any of the other securities referred to herein,

•	warrants to purchase K. Hovnanian Enterprises, Inc. debt securities, which will be fully and unconditionally guaranteed by Hovnanian Enterprises, Inc., and

•	Units, comprised of two or more of any of the securities referred to herein, in any combination;

together or separately, in amounts, at prices and on terms that will be determined at the time of the offering.

Hovnanian Enterprises, Inc. debt securities or warrants or the debt securities or warrants issued by K. Hovnanian Enterprises, Inc. may be guaranteed by substantially all of our wholly-owned subsidiaries and may be issued either separately, or together with, upon conversion of, or in exchange for, other securities.

We may offer and sell the securities directly to you, through agents, underwriters or dealers. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any agents, dealers or underwriters involved in the offering and any applicable fees, commissions or discount arrangements. The net proceeds we expect to receive from sales will be set forth in the prospectus supplement.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of the securities to be offered, and any other information relating to a specific offering, will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus and in the documents that we incorporate by reference.

Our common stock is traded on the New York Stock Exchange under the symbol “HOV.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of the prospectus is January 28, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the “Commission”, using the “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement. You should read this prospectus, any applicable prospectus supplement and the additional information incorporated by reference in this prospectus described below under “Available Information” and “Incorporation of Certain Documents by Reference” before making an investment in our securities.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Available Information.”

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, a prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

Unless otherwise stated or context otherwise requires, all references in this prospectus to:

•	“K. Hovnanian” are to K. Hovnanian Enterprises, Inc., a California corporation; and

•	“Hovnanian,” “us,” “we,” “our” or “Company” are to Hovnanian Enterprises, Inc., a Delaware corporation, together with its consolidated subsidiaries, including K. Hovnanian.

FORWARD-LOOKING STATEMENTS

All statements in this prospectus that are not historical facts should be considered as “Forward Looking Statements” within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Although we believe that our plans, intentions and expectations reflected in, or suggested by, such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. Such risks, uncertainties and other factors include, but are not limited to:

•	Changes in general and local economic and industry and business conditions and impacts of the sustained homebuilding downturn;

•	Adverse weather and other environmental conditions and natural disasters;

•	Changes in market conditions and seasonality of the Company’s business;

•	Changes in home prices and sales activity in the markets where the Company builds homes;

•	Government regulation, including regulations concerning development of land, the home building, sales and customer financing processes, and the environment;

•	Fluctuations in interest rates and the availability of mortgage financing;

•	Shortages in, and price fluctuations of, raw materials and labor;

•	The availability and cost of suitable land and improved lots;

•	Levels of competition;

•	Availability of financing to the Company;

•	Utility shortages and outages or rate fluctuations;

•	Levels of indebtedness and restrictions on the Company’s operations and activities imposed by the agreements governing the Company’s outstanding indebtedness;

•	The Company’s sources of liquidity;

•	Changes in credit ratings;

•	Availability of net operating loss carryforwards;

•	Operations through joint ventures with third parties;

•	Product liability litigation and warranty claims;

•	Successful identification and integration of acquisitions;

•	Significant influence of the Company’s controlling stockholders; and

•	Geopolitical risks, terrorist acts and other acts of war.

Certain risks, uncertainties, and other factors are incorporated herein by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, along with the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason, after the date of this prospectus.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the Commission. We have also filed a registration statement on Form S-3 with the Commission. This prospectus, which forms part of the registration statement, does not have all of the information contained in the registration statement. You may read, free of charge, and copy, at the prescribed rates, any reports, proxy statements and other information, including the registration statement, at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information concerning the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website that contains reports, proxy statements and other information, including the registration statement. The website address is: http://www.sec.gov. Hovnanian’s Class A Common Stock is listed on the New York Stock Exchange, and reports, proxy statements and other information also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement filed with the Commission. The Commission allows us to “incorporate by reference” selected documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the Commission will automatically update and supersede this information.

We incorporate by reference the documents listed below filed under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. Information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K is not incorporated by reference in this prospectus.

Hovnanian has filed the following documents with the Commission and these documents are incorporated herein by reference:

•	Annual Report on Form 10-K for the fiscal year ended October 31, 2010, Registration File No. 1-8551 (including information specifically incorporated by reference into the Annual Report on Form 10-K from Hovnanian’s definitive proxy statement for the 2011 Annual Meeting of shareholders);

•	The description of the Company’s Class A Common Stock contained in the Registration Statement on Form 8-A filed on March 13, 2001, including any amendment or reports filed for the purpose of updating such description, Registration File No. 1-8551; and

•	The description of the Company’s Preferred Stock Purchase Rights contained in the Registration Statement on Form 8-A filed on August 14, 2008, Registration File No. 1-8551.

All documents filed by Hovnanian pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement and prior to the effectiveness of the registration statement, and all such documents filed by Hovnanian subsequent to the date of this prospectus and prior to the termination of the offerings made by this prospectus are to be incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Hovnanian makes available through its website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(d) or 15(d) of the Exchange Act as soon as reasonably practicable after they are filed with, or furnished to, the Commission. In addition, Hovnanian will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference in this prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for such copies should be directed to Brad O’Connor, Vice President and Corporate Controller, Hovnanian Enterprises, Inc., 110 West Front Street, P.O. Box 500, Red Bank, New Jersey 07701 (telephone: (732) 747-7800).

THE COMPANY

Overview

We design, construct, market, and sell single-family detached homes, attached townhomes and condominiums, mid-rise condominiums, urban infill and active adult homes in planned residential developments and are one of the nation’s largest builders of residential homes. Founded in 1959 by Kevork Hovnanian, the Company was incorporated in New Jersey in 1967 and reincorporated in Delaware in 1983. Since the incorporation of our predecessor company and including unconsolidated joint ventures, we have delivered in excess of 291,000 homes, including 5,009 homes in fiscal 2010. The Company consists of two distinct operations: homebuilding and financial services. Our homebuilding operations consist of six segments: Northeast, Mid-Atlantic, Midwest, Southeast,

Southwest and West. Our financial services operations provide mortgage loans and title services to the customers of our homebuilding operations.

We are currently, excluding unconsolidated joint ventures, offering homes for sale in 192 communities in 40 markets in 18 states throughout the United States. We market and build homes for first-time buyers, first-time and second-time move-up buyers, luxury buyers, active adult buyers, and empty nesters. We offer a variety of home styles at base prices ranging from $34,000 (low income housing) to $1,660,000 with an average sales price, including options, of $281,000 nationwide in fiscal 2010.

Corporate Information

Our principal executive offices are located at 110 West Front Street, P.O. Box 500, Red Bank, New Jersey 07701, our telephone number is (732)747-7800, and our Internet website address is www.khov.com. Information on or accessible through our website is not a part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Certain risks relating to us and our business are described under the headings “Business” and “Risk Factors” in our Annual Report on Form 10-K for the year ended October 31, 2010, filed with the Commission on December 22, 2010, which is incorporated by reference into this prospectus and which you should carefully review and consider, along with the other information contained in this prospectus or incorporated by reference herein, as updated by our subsequent filings under the Exchange Act, before making an investment in any of our securities. Additional risks, as well as updates or changes to the risks described in the documents incorporated by reference herein, may be included in any applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read the section of this prospectus captioned “Forward-Looking Statements”, in which we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Investment in any securities offered pursuant to this prospectus involves risks and uncertainties. If one or more of the events discussed in the risk factors were to occur, our business, financial condition, results of operations or liquidity, as well as the value of an investment in our securities, could be materially adversely affected.

RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

For purposes of computing the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of earnings from continuing operations before income taxes and income or loss from equity investees, plus fixed charges and distributed income of equity investees, less interest capitalized. Fixed charges consist of all interest incurred, plus that portion of operating lease rental expense (33%) deemed to be representative of interest, plus the amortization of debt issuance costs and bond discounts. Combined fixed charges and preferred stock dividends consist of fixed charges and preferred stock dividends declared. The fourth quarter of fiscal year 2005 was the first period we declared and paid preferred stock dividends, and due to covenant restrictions, we have been prohibited from paying dividends beginning with the first quarter of fiscal year 2008. The following table sets forth the ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated:

	Year Ended October 31,
	2010	2009	2008	2007	2006

Ratio of earnings to fixed charges	(a)	(a)	(a)	(a)	1.8
Ratio of earnings to combined fixed charges and preferred stock dividends	(b)	(b)	(b)	(b)	1.7

(a)	Earnings for the years ended October 31, 2010, 2009, 2008 and 2007 were insufficient to cover fixed charges for such period by $273.8 million, $628.3 million, $1,153.5 million and $684.6 million, respectively.

(b)	Earnings for the years ended October 31, 2010, 2009, 2008 and 2007 were insufficient to cover fixed charges and preferred stock dividends for such period by $273.8 million, $628.3 million, $1,153.5 million and $695.6 million, respectively. Due to restrictions in our indentures on our senior secured, senior, and senior subordinated notes, we are currently prohibited from paying dividends on our preferred stock and did not make any dividend payments in fiscal 2010, 2009 and 2008. In fiscal 2007 and 2006, we paid $10.7 million of dividends on our preferred stock.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, the net proceeds from the sale of the securities offered by this prospectus and each prospectus supplement, the “offered securities”, will be used for general corporate purposes, which may include working capital needs, the refinancing or repayment of existing indebtedness, capital expenditures, expansion of the business and acquisitions. If any of the net proceeds from the offered securities will be used for acquisitions, we will identify the acquisition in the applicable prospectus supplement. The net proceeds may be invested temporarily in short-term securities or to repay short-term debt until they are used for their stated purpose.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities sets forth certain general terms that may apply to the debt securities that may be offered from time to time pursuant to this prospectus. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and the following description. The specific terms of debt securities as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus.

In this section, references to “Hovnanian” mean Hovnanian Enterprises, Inc. and do not include K. Hovnanian or any of its subsidiaries and references to “K. Hovnanian” mean K. Hovnanian Enterprises, Inc. and do not include any of its subsidiaries.

The debt securities issued by K. Hovnanian, which we refer to as the “K. Hovnanian Debt Securities” may be issued either separately, or together with, upon conversion of or in exchange for, other securities. The K. Hovnanian Debt Securities will either be unsecured senior obligations, which we refer to as the “K Hovnanian Senior Debt Securities”, unsecured senior subordinated obligations, which we refer to as the “K. Hovnanian Senior Subordinated Debt Securities” or unsecured subordinated obligations, which we refer to as the “K. Hovnanian Subordinated Debt Securities”, of K. Hovnanian. The K. Hovnanian Debt Securities will be guaranteed by Hovnanian, may be guaranteed by other subsidiaries of Hovnanian and will be issued:

•	in the case of K. Hovnanian Senior Debt Securities, under a Senior Indenture, the “K. Hovnanian Senior Debt Indenture”, among K. Hovnanian, Hovnanian and any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement;

•	in the case of K. Hovnanian Senior Subordinated Debt Securities, under a Senior Subordinated Indenture, the “K. Hovnanian Senior Subordinated Debt Indenture”, among K. Hovnanian, Hovnanian and any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement; and

•	in the case of K. Hovnanian Subordinated Debt Securities, under a Subordinated Indenture, the “K. Hovnanian Subordinated Debt Indenture”, among K. Hovnanian, Hovnanian and any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement.

The K. Hovnanian Senior Debt Indenture, the K. Hovnanian Senior Subordinated Debt Indenture and the K. Hovnanian Subordinated Debt Indenture are sometimes referred to in this description individually as a “K. Hovnanian Indenture” and collectively as the “K. Hovnanian Indentures”.

The debt securities issued by Hovnanian, which we refer to as the “Hovnanian Debt Securities” may be issued either separately, or together with, upon conversion of or in exchange for, other securities. The Hovnanian Debt Securities will either be unsecured senior obligations, which we refer to as the “Hovnanian Senior Debt Securities” and together with the “K. Hovnanian Senior Debt Securities, the “Senior Debt Securities”, unsecured senior subordinated obligations, which we refer to as the “Hovnanian Senior Subordinated Debt Securities” and together with the “K. Hovnanian Senior Subordinated Debt Securities, the “Senior Subordinated Debt Securities”, or unsecured subordinated obligations, which we refer to as the “Hovnanian Subordinated Debt Securities” and together with the “K. Hovnanian Subordinated Debt Securities, the “Subordinated Debt Securities”, of Hovnanian. The Hovnanian Debt Securities may be guaranteed by subsidiaries of Hovnanian and will be issued:

•	in the case of Hovnanian Senior Debt Securities, under a Senior Indenture, the “Hovnanian Senior Debt Indenture”, among Hovnanian, any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement;

•	in the case of Hovnanian Senior Subordinated Debt Securities, under a Senior Subordinated Indenture, the “Hovnanian Senior Subordinated Debt Indenture”, among Hovnanian, any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement; and

•	in the case of Hovnanian Subordinated Debt Securities, under a Subordinated Indenture, the “Hovnanian Subordinated Debt Indenture”, among Hovnanian, any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement.

The Hovnanian Senior Debt Indenture, The Hovnanian Senior Subordinated Debt Indenture and the Hovnanian Subordinated Debt Indenture are sometimes referred to in this description individually as a “Hovnanian Indenture” and collectively as the “Hovnanian Indentures”.

The K. Hovnanian Senior Indenture and the Hovnanian Senior Indenture are sometimes referred to in this description individually as a “Senior Debt Indenture” and collectively as the “Senior Debt Indentures”. The K. Hovnanian Senior Subordinated Debt Indenture and the Hovnanian Senior Subordinated Debt Indenture are sometimes referred to in this description individually as a “Senior Subordinated Debt Indenture” and collectively as the “Senior Subordinated Debt Indentures”. The K. Hovnanian Subordinated Debt Indenture and the Hovnanian Subordinated Debt Indenture are sometimes referred to individually as a “Subordinated Debt Indenture” and collectively as the “Subordinated Debt Indentures”. The K. Hovnanian Indentures and the Hovnanian Indentures are sometimes referred to in this description individually as an “Indenture” and collectively as the “Indentures”.

This summary of the terms and provisions of the debt securities and the Indentures is not complete, and we refer you to the copies of the Indentures, which will be filed as exhibits to the registration statement of which this prospectus forms a part. Whenever we refer to particular defined terms of the Indentures in this section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.

None of the Indentures limits the amount of debt securities that may be issued thereunder, and the Indentures provide that the debt securities may be issued from time to time in one or more series. The Indentures permit the appointment of a different trustee for each series of debt securities. Section references below are to sections in each Indenture unless otherwise indicated. Wherever particular sections or defined terms of the applicable Indenture are referred to, those sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by the reference. The Indentures are substantially identical, except for certain covenants, provisions relating to Hovnanian’s guarantee and to subordination. For purposes of the summaries set forth below, “issuer” shall refer to K. Hovnanian in the case of the K. Hovnanian Debt Securities and the K. Hovnanian Indentures and to Hovnanian in the case of the Hovnanian Debt Securities and the Hovnanian Indentures. “Obligors” refers to Hovnanian and any subsidiaries of Hovnanian, as guarantors, the “guarantors”, in the case of the Hovnanian Debt Securities and the Hovnanian Indentures, and to K. Hovnanian and Hovnanian and any subsidiaries of Hovnanian, as guarantors, the “guarantors”, in the case of the K. Hovnanian Debt Securities and the K. Hovnanian Indentures.

Provisions Applicable to Senior, Senior Subordinated and Subordinated Debt Securities

General.  The Hovnanian Debt Securities will be unsecured senior, senior subordinated or subordinated obligations of Hovnanian and the K. Hovnanian Debt Securities will be unsecured senior, senior subordinated or subordinated obligations of K. Hovnanian, except that, under specified circumstances, K. Hovnanian may be released from these obligations. See “Conditions for Release of K. Hovnanian”. Unless otherwise specified in any prospectus supplement, the Senior Debt Securities will rank equally in right of payment with all of the other senior obligations of Hovnanian or K. Hovnanian, as applicable, and the Senior Subordinated Debt Securities and the Subordinated Debt Securities will have such terms with respect to rank and priority as described under “Provisions Applicable Solely to Senior Subordinated Debt Securities and Subordinated Debt Securities — Subordination”. Except to the extent described in any prospectus supplement, the Indentures do not, and the debt securities will not, contain any covenants or other provisions that are intended to afford holders of the debt securities special protection in the event of either a change of control of Hovnanian or a highly leveraged transaction by Hovnanian.

We refer you to the applicable prospectus supplement for the following terms of and information relating to the debt securities being offered, the “Offered Debt Securities”, to the extent these terms are applicable to Offered Debt Securities:

•	the title of the Offered Debt Securities;

•	classification as K. Hovnanian Senior Debt Securities, K. Hovnanian Senior Subordinated Debt Securities, K. Hovnanian Subordinated Debt Securities, Hovnanian Senior Debt Securities, Hovnanian Senior Subordinated Debt Securities or Hovnanian Subordinated Debt Securities, aggregate principal amount, purchase price and denomination, and whether the Offered Debt Securities will be guaranteed by Hovnanian and/or by the subsidiary guarantors of Hovnanian as described under “— Description of Guarantees” below;

•	the date or dates on which the principal of the Offered Debt Securities is payable;

•	the method by which amounts payable in respect of principal, premium, if any, or interest, if any, on or upon the redemption of the Offered Debt Securities may be calculated;

•	the interest rate or rates, or the method by which it will be determined, and the date or dates from which the interest, if any, will accrue;

•	the date or dates on which the interest, if any, will be payable;

•	the place or places where and the manner in which the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable and the place or places where the Offered Debt Securities may be presented for transfer;

•	the right, if any, or obligation, if any, of Hovnanian or K. Hovnanian to redeem, repay or purchase the Offered Debt Securities pursuant to any sinking fund, amortization payments or analogous provisions, at the option of Hovnanian or K. Hovnanian or at the option of a holder thereof, and the period or periods within which, the price or prices or the method by which such price or prices will be determined, or both at which, the form or method of payment therefor if other than in cash and the terms and conditions upon which the Offered Debt Securities will be redeemed, repaid or purchased pursuant to the obligation;

•	the terms for conversion or exchange, if any, of the Offered Debt Securities;

•	any provision relating to the issuance of the Offered Debt Securities at an original issue discount;

•	if the amounts of payments of principal of, premium, if any, and interest, if any, on the Offered Debt Securities are to be determined with reference to an index, the manner in which those amounts will be determined;

•	any applicable United States federal income tax consequences;

•	the currency or currencies for which the Offered Debt Securities may be purchased and the currency or currencies in which principal, premium, if any, and interest, if any, may be payable;

•	the trustee with respect to the series of Offered Debt Securities; and

•	any other specific terms of the Offered Debt Securities, including any deleted, modified or additional Events of Default or remedies or additional covenants provided with respect to the Offered Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

Unless otherwise specified in any prospectus supplement, the debt securities will be issuable in registered form and in denominations of $2,000 and integral multiples of $1,000 in excess thereof, see Section 2.7. No service charge will be made for any transfer or exchange of any debt securities but the issuer or trustee may require payment of a sum sufficient to cover any tax or other governmental charge, payable in connection therewith, see Section 2.8.

Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be issued at an initial offering price below their stated principal amount. Special United States federal income tax considerations applicable to discounted debt securities or to some debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes will be described in the applicable prospectus supplement.

Unless otherwise specified in any prospectus supplement, in determining whether the holders of the requisite aggregate principal amount of outstanding debt securities of any series have given any request, demand, authorization, direction, notice, consent or waiver under the Indentures, the principal amount of any series of debt securities originally issued at a discount from their stated principal amount that will be deemed to be outstanding for such purposes will be the amount of the principal thereof that would be due and payable as of the date of the determination upon a declaration of acceleration of the maturity thereof.

Description of Guarantees.  Hovnanian will fully and unconditionally guarantee, pursuant to the K. Hovnanian Indentures, the due and prompt payment of the principal of and premium, if any, and interest on the K. Hovnanian Debt Securities any and all other obligations of K. Hovnanian to the holders of the K. Hovnanian Debt Securities and the trustee under the K. Hovnanian Indentures when and as the same shall become due and payable, whether at the stated maturity, by declaration of acceleration, call for redemption or otherwise. Any series of debt securities of Hovnanian may be guaranteed by, and any series of debt securities of K. Hovnanian may be further guaranteed by, certain subsidiaries of Hovnanian, the “subsidiary guarantees”, as provided in the applicable prospectus supplement relating to such series. If debt securities are guaranteed by subsidiary guarantors, that subsidiary guarantee will be set forth in a supplemental indenture.

Payments with respect to the guarantee by Hovnanian of the K. Hovnanian Senior Subordinated Debt Securities and K. Hovnanian Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of Hovnanian to the same extent and manner that payments with respect to the K. Hovnanian Senior Subordinated Debt Securities and K. Hovnanian Subordinated Debt Securities are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of K. Hovnanian as described under “Provisions Applicable Solely to Senior Subordinated Debt Securities and Subordinated Debt Securities” below. Likewise, payments with respect to subsidiary guarantees of Senior Subordinated Debt Securities and Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of each such subsidiary guarantor to the same extent and manner that payments with respect to the Senior Subordinated Debt Securities and Subordinated Debt Securities are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the issuer of such debt securities as described under “Provisions Applicable Solely to Senior Subordinated Debt Securities and Subordinated Debt Securities” below.

Global Securities.  The debt securities of a series may be issued in whole or in part in the form of one or more global securities, the “global securities”, that will be deposited with or on behalf of a depositary, “the depositary”, identified in the prospectus supplement relating to such series. Global securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security:

•	may not be transferred except as a whole; and

•	may only be transferred

•	by the depositary for the global security to its nominee,

•	by a nominee of the depositary to the depositary or another nominee of the depositary, or

•	by the depositary or any nominee to a successor depositary or nominee of the successor depositary, see Section 2.8.

The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series. Hovnanian and K. Hovnanian anticipate that the following provisions generally will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary for that global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with such depositary. Those accounts will be designated by the dealers, underwriters or agents with respect to those debt securities or by the issuer if the debt securities are offered and sold directly by the issuer. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary, participants, or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of these securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

As long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities of the series represented by that global security for all purposes under the Indenture governing those debt securities. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any of those debt securities in definitive form and will not be considered the owners or holders thereof under the Indenture governing those debt securities.

Payment of principal of, premium, if any, and interest, if any, on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. Hovnanian and K. Hovnanian expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium, if any, and interest, if any, in respect of a global security representing any of those debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security for those securities as shown on the records of such depositary or its nominee. Hovnanian and K. Hovnanian also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participants. Neither Hovnanian, K. Hovnanian, the trustee for such debt securities, any paying agent nor the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the issuer within 90 days, the issuer will issue individual debt securities of the applicable series in exchange for the global security representing the applicable series of debt securities. In addition, an issuer may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any debt securities of a series represented by a global security and, in such event, will issue individual debt securities of the applicable series in exchange for the global security representing the applicable series of debt securities. Further, if an issuer so specifies with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of that series may, on terms acceptable to the issuer, the trustee and the depositary for the global security, receive individual debt securities of the applicable series in exchange for beneficial interests, subject to any limitations described in the prospectus supplement relating to the debt securities. In this instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by the applicable global security equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Individual debt securities of the series so issued will be issued in registered form and in denominations, unless otherwise specified in the applicable prospectus supplement relating to that series of debt securities, of $2,000 and integral multiples of $1,000 in excess thereof.

Events of Default.  Unless otherwise specified in the applicable prospectus supplement, an Event of Default is defined under each Indenture with respect to the debt securities of any series issued under the applicable Indenture as being:

•	default in the payment of principal of or premium, if any, with respect to debt securities of the applicable series when due;

•	default in the payment of any installment of interest on any of the debt securities of that series when due, continued for 30 days;

•	default in the payment or satisfaction of any sinking fund or other purchase obligation with respect to debt securities of that series when due;

•	default in the performance of any other covenant of any of the obligors’ applicable to debt securities of that series, continued for 90 days after written notice to the obligors by the trustee or to the obligors and the trustee, by the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding requiring the same to be remedied; and

•	specified events of bankruptcy, insolvency or reorganization of the issuer, see Section 5.1.

If any Event of Default shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding, by notice in writing to Hovnanian or K. Hovnanian, as applicable, and to the trustee, if given by the holders, may declare the principal, or, in the case of any series of debt securities originally issued at a discount from their stated principal amount, the portion of the principal amount as may be specified in the terms of that series, of all of the debt securities of that series and the interest, if any, accrued thereon to be due and payable immediately. Subject to the conditions set forth in each Indenture, the declaration described in the preceding sentence may be rescinded by notice in writing to Hovnanian or K. Hovnanian, as applicable, and the trustee by holders of a majority in aggregate principal amount of the debt securities of the series then outstanding. This rescission will rescind and annul any declaration made pursuant to the first sentence of this paragraph and its consequences if all defaults under such Indenture are cured or waived, see Section 5.1.

Each Indenture provides that no holder of any series of debt securities then outstanding may institute any suit, action or proceeding with respect to, or otherwise attempt to enforce, that Indenture, unless:

•	the holder previously gave the trustee written notice of default and of the continuance thereof;

•	the holders of not less than 25% in aggregate principal amount of the applicable series of debt securities then outstanding made written request to the trustee to institute the suit, action or proceeding and offered to the trustee reasonable indemnity as it may require with respect thereto; and

•	the trustee, for 60 days after its receipt of the notice, request and offer of indemnity, neglected or refused to institute any action, suit or proceeding.

Subject to the subordination provisions applicable to the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the right, described in the above bullet points, of any holder of any debt security to receive payment of the principal of, premium, if any, or interest, if any, on that debt security, on or after the respective due dates, or to institute suit for the enforcement of any payment shall not be impaired or affected without the consent of the holder, see Section 5.4.

The holders of a majority in aggregate principal amount of the debt securities of the series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series, provided that the trustee may decline to follow that direction if the trustee determines that the action or proceeding is unlawful or would involve the trustee in personal liability, see Section 5.7.

Hovnanian and/or K. Hovnanian, as applicable, are required to furnish annually to the trustee a certificate as to compliance by Hovnanian and/or K. Hovnanian, as applicable, with all conditions and covenants under each Indenture, see Section 4.3.

Covenants.  The covenants, if any, that will apply to a particular series of debt securities will be as described in the applicable prospectus supplement relating to such series of debt securities. Except as described herein and as otherwise specified in the applicable prospectus supplement with respect to any series of debt securities, Hovnanian and/or K. Hovnanian as applicable may remove or add covenants without the consent of holders of the debt securities.

Discharge and Defeasance.  Unless otherwise specified in the applicable prospectus supplement, Hovnanian and/or K. Hovnanian, as applicable, can discharge or defease their respective obligations with respect to any series of debt securities as described below, see Article Ten.

Unless otherwise specified in any prospectus supplement, Hovnanian or K. Hovnanian, as applicable, may discharge all of its obligations, except those described below, to holders of any series of debt securities issued under any Indenture that have not already been delivered to the trustee for cancellation and that have either become due and payable, or are by their terms due and payable within one year or are to be called for redemption within one year, by irrevocably depositing with the trustee cash or U.S. Government Obligations, as defined in the Indenture, or a combination thereof, as trust funds in an amount to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding debt securities of that series and to make any mandatory sinking fund payments, if any, thereon when due.

Unless otherwise provided in the applicable prospectus supplement, Hovnanian or K. Hovnanian, as applicable, may also elect at any time to defease and be discharged from all of its obligations, except those described below, to holders of any series of debt securities issued under each Indenture, “defeasance”, or be released from all of their obligations with respect to specified covenants and certain events of default applicable to any series of debt securities issued under each Indenture, “covenant defeasance”, if, among other things:

•	Hovnanian or K. Hovnanian, as applicable, irrevocably deposit with the trustee cash or U.S. Government Obligations, or a combination thereof, as trust funds in an amount to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding debt securities of the applicable series and to make any mandatory sinking fund payments, if any, thereon when due;

•	the deposit will not result in a breach or violation of, or cause a default under, any material agreement or instrument (other than the Indenture) to which either Hovnanian or K. Hovnanian, as applicable, is a party or by which it is bound; and

•	Hovnanian or K. Hovnanian, as applicable, deliver to the trustee an opinion of counsel to the effect that the holders of the applicable series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance will not otherwise alter the United States federal income tax treatment of the holders’ principal of and interest payments, if any, on that series of debt securities.

In the case of defeasance, the opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture relating to the debt securities of such series, because this result would not occur under current tax law, see Section 10.4.

Notwithstanding the foregoing, no discharge, defeasance or covenant defeasance described above will affect the following obligations to, or rights of, the holders of any series of debt securities:

•	rights of registration of transfer and exchange of debt securities of the applicable series;

•	rights of substitution of mutilated, defaced, destroyed, lost or stolen debt securities of the applicable series;

•	rights of holders of debt securities of the applicable series to receive payments of principal thereof, premium, if any, and interest, if any, thereon, upon the original due dates therefore, but not upon acceleration, and to receive mandatory sinking fund payments thereon when due, if any;

•	rights, obligations, duties and immunities of the trustee;

•	rights of holders of debt securities of a series as beneficiaries with respect to property so deposited with the trustee payable to all or any of them; and

•	obligations of Hovnanian or K. Hovnanian, as applicable, to maintain an office or agency in respect of debt securities of the series, see Section 10.2.

Hovnanian or K. Hovnanian, as applicable, may exercise the defeasance option with respect to any series of debt securities notwithstanding the prior exercise of the covenant defeasance option with respect to any series of debt securities. If Hovnanian or K. Hovnanian, as applicable, exercises the defeasance option with respect to any series of debt securities, payment of that series of debt securities may not be accelerated because of an Event of Default with respect to that series of debt securities. If Hovnanian or K. Hovnanian, as applicable, exercises the covenant defeasance option with respect to any series of debt securities, payment of that series of debt securities may not be accelerated by reason of an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the cash and U.S. Government Obligations in the defeasance trust could be less than the principal of, premium, if any, and interest, if any, and any mandatory sinking fund payments, if any, then due on the series of debt securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Modification of the Indenture.  Except as otherwise provided in the applicable prospectus supplement, each Indenture provides that the obligors and the trustee may enter into supplemental indentures without the consent of the holders of the debt securities to:

•	evidence the assumption by a successor entity of the obligations of any of the obligors under that Indenture;

•	add covenants or new events of default for the protection of the holders of the debt securities;

•	cure any ambiguity or defect or correct any inconsistency in the Indenture;

•	establish the form and terms of debt securities of any series;

•	evidence the acceptance of appointment by a successor trustee;

•	secure the debt securities of the applicable series or provide for guarantees of the debt securities of any series and evidence the termination or discharge of any guarantee of or lien securing the debt securities of such series when permitted under the applicable Indenture;

•	designate a bank or trust company other than the trustee specified in the applicable prospectus supplement to act as trustee for a series of debt securities;

•	subject to the following paragraph, modify the existing covenants and events of default solely in respect of, or add new covenants and events of default that apply solely to, debt securities not yet issued and outstanding on the date of the supplemental indenture;

•	provide for the issuance of debt securities of any series in uncertificated form in addition to or in place of certificated debt securities of any series and exchangeability of those debt securities for fully registered debt securities;

•	modify, eliminate or add to the provisions of the Indenture as necessary to effect the qualification of the Indenture under the Trust Indenture Act of 1939 and to add provisions expressly permitted by that Act;

•	modify the provisions to provide for the denomination of debt securities in foreign currencies that will not adversely affect the interests of the holders of the debt securities in any material respect, see Section 8.1;

•	to conform the text of the applicable Indenture, Offered Debt Securities or guarantees to this “Description of Debt Securities” or the comparable provisions in the applicable prospectus supplement to the extent this “Description of Debt Securities” or such comparable provision in a prospectus supplement was intended to be a verbatim recitation of a provision of such Indenture, Offered Debt Securities or guarantees; and

•	make any other change with respect to the debt securities of any series that does not adversely affect the legal rights of holders of the debt securities of such series.

Each Indenture also contains provisions permitting the obligors and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, the applicable Indenture or any supplemental indenture or modify in any manner the rights of the holders of the debt securities of that series; provided that the obligors and the trustee may not, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated final maturity of any debt security, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest (including default interest), if any, thereon, reduce or alter the method of computation of any amount payable on redemption, repayment or purchase by the issuer, change the coin or currency in which principal, premium, if any, and interest, if any, are payable, reduce the amount of the principal of any original issue discount security payable upon acceleration or provable in bankruptcy, impair or affect the right to institute suit for the enforcement of any payment or repayment thereof or, if applicable, adversely affect any right of prepayment at the option of the holder or make any change adverse to the interests of the holders in the terms and conditions of the guarantee by Hovnanian or by the subsidiary guarantors or modify the ranking or priority of the debt securities of any series or any guarantees of the debt securities of such series; or

•	reduce the stated percentage in aggregate principal amount of debt securities of any series issued under the Indenture, see Section 8.2.

Consolidation, Merger, Sale or Conveyance.  Except as otherwise provided in the applicable prospectus supplement, the K. Hovnanian Indentures provide that K. Hovnanian or Hovnanian may, and the Hovnanian Indentures provide that Hovnanian may, without the consent of the holders of debt securities, consolidate with, merge into or transfer, exchange or dispose of all of its properties to, any other corporation or partnership organized under the laws of the United States, any state thereof or the District of Columbia, provided that:

•	the successor corporation or partnership assumes all obligations of K. Hovnanian or Hovnanian, as the case may be, by supplemental indenture satisfactory in form to the applicable trustee executed and delivered to that trustee, under the Indentures and the debt securities;

•	immediately after giving effect to the consolidation, merger, exchange or other disposition, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing; and

•	certain other conditions are met, see Section 9.1.

Conditions for Release of K. Hovnanian.  Except as otherwise provided in a prospectus supplement, each K. Hovnanian Indenture provides that K. Hovnanian may be released from its obligations under the K. Hovnanian Indenture and the K. Hovnanian Debt Securities, without the consent of the holders of the K. Hovnanian Debt Securities of any series, provided that:

•	Hovnanian or any successor to Hovnanian has assumed the obligations of K. Hovnanian under the K. Hovnanian Indenture and the K. Hovnanian Debt Securities by supplemental indenture satisfactory in form to the applicable trustee executed and delivered to that trustee;

•	Hovnanian delivers to the trustee an opinion of counsel to the effect that the holders of K. Hovnanian Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the release of K. Hovnanian from its obligations under the K. Hovnanian Indenture and the K. Hovnanian

Debt Securities and that such release will not otherwise alter the United States federal income tax treatment of the holders of the K. Hovnanian Debt Securities; and

•	certain other conditions are met, see Section 14.1 of the K. Hovnanian Indentures.

Provisions Applicable Solely to Senior Subordinated Debt Securities and Subordinated Debt Securities

Subordination.  The Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent described in the Subordinated Debt Indentures, to all Senior Indebtedness of the obligors. The Senior Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent described in the Senior Subordinated Debt Indentures, to all Senior Indebtedness of the obligors. The Senior Subordinated Debt Securities will rank senior to all existing and future Indebtedness of the obligors that is neither Senior Indebtedness of the obligors nor Senior Subordinated Indebtedness and only Indebtedness of the obligors that is Senior Indebtedness of the obligors will rank senior to the Senior Subordinated Debt Securities in accordance with the subordination provisions of the Senior Subordinated Debt Indentures.

Except as otherwise provided in the applicable prospectus supplement:

“Senior Indebtedness” of the obligors is defined in the Subordinated Debt Indentures and the Senior Subordinated Debt Indentures as Indebtedness of the obligors outstanding at any time, other than the Indebtedness evidenced by such debt securities, except:

•	any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that the Indebtedness is not senior or prior in right of payment to such debt securities or is pari passu or subordinate by its terms in right of payment to such debt securities;

•	renewals, extensions and modifications of any such Indebtedness;

•	any Indebtedness of the obligors to a wholly-owned Subsidiary of the obligors;

•	any liability for federal, state or local taxes;

•	interest accruing after the filing of a petition initiating certain events of bankruptcy or insolvency unless that interest is an allowed claim enforceable against the obligor in a proceeding under federal or state bankruptcy laws; and

•	trade payables.

“Senior Subordinated Indebtedness” of Hovnanian or K. Hovnanian, as applicable, is defined in the Senior Subordinated Debt Indentures as the applicable Senior Subordinated Debt Securities and any other Indebtedness of Hovnanian or K. Hovnanian, as applicable, that ranks pari passu with such Senior Subordinated Debt Securities. Any Indebtedness of Hovnanian or K. Hovnanian, as applicable, that is subordinate or junior by its terms in right of payment to any other Indebtedness of Hovnanian or K. Hovnanian, as applicable, will be subordinate to Senior Subordinated Indebtedness of Hovnanian or K. Hovnanian, as applicable, unless the instrument creating or evidencing the same or pursuant to which the same is outstanding specifically provides that this Indebtedness is to rank pari passu with other Senior Subordinated Indebtedness of Hovnanian or K. Hovnanian, as applicable, and is not subordinated by its terms to any Indebtedness of Hovnanian that is not Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable.

Senior Subordinated Indebtedness of Hovnanian as a guarantor of K. Hovnanian Senior Subordinated Debt Securities or of a subsidiary guarantor will have a similar meaning.

Except as otherwise provided in the applicable prospectus supplement, the following subordination provisions will apply to the Senior Subordinated Debt Securities and the Subordinated Debt Securities:

If:

•	Hovnanian or K. Hovnanian, as applicable, should default in the payment of any principal of, premium, if any, or interest, if any, on any Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, or

•	any other default with respect to Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, occurs and the maturity of the Senior Indebtedness has been accelerated in accordance with its terms, then, upon written notice of the default to Hovnanian or K. Hovnanian, as applicable, by the holders of the Senior Indebtedness or any trustee therefor, unless and until the default is cured or waived or has ceased to exist or the acceleration has been rescinded, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made for principal of, premium, if any, or interest, if any, on any of the Senior Subordinated Debt Securities or the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Senior Subordinated Debt Securities or the Subordinated Debt Securities other than those made in capital stock of Hovnanian, or cash in lieu of fractional shares thereof, see Section 13.1 of the Senior Subordinated Debt Indentures and Section 13.1 of the Subordinated Debt Indentures.

If any default, other than a default described in the bullet points directly above, occurs under the Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, pursuant to which the maturity thereof may be accelerated immediately or the expiration of any applicable grace periods occurs, a “Senior Nonmonetary Default”, then, upon the receipt by Hovnanian or K. Hovnanian, as applicable, and the trustee of written notice thereof, a “payment notice”, from or on behalf of holders of 25% or more of the aggregate principal amount of Senior Indebtedness specifying an election to prohibit the payment and other action by Hovnanian or K. Hovnanian, as applicable, in accordance with the following provisions of this paragraph Hovnanian or K. Hovnanian, as applicable, may not make any payment or take any other action that would be prohibited by the bullet points directly above during the period, the “payment blockage period” commencing on the date of receipt of the payment notice and ending on the earlier of:

•	the date, if any, on which the holders of such Senior Indebtedness or their representative notify the trustee that the Senior Nonmonetary Default is cured, waived or ceases to exist or the Senior Indebtedness to which the Senior Nonmonetary Default relates is discharged, or

•	the 120th day after the date of receipt of the payment notice.

Notwithstanding the provisions described in the immediately preceding bullet points, Hovnanian or K. Hovnanian, as applicable, may resume payments on the Senior Subordinated Debt Securities and the Subordinated Debt Securities after the payment blockage period. After the expiration of the initial payment blockage period, no subsequent payment blockage period may be commenced on the basis of a Senior Nonmonetary Default which existed or was continuing on the date of the commencement of the initial payment blockage period until at least 270 consecutive days have elapsed from the last day of the initial payment blockage period.

If:

•	without the consent of Hovnanian or K. Hovnanian, as applicable, a receiver, conservator, liquidator or trustee of Hovnanian or K. Hovnanian, as applicable, or of any of its property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and the decree or order remains in effect for more than 60 days, Hovnanian or K. Hovnanian, as applicable, is adjudicated bankrupt or insolvent, any of its property is sequestered by court order and that order remains in effect for more than 60 days, or a petition is filed against Hovnanian or K. Hovnanian, as applicable, under any state or federal bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction whether now or hereafter in effect, and is not dismissed within 60 days after such filing;

•	Hovnanian or K. Hovnanian, as applicable:

•	commences a voluntary case or other proceeding seeking liquidation, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other relief with respect to itself or its debt or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property;

•	consents to any such relief or to the appointment of or taking possession by any of the above officials in an involuntary case or other proceeding commenced against it;

•	fails generally to, or cannot, pay its debts generally as they become due;

•	takes any corporate action to authorize or effect any of the foregoing; or

•	any Subsidiary of the obligor takes, suffers or permits to exist any of the events or conditions referred to in any of the above bullet points,

then all Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, including any interest thereon accruing after the commencement of any proceedings, will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made by the obligor to any holder of Senior Subordinated Debt Securities or Subordinated Debt Securities on account of the principal of, premium, if any, or interest, if any, on the Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be.

Any payment or distribution, whether in cash, securities or other property, other than securities of Hovnanian or K. Hovnanian, as applicable, or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the indebtedness evidenced by the Senior Subordinated Debt Securities or the Subordinated Debt Securities, to the payment of all Senior Indebtedness of the obligor then outstanding and to any securities issued in respect thereof under a plan of reorganization or readjustment, that would otherwise, but for the subordination provisions, be payable or deliverable in respect of the Senior Subordinated Debt Securities or the Subordinated Debt Securities of any series will be paid or delivered directly to the holders of Senior Indebtedness of the obligor in accordance with the priorities then existing among such holders until all Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, including any interest thereon accruing after the commencement of proceedings, has been paid in full. In the event of any proceeding, after payment in full of all sums owing with respect to Senior Indebtedness of the obligor, the holders of Senior Subordinated Debt Securities, together with the holders of any obligations of the obligor ranking on a parity with the Senior Subordinated Debt Securities, will be entitled to be repaid from the remaining assets of Hovnanian or K. Hovnanian, as applicable, the amounts at that time due and owing on account of unpaid principal of, premium, if any, or interest, if any, on the Senior Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the obligor ranking junior to the Senior Subordinated Debt Securities, including the Subordinated Debt Securities, and such other obligations, see Section 13.1 of the Senior Subordinated Debt Indentures and Section 13.1 of the Subordinated Debt Indentures.

If any payment or distribution of any character, whether in cash, securities or other property, other than securities of Hovnanian or K. Hovnanian, as applicable, or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Senior Subordinated Debt Securities or the Subordinated Debt Securities, to the payment of all Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, then outstanding and to any securities issued in respect thereof under the plan of reorganization or readjustment, will be received by the trustee, or any holder of any Senior Subordinated Debt Securities or Subordinated Debt Securities in contravention of any of the terms of the Senior Subordinated Debt Indenture or the Subordinated Debt Indenture, as the case may be, such payment or distribution of securities will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, then outstanding in accordance with the priorities then existing among the holders for application to the payment of all Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, remaining unpaid to the extent necessary to pay all the Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, in full, see Section 13.1 of the Senior Subordinated Debt Indentures and Section 13.1 of the Subordinated Debt Indentures.

By reason of the subordination, in the event of the insolvency of Hovnanian or K. Hovnanian, as applicable, holders of Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, may receive more, ratably, than holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities of Hovnanian or K. Hovnanian,

as applicable. Subordination will not prevent the occurrence of any Event of Default, as defined in the Indentures, or limit the right of acceleration in respect of the Senior Subordinated Debt Securities or Subordinated Debt Securities.

Concerning the Trustee

Information concerning the trustee for a series of debt securities will be set forth in the prospectus supplement relating to that series of debt securities. Hovnanian, K. Hovnanian and certain of Hovnanian’s other subsidiaries may maintain bank accounts, borrow money and have other commercial banking, investment banking and other business relationships with the trustee under an Indenture and its affiliates in the ordinary course of business. The trustee under an Indenture or its affiliates may participate as underwriters, agents or dealers in any offering of K. Hovnanian debt securities and/or Hovnanian debt securities.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock and the preferred stock that may be offered from time to time pursuant to this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to Hovnanian’s amended certificate of incorporation, the “Certificate of Incorporation” and restated bylaws, the “Restated By-Laws” that are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware. The summary below and that contained in any prospectus supplement is qualified in its entirety by reference to the Certificate of Incorporation and Restated By-laws.

The authorized capital stock of Hovnanian is 230,100,000 shares consisting of 200,000,000 shares of Class A Common Stock, par value $.01 per share, the “Class A Common Stock”, 30,000,000 shares of Class B Common Stock, par value $.01 per share, the “Class B Common Stock”, and 100,000 shares of preferred stock, par value $.01 per share, in the series and with the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by the Board of Directors of Hovnanian for each series.

Common Stock

As of December 17, 63,277,710 shares of Class A Common Stock and 14,564,595 shares of Class B Common Stock were issued and outstanding. The Class A Common Stock is traded on the New York Stock Exchange under the symbol “HOV”. There is no established public trading market for the Class B Common Stock. In order to trade Class B Common Stock, the shares must be converted into Class A Common Stock on a one-for-one basis. Any offering of common stock made hereby will consist only of Class A Common Stock. The outstanding Class A Common Stock is, and any Class A Common Stock offered pursuant to this prospectus and any prospectus supplement when issued and paid for will be, fully paid and non-assessable.

Dividends.  Dividends on the Class A Common Stock will be paid if, when and as determined by the Board of Directors of Hovnanian out of funds legally available for this purpose. Certain debt instruments to which Hovnanian is a party contain restrictions on the payment of cash dividends. As a result of the most restrictive of these provisions, Hovnanian is not currently able to pay any cash dividends and anticipates that it will be prohibited from doing so for the foreseeable future. Hovnanian has never paid cash dividends on its Class A Common Stock nor does it currently intend to pay cash dividends on its Class A Common Stock. If and when declared, the amount of any regular cash dividend payable on a share of Class A Common Stock will be an amount equal to 110% of the corresponding regular cash dividend payable on a share of Class B Common Stock.

Voting Rights.  Holders of Class A Common Stock are entitled to one vote for each share held by them on all matters presented to shareholders. Holders of Class B Common Stock are generally entitled to ten votes per share.

Liquidation Rights.  After satisfaction of the preferential liquidation rights of any preferred stock, the holders of the Class A Common Stock and Class B Common Stock are entitled to share ratably as a single class in the distribution of all remaining net assets.

Preemptive and Other Rights.  The holders of Class A Common Stock do not have preemptive rights as to additional issues of common stock or conversion rights. The shares of Class A Common Stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions. The rights, preferences and privileges of holders of Class A Common Stock are subject to, and may be adversely affected by, the rights of the holder of shares of any series of preferred stock that Hovnanian may designate and issue in the future.

Preferred Stock

The Certificate of Incorporation authorizes the Board of Directors of Hovnanian to issue from time to time up to 100,000 shares of preferred stock, in one or more series, and with the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by the Board of Directors of Hovnanian for each series. The preferred stock may be used by the Board of Directors of Hovnanian without further action by Hovnanian’s stockholders as an anti-takeover device. As of December 17, 2010, 5,600 shares of Hovnanian’s preferred stock were issued and outstanding, consisting of entirely of Hovnanian’s 7.625% Series A Preferred Stock (liquidation preference $25,000.00 per share) par value $.01 per share, the “Series A Preferred Stock”.

The applicable prospectus supplement will describe the terms of any preferred stock that may be offered, including the number of shares, dividend rate and dividend period, liquidation value, voting rights, conversion rights (if any), dividend and liquidation preferences, redemption terms, whether depositary shares representing fractional interests will be offered, and any other rights, privileges and limitations thereof.

7.625% Series A Preferred Stock

Dividends on the Series A Preferred Stock are not cumulative. The Series A Preferred Stock ranks senior to Hovnanian’s common stock with respect to the payment of dividends to the extent provided in the Certificate of Designations, Powers, Preferences and Rights of the 7.625% Series A Preferred Stock (the “Certificate”). The Certificate provides that unless dividends have been declared and paid or set apart for payment on the Series A Preferred Stock for the then-currently quarterly dividend period, no dividend may be declared or paid or set apart for payment on Hovnanian’s common stock for that period, other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of Hovnanian or any other stock of Hovnanian ranking, as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of Hovnanian, junior to the Series A Preferred Stock.

The Series A Preferred Stock is traded as depositary shares, with each depositary share representing 1/1000th of a share of Series A Preferred Stock, and is listed on the NASDAQ Global Market under the symbol “HOVNP”.

The Series A Preferred Stock has no voting rights except as provided for in the Certificate or as otherwise required by law. However, so long as any shares of Series A Preferred Stock are outstanding, Hovnanian will not, without the vote of the holders of at least a majority of the shares of the Series A Preferred Stock, (1) authorize, create or issue any capital stock of Hovnanian ranking, as to dividends or upon liquidation, dissolution or winding up, senior to the Series A Preferred Stock, or reclassify any authorized capital stock of Hovnanian into any such shares of such capital stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (2) amend, alter or repeal the Certificate, or the certificate of incorporation of Hovnanian, whether by merger, consolidation or otherwise, in a way that adversely affects the powers, preferences or special rights of the Series A Preferred Stock. Any increase in the amount of authorized common stock or preferred stock or any increase or decrease in the number of shares of any series of preferred stock or the authorization, creation and issuance of other classes or series of stock, in each case ranking equally with or junior to the Series A Preferred Stock will not be deemed to adversely affect such powers, preferences or special rights.

The Series A Preferred Stock has liquidation preferences over Hovnanian’s common stock. Upon any liquidation, dissolution or winding up of Hovnanian, the holders of the Series A Preferred Stock will be entitled to receive out of the assets of Hovnanian available for distribution to its stockholders, an amount equal to the liquidation preference of $25,000.00 per share plus all accrued and unpaid dividends before any payment or distribution out of Hovnanian’s assets may be made to or set apart for the holders of Hovnanian’s common stock or other junior equity. If, upon any liquidation, dissolution or winding up of Hovnanian, the assets of Hovnanian, or proceeds thereof, distributable among the holders of shares Series A Preferred Stock and any stock ranking equally with the Series A Preferred Stock shall be insufficient to pay in full the preferential amounts to which such stock would be entitled, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. Neither a consolidation nor merger of Hovnanian, nor a sale, lease, exchange or transfer of all or substantially all of Hovnanian’s assets will be deemed to be a liquidation, dissolution or winding up of Hovnanian.

Rights Plan

On July 29, 2008, the Board of Directors of Hovnanian adopted a rights plan, the “Rights Plan,” and declared a dividend of one preferred share purchase right for each outstanding share of Class A Common Stock and Class B Common Stock, which was subsequently paid to stockholders of record as of August 15, 2008. Subject to the terms, provisions and conditions of the rights plan, if and when they become exercisable, each right would entitle its holder to purchase from Hovnanian one ten-thousandth of a share of Hovnanian’s Series B Junior Preferred Stock for a purchase price of $35.00, the “Purchase Price.” If issued, each fractional share of Preferred Stock would give the stockholder approximately the same dividend, voting and liquidation rights as does one share of Hovnanian’s Class A Common Stock. However, prior to exercise, a right does not give its holder any rights as a stockholder of Hovnanian, including without limitation any dividend, voting or liquidation rights.

The Board of Directors of Hovnanian adopted the Rights Plan in an effort to protect stockholder value by attempting to protect against a possible limitation on Hovnanian’s ability to use our net operating loss carryforwards, “NOLs,” to reduce potential future federal income tax obligations. Hovnanian has experienced and continues to experience substantial operating losses, and under the Internal Revenue Code and rules promulgated by the Internal Revenue Service, Hovnanian may “carry forward” these losses in certain circumstances to offset any current and future earnings and thus reduce its federal income tax liability, subject to certain requirements and restrictions. To the extent that the NOLs do not otherwise become limited, Hovnanian believes that it will be able to carry forward a significant amount of NOLs, and therefore these NOLs could be a substantial asset to Hovnanian. However, if Hovnanian experiences an “Ownership Change,” as defined in Section 382 of the Internal Revenue Code, Hovnanian’s ability to use the NOLs will be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could therefore significantly impair the value of that asset. The Rights Plan is intended to act as a deterrent to any person or group acquiring 4.9% or more of our outstanding Class A Common Stock, an “Acquiring Person,” without the approval of Hovnanian’s Board.

Exercisability.  The rights will not be exercisable until the earlier of (i) 10 business days after a public announcement by us that a person or group has become an Acquiring Person and (ii) 10 business days after the commencement of a tender or exchange offer by a person or group for 4.9% of the Class A Common Stock.

Until the date that the rights become exercisable, the “Distribution Date,” the rights are evidenced by Hovnanian’s Class A Common Stock and Class B Common Stock certificates which contain a notation to that effect. Any transfer of shares of Class A Common Stock and/or Class B Common Stock prior to the Distribution Date constitutes a transfer of the associated rights. After the Distribution Date, the rights may be transferred separately from the transfer of the underlying shares of Class A Common Stock or Class B Common Stock. After the Distribution Date, each holder of a right, other than rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a right and payment of the Purchase Price, that number of shares of Class A Common Stock or Class B Common Stock, as the case may be, having a market value of two times the Purchase Price.

Exchange.  After the Distribution Date, the Board of Directors may exchange the rights (other than rights owned by an Acquiring Person which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or a fractional share of Series B Preferred Stock (or of a share of a similar class or series of Hovnanian’s preferred stock having similar rights, preferences and privileges) of equivalent value, per right (subject to adjustment).

Expiration.  The rights and the Rights Plan will expire on the earliest of (i) August 14, 2018, (ii) the time at which the rights are redeemed pursuant to the Rights Agreement, (iii) the time at which the rights are exchanged pursuant to the Rights Agreement, (iv) the repeal of Section 382 of the Internal Revenue Code or any successor statute if the Board of Directors determines that the Rights Agreement is no longer necessary for the preservation of tax benefits, and (v) the beginning of a taxable year of Hovnanian to which the Board of Directors determines that no tax benefits may be carried forward.

Redemption.  At any time prior to the time an Acquiring Person becomes such, the Board of Directors may redeem the rights in whole, but not in part, at a price of $0.01 per right, the “Redemption Price.” The redemption of the rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the Redemption Price.

Anti-Dilution Provisions.  The Board of Directors may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding rights to prevent dilution that may occur as a result of certain events, including among others, a stock dividend, a stock split or a reclassification of the preferred shares or Hovnanian’s Class A Common Stock or Class B Common Stock. No adjustments to the purchase price of less than 1% will be made.

Amendments.  Before the Distribution Date, the Board of Directors may amend or supplement the Rights Plan without the consent of the holders of the rights. After the Distribution Date, the Board of Directors may amend or supplement the rights Plan only to cure an ambiguity, to alter time period provisions, to correct inconsistent provisions, or to make any additional changes to the Rights Plan, but only to the extent that those changes do not impair or adversely affect any rights holder.

Transfer Restrictions in the Certificate of Incorporation

At a special meeting of stockholders held on December 5, 2008, Hovnanian’s stockholders approved an amendment to its Certificate of Incorporation to restrict certain transfers of Class A Common Stock in order to preserve the tax treatment of Hovnanian’s NOLs under Section 382 of the Internal Revenue Code. Subject to certain exceptions pertaining to pre-existing 5% stockholders and Class B stockholders, the transfer restrictions in the amended Certificate of Incorporation generally restrict any direct or indirect transfer (such as transfers of Hovnanian’s stock that result from the transfer of interests in other entities that own Hovnanian’s stock) if the effect would be to: (i) increase the direct or indirect ownership of Hovnanian’s stock by any person (or public group) from less than 5% to 5% or more of Hovnanian’s common stock; (ii) increase the percentage of Hovnanian’s common stock owned directly or indirectly by a person (or public group) owning or deemed to own 5% or more of Hovnanian’s common stock; or (iii) create a new public group. Transfers included under the transfer restrictions include sales to persons (or public groups) whose resulting percentage ownership (direct or indirect) of common stock would exceed the 5% thresholds discussed above, or to persons whose direct or indirect ownership of common stock would by attribution cause another person (or public group) to exceed such threshold.

DESCRIPTION OF DEPOSITARY SHARES

The following description of depositary shares representing shares of our preferred stock sets forth certain general terms and provisions of depositary agreements, depositary shares and depositary receipts. The particular terms of the depositary shares and related agreements and receipts will be described in the prospectus supplement relating to those depositary shares. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, the applicable depositary agreement, a form of which has been incorporated by reference as an exhibit to the Registration Statement of which this prospectus forms a part, and the depositary receipts, which will be filed as exhibits to the Registration Statement or filed as exhibits to one or more current reports on Form 8-K and incorporated by reference herein. The specific terms of the depositary shares as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus.

General

Hovnanian may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, Hovnanian will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Hovnanian and a bank or trust company selected by Hovnanian having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to the registered holder purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Shares of preferred stock represented by depositary shares may be withdrawn from the depositary arrangement upon surrender of depositary receipts at the principal office of the preferred stock depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement. Subject to the terms of the deposit agreement, the holder of depositary receipts will receive the appropriate number of shares of preferred stock and any money or property represented by such depositary shares. Only whole shares of preferred stock may be withdrawn; if a holder holds an amount of depositary shares in excess of whole shares of preferred stock, the preferred stock depositary will deliver along with the withdrawn shares of preferred stock a new depositary receipt evidencing the excess number of depositary shares. Except as described in the deposit agreement, holders of withdrawn shares of preferred stock will not be entitled to redeposit such shares or to receive depositary shares.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with Hovnanian’s approval, sell such property and distribute the net proceeds from such sale to such holders.

If Hovnanian offers to the holders of a series of preferred stock represented by the depositary shares any rights, preferences or privileges to subscribe for or to purchase any securities or of any other nature, the preferred stock depositary will make such rights, preferences or privileges available to the record holders of depositary shares either by the issue of warrants representing such rights, preferences or privileges or by such other method as approved by the preferred stock depositary and Hovnanian. If the preferred stock depositary determines that this is not lawful or feasible or if it is instructed by a holder that such holder does not want to exercise such rights, preferences or privileges, it may, with Hovnanian’s approval, sell such rights, preferences or privileges and distribute the net proceeds from such sale to the holders of depositary shares entitled thereto.

Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever Hovnanian redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by such other equitable method as the preferred stock depositary may decide.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will endeavor, as practicable, to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

Hovnanian will agree to take all actions that the preferred stock depositary may deem necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Changes Affecting Preferred Stock

Upon any change in par or stated value, split-up, combination or any other reclassification of the series of preferred stock represented by the depositary shares, or upon any recapitalization, reorganization, merger, amalgamation or consolidation affecting Hovnanian or to which it is a party, the preferred stock depositary may in its discretion, with the approval and instructions of Hovnanian, and in such manner as the preferred stock depositary may deem equitable, treat any securities which shall be received by the preferred stock depositary in exchange for or upon conversion of or in respect of such preferred stock as new deposited securities received in exchange for or upon conversion or in respect of such preferred stock and make such adjustments in:

•	the fraction of an interest represented by one depositary share in one share of such preferred stock; and

•	the ratio of the redemption price per depositary share to the redemption price of a share of such preferred stock,

in each case as may be necessary to fully reflect the effects of such change.

With the approval of Hovnanian, the preferred stock depositary may execute and deliver additional depositary receipts, or may call for the surrender of all outstanding depositary receipts to be exchanged for new depositary receipts specifically describing such new deposited securities.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Hovnanian and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Hovnanian.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

Hovnanian will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Hovnanian also will pay charges of the depositary in connection with the deposit of preferred stock and any redemption of preferred stock. The amount paid as dividends or otherwise distributable by the preferred stock depositary with respect to the depositary shares or the underlying preferred stock will be reduced by any amounts required to be withheld by Hovnanian or the preferred stock depositary on account of taxes or other governmental charges. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts. The preferred stock depositary may refuse to make any payment or distribution, or any transfer, exchange or withdrawal of any depositary shares or shares of preferred stock, until such taxes or other governmental charges are paid.

Transfer, Surrender and Exchange

Depositary receipts may be transferred, surrendered or exchanged in accordance with the deposit agreement. The preferred stock depositary, its agents or Hovnanian may require a holder, among other things, to furnish appropriate endorsements and transfer documents. The preferred stock depositary is not required to accept deposits of preferred stock or to register transfers, surrenders or exchanges of depositary shares during any period when the register of stockholders of Hovnanian is closed or in order to comply with any requirement of law, government or governmental body, commission or the deposit agreement.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to Hovnanian notice of its intent to do so, and Hovnanian may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward all reports and communications from Hovnanian which are delivered to the preferred stock depositary and which Hovnanian is required to furnish to the holders of the deposited preferred stock.

Neither the preferred stock depositary nor Hovnanian will be liable if it or Hovnanian are prevented or delayed by law or any circumstances beyond its or Hovnanian’s control in performing its or Hovnanian’s obligations under the deposit agreement. Hovnanian’s obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of Hovnanian’s and their duties thereunder, and neither Hovnanian nor they will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Hovnanian and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Concerning the Preferred Stock Depositary

Information concerning the preferred stock depositary for a series of preferred stock represented by depositary shares will be set forth in the prospectus supplement relating to that series of preferred stock. Hovnanian and certain of its subsidiaries may maintain bank accounts, borrow money and have other commercial banking, investment banking and other business relationships with the preferred stock depositary and its affiliates in the ordinary course of business. The preferred stock depositary or its affiliates may participate as underwriters, agents or dealers in any offering of depositary shares.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

The following description of stock purchase contracts and stock purchase units sets forth certain general terms of the stock purchase contracts and/or stock purchase units that Hovnanian may issue. The particular terms of any stock purchase contracts or stock purchase units will be described in the prospectus supplement relating to the stock purchase contracts or stock purchase units. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, the stock purchase contracts, the collateral arrangements and any depositary arrangements relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued which will be filed with the Commission promptly after the offering of such stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

Hovnanian may issue stock purchase contracts representing contracts obligating holders to purchase from Hovnanian and Hovnanian to sell to the holders shares of Class A Common Stock, shares of preferred stock or depositary shares at a future date or dates. The price per share of Class A Common Stock, preferred stock or depositary shares may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

•	debt securities issued by either Hovnanian or K. Hovnanian, or

•	debt obligations of third parties, including U.S. Treasury securities,

securing the holder’s obligations to purchase the Class A Common Stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing each holder’s obligations under the original stock purchase contract.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, Hovnanian or K. Hovnanian may issue units consisting of one or more warrants, debt securities, shares of Class A Common Stock or preferred stock, depositary shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the Units and of the warrants, debt securities, common stock, depository shares and preferred stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

DESCRIPTION OF WARRANTS

The following description of the terms of the warrants sets forth certain general terms that may apply to the warrants that Hovnanian or K. Hovnanian may offer. The particular terms of any warrants will be described in the applicable prospectus supplement accompanying this prospectus. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, the applicable warrant agreement, a form of which has been incorporated by reference as an exhibit to the Registration Statement of which this prospectus forms a part. The specific terms of warrants as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus.

Hovnanian may issue warrants, including warrants to purchase Class A Common Stock, preferred stock or Depositary Shares and warrants to purchase Hovnanian Debt Securities. K. Hovnanian may issue warrants to purchase K. Hovnanian Debt Securities. All obligations of K. Hovnanian under the K. Hovnanian warrants will be fully and unconditionally guaranteed by Hovnanian. Warrants may be issued independently of or together with any other securities and may be attached to or separate from such securities. Obligations of Hovnanian and K. Hovnanian under the warrants may be guaranteed by the subsidiary guarantors. Each series of warrants will be issued under a separate warrant agreement, each a “warrant agreement” to be entered into among Hovnanian and/or K. Hovnanian and any subsidiary guarantors and a warrant agent, the “warrant agent”. The warrant agent will act solely as an agent of Hovnanian and/or K. Hovnanian in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of warrants. The following describes some general terms and provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreement will be described in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, aggregate principal amount and terms of the securities purchasable upon exercise of the warrants;

•	the designation and terms of the securities with which the warrants are issued and the number of the warrants issued with each such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the price at which the securities purchasable upon exercise of the warrants may be purchased, and any provisions for changes to or adjustments in such exercise price;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain United States Federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exercise of the warrants.

PLAN OF DISTRIBUTION

Hovnanian and K. Hovnanian may sell the securities to or through underwriters or dealers, and also may sell the offered securities directly to one or more other purchasers or through agents. The applicable prospectus supplement will list the names of any underwriters or agents involved in the sale of the offered securities and any applicable commissions or discounts, and will also describe the method of distribution of the securities offered thereby, the purchase price and the proceeds to be received from the sale, and any securities exchanges on which the securities of such series may be listed.

Hovnanian, K. Hovnanian or any of their agents may directly solicit offers to purchase these securities. The applicable prospectus supplement will name any agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the securities in respect of which this prospectus is delivered, and will set forth any commissions payable to that agent by Hovnanian or K. Hovnanian, as the case may be. Unless otherwise indicated in the prospectus supplement, any such agency will be acting in a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for Hovnanian or K. Hovnanian in the ordinary course of business.

If Hovnanian or K. Hovnanian utilizes an underwriter or underwriters in the sale, they will execute an underwriting agreement with such underwriters at the time of sale to them and will set forth in the applicable prospectus supplement the names of the underwriters and the terms of the transaction. The underwriters will use the prospectus supplement to make releases of the securities in respect of which this prospectus is delivered to the public.

If Hovnanian or K. Hovnanian utilizes a dealer in the sale of the securities in respect of which this prospectus is delivered, Hovnanian or K. Hovnanian, as the case may be, will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transaction.

Underwriters, dealers or agents may offer and sell the offered securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. In connection with the sale of the securities, underwriters or agents may be deemed to have received compensation from Hovnanian or K. Hovnanian in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters or agents may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

The preferred stock, depositary shares, debt securities, stock purchase contracts, stock purchase units, units and warrants, when first issued, will have no established trading market. Any underwriters or agents to or through whom offered securities are sold by Hovnanian or K. Hovnanian for public offering and sale may make a market in such offered securities, but the underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any offered securities. The applicable prospectus supplement set forth whether or not underwriters or agents may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of debt securities offered thereby at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Any underwriters, dealers or agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers or agents may be entitled, under agreements entered into with Hovnanian or K. Hovnanian, to indemnification against or contribution toward certain civil liabilities, including liabilities under the Securities Act.

If so indicated in the prospectus supplement, Hovnanian or K. Hovnanian will authorize underwriters or other persons acting as its or their agents to solicit offers by certain institutions to purchase securities from it or them pursuant to contracts providing for payment and delivery on a future date. Institutions with which contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to the condition that the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and agents will not have any responsibility in respect of the validity or performance of such contracts.

The applicable prospectus supplement will set forth the place and time of delivery for the securities in respect of which this prospectus is delivered.

LEGAL MATTERS

Certain legal matters with respect to the validity of the offered securities will be passed upon for Hovnanian and K. Hovnanian by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP will rely, as to matters of California law, on the opinion of Peter S. Reinhart, Esq., Senior Vice-President and General Counsel for Hovnanian and K. Hovnanian. Peter S. Reinhart, Esq., beneficially owns, directly and indirectly, less than 1% of the common stock of Hovnanian, which does not include any shares of common stock over which Mr. Reinhart may have investment or voting power in his capacity as trustee of a trust in which he has no financial interest. Certain legal matters in connection with the offered securities may also be passed upon for any agents or underwriters by counsel specified in the prospectus supplement.

EXPERTS

The consolidated financial statements as of October 31, 2010 and 2009, and for the years then ended incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K for the year ended October 31, 2010 and the effectiveness of Hovnanian’s internal control over financial reporting as of October 31, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the reports of such firm given on their authority as experts in accounting and auditing.

The consolidated financial statements of Hovnanian for the year ended October 31, 2008 appearing in Hovnanian’s Annual Report (Form 10-K) for the year ended October 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.